 As filed with the Securities and Exchange Commission on October 19, 1999

                                                Registration No. 333-86787

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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                --------------

                             Amendment No. 1

                                    to
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                --------------

                             SmarterKids.com, Inc.
            (Exact name of registrant as specified in its charter)

                                --------------
        Delaware                     5945                  06-1364380
     (State or other     (Primary Standard Industrial   (I.R.S. Employer
      jurisdiction        Classification Code Number)Identification Number)
   of incorporation or
      organization)

                                --------------

                              200 Highland Avenue
                               Needham, MA 02494
                                (781) 449-7567
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                --------------

                                David A. Blohm
                     President and Chief Executive Officer
                             SmarterKids.com, Inc.
                              200 Highland Avenue
                               Needham, MA 02494
                                (781) 449-7567
               (Name, address including zip code, and telephone
              number, including area code, of agent for service)

                                --------------
                                  Copies to:

              Gordon H. Hayes, Esq.                              John A. Burgess, Esq.
            Edwin L. Miller, Jr., Esq.                          William S. Gehrke, Esq.
         Testa, Hurwitz & Thibeault, LLP                           Hale and Dorr LLP
                 125 High Street                                    60 State Street
           Boston, Massachusetts 02110                        Boston, Massachusetts 02109
               Tel: (617) 248-7000                                Tel: (617) 526-6000
               Fax: (617) 248-7100                                Fax: (617) 526-5000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                --------------

                     CALCULATION OF REGISTRATION FEE

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
        Title of Each Class of              Proposed Maximum            Amount of
     Securities to be Registered       Aggregate Offering Price(1) Registration Fee(2)
--------------------------------------------------------------------------------------
Common Stock, $.01 par value.........          $77,625,000               $21,580

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) The fee of $16,680 was previously paid with the initial filing of this Registration Statement with the Commission on September 9, 1999. A fee of $4,900 is hereby paid in connection with this filing.

                                --------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed.        +
+Underwriters may not confirm sales of these securities until the registration +
+statement filed with the Securities and Exchange Commission becomes           +
+effective. This prospectus is not an offer to sell these securities and it is + +not soliciting offers to buy these securities in any jurisdiction where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 19, 1999

PROSPECTUS

                             4,500,000 Shares

                                     (LOGO)

                                  Common Stock

  This is an initial public offering of common stock by SmarterKids.com, Inc. The estimated initial public offering price will be between $13.00 and $15.00 per share.

                                   ---------

  Prior to this offering, there has been no public market for the common stock. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol SKDS.

                                   ---------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price...................................   $       $
Underwriting discounts and commissions..........................   $       $
Proceeds to SmarterKids.com, before expenses....................   $       $

  SmarterKids.com and two selling stockholders have granted the underwriters options for a period of 30 days to purchase up to 675,000 additional shares of common stock.

                                   ---------

         Investing in the common stock involves a high degree of risk.

                  See "Risk Factors" beginning on page 8.

                                   ---------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Hambrecht & Quist

                            U.S. Bancorp Piper Jaffray

                                                                      E*OFFERING

      , 1999

[COMPANY LOGO APPEARS HERE]

HELPING PARENTS HELP THEIR CHILDREN LEARN

[PICTURE OF HAPPY CHILD]

MySmarterKids
Parents can enter information about their child's education and development in MySmarterKids to get products recommendations tailored to their child's developmental profile.

Smarter Products
Every product at SmarterKids.com has been carefully selected and reviewed by teachers and education specialists for quality, depth, content and fun.

[PICTURE OF SELECTED PRODUCTS]

The Destination for Educational Products and Resources

[PICTURE OF COMPANY WEBSITE SHOWING PRODUCTS, SERVICES AND ADDITIONAL RESOURCES OFFERED BY THE COMPANY]

[PICTURE OF MOTHER WITH 2 CHILDREN]

Age/Grade Based Shopping
Whether gift-giving or finding great educational products for your child, we've designed SmarterKids.com to make it easy and convenient to shop.

[PICTURE OF SELECTED PRODUCTS]

Parents Center
Our Parents Resource Center offers fun educational activities and ideas for the entire family, and a variety of parent-friendly learning resources.

Recommendations
Our popular Best Sellers, Teachers' Favorites and Parents' Favorites product categories are just one click away.

Additional Resources
SmarterKids.com offers a number of easy-to-use resources that help parents determine how their individual child learns best.

[PICTURE OF FATHER AND SON READING]

                               TABLE OF CONTENTS

                                                                          Page
                                                                      --- ----
   Prospectus Summary................................................       4
   Risk Factors......................................................       8
   Forward-Looking Statements........................................      22
   Use of Proceeds...................................................      22
   Dividend Policy...................................................      22
   Capitalization....................................................      23
   Dilution..........................................................      25
   Selected Financial Data...........................................      26
   Management's Discussion and Analysis of Financial Condition and
    Results of Operations............................................      28
   Business..........................................................      37
   Management........................................................      49
   Principal Stockholders............................................      58
   Shares Eligible for Future Sale...................................      61
   Certain Transactions..............................................      63
   Description of Securities.........................................      64
   Underwriting......................................................      67
   Legal Matters.....................................................      70
   Experts...........................................................      70
   Where You Can Find More Information...............................      70
   Index to Financial Statements.....................................     F-1

                               ----------------

   We maintain a World Wide Web site at www.smarterkids.com. Information contained on our website does not constitute part of this prospectus.

   SmarterKids.com, SmarterKids, MySmarterKids and SmartPicks are trademarks of SmarterKids.com, Inc. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and the notes to those financial statements, before making an investment decision.

                                SmarterKids.com

   SmarterKids.com is a leading online retailer focused on children's educational books, toys and games, and software. We offer a broad assortment of carefully selected, fun and educational products, a trusted brand, competitive prices and an easy-to-use online shopping environment. We provide educational content to help parents and gift givers find quality products and make informed purchase decisions tailored to a child's individual developmental needs and learning goals.

   We launched our website in November 1998. In a survey of the top 40 Web retailers, SmarterKids.com was the 10th most visited shopping website in August 1999, as estimated by PC Data, an independent Internet research firm.

   With thousands of educational products to choose from and few reliable information sources, it is difficult for parents to identify and buy quality products and services that fit the particular needs of their children. Parents need a resource where they can access reliable product information and trusted educational content to help them make informed purchase decisions and buy products conveniently. Traditional retailers of educational products, including mass market retailers, typically lack a focus on education, do not have an in-depth understanding of educational products and may not understand the developmental needs of individual children. In addition, these retailers often have a narrow product selection, high facilities and staffing costs, offer limited service, and lack merchandising flexibility and shopping convenience. Because of the limitations of the traditional retail distribution channel, the Internet has emerged as an increasingly popular way to shop.

   SmarterKids.com integrates carefully selected products, helpful content and interactive tools with an intuitive and easy-to-use interface to create a compelling and unique online shopping experience. Our staff of full-time certified educators carefully selects and then reviews only those products that meet our quality standards. Our products includes over 2,400 books, toys and games, and software titles from over 300 suppliers. Because we are focused on education, many of our products, particularly toys and games, are often not found on many of the other popular websites that offer children's products. The MySmarterKids personalization area on our website allows parents to build a confidential educational profile of their child that can include information about the child's age and grade, learning styles, learning goals and performance on standardized tests. Our SmartPicks technology then uses this profile to make product recommendations from our distinctive assortment of products tailored to a child's individual developmental profile and goals.

   Key elements of our strategy to be the leading online provider of children's educational products, services and resources for parents include:

  . continuing to enhance our customers' experience to build a trusted brand by offering additional educational content, products and child assessment tools on our website

  . building brand awareness and expanding our customer base by aggressively marketing and promoting our website

  . pursuing additional revenue opportunities, such as adding products for additional age ranges and introducing online testing services

  . leveraging the power of our customer database by targeting product, service and promotional offerings to customers for whom they are most relevant

  . maintaining scalable and efficient fulfillment operations to ensure customer satisfaction by maintaining our relationship with J.L. Hammett Co. while expanding our client relationships with our vendors and suppliers

   While we select and own our inventory, take all orders and manage our customer service, our inventory is held at a warehouse owned and maintained by J.L. Hammett Co. J.L. Hammett Co. picks, packs and ships all orders and maintains our warehouse management system. Our relationship with J.L. Hammett Co., a national distributor of educational products, provides us with industry and supplier relationships, favorable credit and price terms from vendors, and the ability to scale our warehouse operations.

   SmarterKids.com, Inc. was incorporated in Delaware in 1994. From inception through March 1998, our activities consisted primarily of the conception, development, publishing, marketing and sales of proprietary educational and entertainment CD-ROM software. In March 1998, we began transitioning our business model to online sales of third-party educational products. In November of 1998, we launched our website and greatly curtailed the sale of our proprietary CD-ROM products, which we now offer on a limited basis principally through our online channel. Due to our new business model, anticipated operating losses, and the other factors discussed under "Risk Factors," investors are cautioned that our business is subject to a high degree of risk.

   Our principal offices are located at 200 Highland Avenue, Needham, Massachusetts 02494, and our telephone number is 781-449-7567. Our website is located at www.smarterkids.com. The information contained in our website is not part of this prospectus.

                                  The Offering

Common stock offered by SmarterKids.com...

Common stock to be outstanding after this     4,500,000 shares
offering..................................

Use of proceeds...........................    18,988,084 shares
                                              For general corporate purposes,
                                              including advertising and other
                                              marketing expenses to promote and
                                              enhance our website, purchasing
                                              inventory, expanding our
                                              fulfillment capabilities,
                                              upgrading our computer systems
                                              and other general purposes,
                                              including possible acquisitions.
Proposed Nasdaq National Market symbol....
                                              SKDS

   The number of shares of our common stock that will be outstanding after this offering, unless otherwise indicated, is based on the number outstanding on September 7, 1999, with a pro forma adjustment to include an aggregate of 12,732,887 shares of common stock to be issued upon the consummation of the offering as a result of conversion of all outstanding shares of preferred stock, including shares of series C preferred stock issued in July 1999. It excludes:

  . 2,819,151 shares subject to outstanding options at a weighted-average exercise price of $.27 per share and 2,599,998 additional shares available for issuance under stock plans that will be in effect following this offering; and

  . warrants to purchase 613,091 shares of common stock at a weighted-average exercise price of $1.89 per share that are currently outstanding or that we are obligated to issue subject to certain conditions, 406,091 of which are currently exercisable, and 328,091 of which must be exercised prior to the closing of this offering.

                                ----------------

   Unless otherwise indicated, all information in this prospectus assumes that the underwriters' over-allotment option will not be exercised and reflects a three-for-two stock split of our outstanding shares of common stock anticipated to occur immediately prior to this offering. The term "SmarterKids.com," "we," "us" and "our" refer to SmarterKids.com, Inc., a Delaware corporation.

                             Summary Financial Data

                (in thousands, except share and per share data)

   The following summary financial data are derived from the financial statements of SmarterKids.com. The pro forma as adjusted balance sheet data give effect to the receipt of net proceeds of $25.3 million for issuance of the Series C preferred stock in July 1999 and the automatic conversion of all outstanding shares of preferred stock, including the shares of series C preferred stock into an aggregate of 12,732,887 shares of common stock upon the closing of this offering. The pro forma as adjusted balance sheet data also reflect our receipt of the net proceeds of $57.6 million from the sale of 4,500,000 shares of common stock in this offering, at an assumed initial public offering price of $14.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses.

                                                Year Ended                              Six Months Ended
                                               December 31,                                 June 30,
                          ----------------------------------------------------------  ----------------------
                             1994        1995        1996        1997        1998        1998        1999
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Statement of Operations Data:
Net revenues:
 Online retail..........  $       --  $       --  $       --  $       --  $       22  $       --  $      387
 Proprietary CD-ROM(1)..         219         401       1,240       1,416       2,278       1,152          --
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Total net revenues....         219         401       1,240       1,416       2,300       1,152         387
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Cost of revenues:
 Online retail..........          --          --          --          --          20          --         279
 Proprietary CD-ROM.....          28         319         407         491         908         401          --
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Total cost of
   revenues.............          28         319         407         491         928         401         279
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Gross profit............  $      191  $       82  $      833  $      925  $    1,372  $      751  $      108
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Operating expenses......  $      668  $    1,553  $    2,533  $    1,992  $    4,733  $    1,607  $    7,455
Net loss................        (477)     (1,470)     (1,649)     (1,014)     (3,342)       (871)     (7,295)
Net loss attributable to
 common stockholders....        (477)     (1,470)     (1,649)     (1,081)     (3,596)       (933)     (7,295)
Basic and diluted net
 loss per common share..  $     (.32) $     (.98) $    (1.10) $     (.72) $    (2.34) $     (.62) $    (4.43)
Shares used to compute
 basic and diluted net
 loss per common share..   1,500,000   1,500,000   1,500,606   1,502,148   1,533,524   1,507,607   1,646,898
Pro forma basic and
 diluted net loss per
 common share...........                                                  $     (.43)             $     (.92)
Shares used to compute
 pro forma basic and
 diluted net loss per
 common share...........                                                   7,840,274               7,953,648

--------
(1) From our incorporation in 1994 until November 1998, our business focused on the development, marketing and sale of our proprietary educational and entertainment CD-ROM software.

                                                              June 30, 1999
                                                           ---------------------
                                                                      Pro Forma
                                                            Actual   As Adjusted
                                                           --------  -----------
Balance Sheet Data:
 Cash and cash equivalents...............................  $    687    $83,579
 Working capital (deficit)...............................    (3,605)    79,287
 Total assets............................................     1,759     84,651
 Redeemable preferred stock..............................    10,287        --
 Stockholders' equity (deficit)..........................   (13,770)    79,409

                                  RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to Our Business

Our business is difficult to evaluate because we have been operating under our new business model for less than one year. Our market may not develop as anticipated, and we may not successfully execute our business strategy.

   We have a limited operating history upon which you can evaluate our business. We did not launch the SmarterKids.com website and begin selling children's educational products online until November 1998. In addition, most of our management team was hired within the last eighteen months. From inception through March 1998, our activities consisted primarily of the conception, development, publishing, marketing and sales of proprietary educational and entertainment CD-ROM software. In March 1998, we began transitioning our business model to online sales of third-party educational products. In November 1998, we launched our website and greatly curtailed the sale of our proprietary CD-ROM products, which we now offer on a limited basis principally through our online channel. You must consider the challenges, risks and difficulties frequently encountered by early stage companies using new and unproven business models in new and rapidly evolving markets. Some of these challenges relate to our ability to:

  .  increase our brand name recognition

  .  expand our customer base

  .  manage our supplier/distributor relationships

  . upgrade our website, transaction-processing systems, fulfillment infrastructure and inventory management systems

   We cannot be certain that our business strategy will be successful or that we will successfully address these and other challenges, risks and uncertainties.

Our limited operating history makes forecasting difficult. We may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall.

   As a result of our limited operating history with our current business model introduced in November 1998, it is difficult to accurately forecast future revenues. Also, we have limited meaningful historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans and estimates of future revenue. Revenue and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. We may also be unable to expand our operations in a timely manner to adequately meet customer demand to the extent it exceeds our expectations.

We have a history of losses, and we expect to incur substantial net losses in the future. If we do not achieve profitability, our financial condition and our stock price could suffer.

   Since inception, we have incurred significant losses. As of June 30, 1999, we had an accumulated deficit of $15.6 million. We incurred net losses of $3.3 million for the fiscal year ended December 31, 1998 and $7.3 million for the six months ended June 30, 1999.

   We expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate our losses will increase significantly from current levels because we expect to incur significant additional costs and expenses related to:

  . brand development, advertising, marketing and promotional activities, including product discounts

  .  expansion of our supplier/distributor relationships

  .  expansion of our order fulfillment infrastructure

  . continued development of our website, transaction-processing systems, fulfillment capabilities and network infrastructure

  .  expansion of our product offerings and website content

  .  strategic relationship development

  .  employment of additional personnel as our business expands

   Our ability to become profitable depends on our ability to generate and sustain substantially higher revenue while maintaining reasonable expense levels. In particular, although we intend to increase significantly our spending on marketing and promotional activities, these efforts may not be effective in converting a large number of customers from traditional shopping methods to online shopping for educational products and services or attracting online customers to our website. If we do achieve profitability, we cannot be certain that we will be able to sustain or increase profitability on a quarterly or annual basis in the future.

We have been unable to fund our operations with the cash generated from our business. If we do not generate cash sufficient to fund our operations, we may need additional financing to continue our growth or our growth may be limited.

   We require substantial working capital to fund our business. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. We incurred net losses of $7.3 million in the six months ended June 30, 1999 and $4.4 million in the quarter ended June 30, 1999. We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. However, we may need to raise additional funds prior to or after the expiration of such period. If we raise additional funds through the issuance of equity or debt securities, such securities may have rights senior to those of our stockholders, and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all.

We may not be able to rapidly attract a high volume of customers, which would inhibit our revenue growth.

   If we do not attract and retain a high volume of online customers at a reasonable cost, we will not be able to increase our revenues or achieve profitability. Although we intend to increase significantly our expenditures for marketing and promotional activities, these efforts may not be effective in converting a large number of customers from traditional shopping methods to online shopping for educational products and services or attracting online customers to our website. We do not know if the forms of marketing and promotional activities that we intend to implement will have the desired result. In the three months ended June 30, 1999, we spent $3.7 million on marketing and sales efforts and recorded a net loss of $4.4. Even if we are successful at attracting additional online customers, we expect it will take several years to adequately build our customer base to the size required to achieve long-term profitability. Factors that could prevent us from attracting and retaining customers include:

  .  lack of consumer awareness of our website

  . customer concern about the security of online transactions and the privacy of information customers supply about their children

  . shipping charges, which are not incurred when shopping at traditional stores

  . longer delivery times associated with Internet orders, as compared to the immediate receipt of products at a traditional store

  . pricing that does not meet customer expectations or prices offered by our competitors

  . product damage from shipping and improper shipments arising from incorrectly filled orders

  .  delayed response to customer service requests

  .  difficulty in returning or exchanging orders

We expect our quarterly operating results to fluctuate. If we fail to meet the expectations of public market analysts and investors, the market price of our common stock will decline.

   If our quarterly revenue or operating results fall below investor or securities analyst expectations, our stock price could fall substantially. The Company's operating results may fall below investor or analyst expectations irregardless of the Company's success or profitability. Factors that may cause our operating results to fluctuate include:

  . decreases in the number of visitors to our website or our inability to convert visitors on our website to customers

  . the mix of children's educational books, toys and games, and software sold by us

  .  seasonality due to the academic year and Holiday season

  .  our inability to manage supplier or distributor relationships

  .  price competition

  .  an increase in the level of product returns

  .  increases in the cost of advertising

  . the amount and timing of operating costs and capital expenditures relating to expansion of our operations

  . unexpected increases in shipping costs and delivery times, particularly during the Holiday season

  .  technical difficulties or system interruptions

   In addition, general economic conditions and fluctuations in the demand for children's educational product, over which we have no control, may also cause our operating results to fluctuate.

   Many of the other risk factors listed in this prospectus may negatively affect our quarterly operating results and contribute to fluctuations. Our limited operating history makes it difficult to assess the impact of these factors on our operating results. Because of this difficulty in predicting future performance, our operating results will likely fall below the expectations of securities analysts or investors in some future quarter or quarters, which would likely adversely affect the market price of our common stock.

Our market is highly seasonal and may cause our operating results to fluctuate from quarter to quarter. Our annual results are highly dependent on the success of our holiday selling season.

   The market for children's educational books, toys and games, and software is highly seasonal due to the holiday season. In addition, Internet usage generally declines in the summer. Accordingly, we expect to experience seasonal fluctuations in our revenue. In particular, we expect a disproportionate amount of our revenue to be realized during the fourth quarter of each calendar year. If for any reason our revenue is below expectations during the fourth quarter, our annual operating results would be adversely affected.

   Because of our limited operations during last year's holiday season, we do not have meaningful comparative data indicating the volume or timing of holiday orders. We may not accurately predict appropriate inventory levels or staffing needs. In the future, our seasonal sales patterns may become more pronounced, may strain our personnel and fulfillment relationships and may cause a shortfall in revenue as compared to expenses in a given period. These seasonal patterns will cause quarterly fluctuations in our operating results and could adversely affect our financial performance.

We face significant inventory risks because consumer demand can change for products that we have in inventory or on order.

   The demand for certain products can change what we have in inventory or on order. As a result, we may own inventory that may become obsolete if customer orders do not materialize. This risk may be greatest in the first calendar quarter of each year, after we have increased significantly our inventory levels for the prior holiday season. This risk will increase as we enter new product categories due to our lack of experience in purchasing products for these categories. In addition, to the extent that demand for our products increases over time, we may be forced to increase inventory levels. Any such increase would subject us to additional inventory risks.



We are dependent on J.L. Hammett Co., our sole provider of distribution services. The loss of this relationship or J.L. Hammett Co.'s inability, for any reason, to perform these functions could lead to interruptions in our operations, lost revenues and increased expense.

   We are highly dependent upon our relationship with J.L. Hammett Co., a national distributor of educational products, which serves as our exclusive provider of products and distribution services. J.L. Hammett Co. works closely with us to determine our projected inventory needs and then orders and maintains the physical inventory of children's educational books, toys and games and software necessary to satisfy customer orders. J.L. Hammett Co. orders and stocks inventory on our behalf, fulfills our customer orders as they are received, and then packs and ships the orders using our packaging materials. J.L. Hammett Co. also handles promotional mailings and product returns as necessary on our behalf. J.L. Hammett Co. is, to a limited extent, a competitor. The termination of our relationship with J.L. Hammett Co. could lead to interruptions in our operations, lost revenues and increased expense necessary to quickly implement an alternative distribution and order fulfillment infrastructure.

Our success depends on our ability, in conjunction with J.L. Hammett Co., to rapidly expand fulfillment operations in order to accommodate a significant increase in customer orders.

   Our current fulfillment operations may not be adequate to accommodate significant increases in customer demand that may occur during the final quarter of 1999. We plan to take action, including the hiring of additional personnel to work directly for us at the J.L. Hammett Co. facility and the funding of additional inventory in the final quarter of 1999, to satisfy such anticipated increases in product demand. There can be no assurance that the measures we take will be successful. If we do not successfully expand our fulfillment operations to accommodate demand generally and, in particular, increased demand during the final quarter of each calendar year due to the seasonal nature of our business, our business will be adversely affected.

Our business relies on our ability to obtain sufficient quantities of quality merchandise on acceptable commercial terms.

   Vendors may stop selling merchandise to us and we may not be able to secure identical or comparable merchandise from alternative vendors in a timely manner or on acceptable terms. From time to time, we expect to experience difficulty in obtaining sufficient quantities of certain products If we cannot supply our products to consumers at acceptable prices, we may lose sales and market share as consumers make purchases elsewhere. Further, an increase in supply costs could increase operating losses beyond current expectations.

A third party has claimed that our SmartPicks technology infringes his intellectual property.

   On July 15, 1999, Leslie S. Minkus filed a patent infringement lawsuit against us in the United States District Court for the Northern District of Illinois, alleging that our use of SmartPicks infringes a patent held by Mr. Minkus (U.S. Patent No. 5,122,952). Our SmartPicks technology uses a child's development profile provided by parents on the MySmarterkids area of our website to make targeted product recommendations based on an individual child's needs and goals. The patent held by Mr. Minkus purports to disclose and claim a computer system for matching appropriate educational products with a child's developmental profile comprising so-called "static and dynamic data." Mr. Minkus is seeking temporary and permanent injunctions, as well as unspecified damages. The hearing for the preliminary injunction motion is scheduled for December 1999. We believe that the suit is without merit and that we have meritorious defenses based on non-infringement and the invalidity of the Minkus patent.

   Patent litigation, however, is subject to inherent uncertainties. In addition, cases like this generally involve issues of law that are evolving, presenting further uncertainty. Our defense of this litigation, regardless of the merits of the complaint, has been, and will likely continue to be, time-consuming and a diversion for our personnel. A failure to prevail in this litigation could result in:

  .  our paying monetary damages

  . the issuance of a preliminary or permanent injunction requiring us to stop using SmartPicks

  . our having to redesign SmartPicks, which could be costly and time-consuming, assuming that a redesign is feasible

  . our having to reimburse Mr. Minkus for some or all of his attorneys' fees

  . our having to obtain from Mr. Minkus a license to his patent, which license might not be made available to us on reasonable terms or at all

   Any of these results would harm our business, financial condition and operating results. Furthermore, we expect to continue to incur substantial costs in defending against this litigation, and these costs could increase significantly if our dispute goes to trial.

Intellectual property claims against us can be costly and result in the loss of significant rights.

   We regard trademarks, copyrights, service marks, trade secrets, patents and similar intellectual property as important to our success. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights.

   Other parties may assert infringement or unfair competition claims against us. In the past, other parties have sent us notice of claims of infringement of proprietary rights, including trademarks, copyrights and patents related to our business, and we may receive other notices in the future. If we are forced to defend against any such claims, whether they are with merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, and product shipment delays. If there is a successful claim of infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, or if we are required to cease using one or more of our business or product names due to a successful trademark infringement claim against us, it could adversely affect our business.

   In addition, effective trademark, service mark, copyright, trade secret and patent protection may not be available in every country in which we sell our products and services online. Therefore, the steps we take to protect our proprietary rights may be inadequate and our business could be adversely affected.

If we are unable to retain or acquire the necessary domain names, our brand and reputation could be damaged and we could lose customers.

   We currently hold the Web domain name SmarterKids.com as well as several other variations of this domain name. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. In the United States, the National Science Foundation has appointed Network Solutions, Inc., and recently several others, as the current registrars for the ".com", ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. In addition, other parties hold domain names that are similar to ours and any confusion of our website with another party's could diminish our brand.

We may fail to compete effectively in our market.

   The market for children's educational products online is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new websites at a relatively low cost. In addition, the markets for children's books, toys and games, and software in general, including those for children's educational products, are very competitive and highly fragmented, with no clear dominant leader and increasing public and commercial attention.

   Our competitors can be divided into several groups, including:

  .  mass market retail chains, such as Kmart, Target and Wal-Mart

  . mass market book sellers, toy stores and computer hardware and software stores, such as Barnes & Noble, Toys "R" Us and CompUSA

  . traditional regional or local bookstores, toy stores and computer and software stores

  . traditional specialty educational retailers, such as Learning Express, Learningsmith, Noodle Kidoodle and Zany Brainy

  . online book sellers, toy sellers and computer software sellers, such as Amazon.com, eToys, Kay Bee Toys, toysmart.com and Beyond.com

  .  educational catalog distributors, such as Scholastic

   Many of our current and potential competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially greater resources to marketing and promotional campaigns and website and systems development than we can. Their financial strength could prevent us from increasing market share. In addition, larger, more well-established and more well-financed entities are acquiring, investing in and forming joint ventures with online competitors and publishers or suppliers of children's educational books, toys and games, and software as the use of the Internet increases.

   Our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can.

Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet. Some of our competitors have significantly greater experience in selling children's educational products.

   Our online competitors are able to use the Internet as a marketing medium to reach significant numbers of potential customers. Internet consumers can easily compare prices among online retailers, which may increase pricing pressures. New Internet technologies and the expansion of existing technologies, such as price comparison programs that select specific titles from a variety of websites and may direct customers to other online educational books, games and software retailers, may increase pricing pressures and competition.

   Increased competition may result in reduced operating margins, loss of market share and diminished brand awareness.

If we enter new business categories and pursue new product offerings and services that do not achieve market acceptance, our brand and reputation could be damaged and we could incur additional financial losses.

   We may choose to expand our operations by expanding the breadth and depth of products and services offered or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of new or complementary businesses, products, services or technologies, although we have no present understandings, commitments or agreements with respect to any material acquisitions or investments. We may not be successful in our efforts to expand our operations, and potential customers may not react favorably to these efforts. Furthermore, any new product or service category that is launched by us but not favorably received by consumers could damage our brand or reputation. An expansion of our business would also require significant additional expenses, expose us to additional supplier/distributor inventory risk and would strain our management, financial and operational resources. Given our lack of capital resources, any expansion program or new business category that is not successful could strain our financial resources and detract capital from otherwise successful operations.


We rely on our relationships with online services, search engines and directories to drive traffic to our website. If these relationships do not continue, it will be difficult for us to increase market share and achieve profitability.

   We rely on our relationships with online services, search engines and directories to drive traffic to our websites. We cannot be sure that such relationships will be available to us in the future on acceptable commercial terms, if at all. If we are unable to maintain satisfactory relationships with these parties on acceptable commercial terms, or if our competitors are better able to leverage such relationships, our business, operating results and financial condition could be negatively affected. Failure to generate sufficient revenues from purchases originating from third-party websites could reduce our revenues and may result in termination of these types of relationships.

If we are unable to manage our growth and the related expansion in our operations effectively, our business may be harmed.

   Our ability to successfully offer products and services and implement our business model in a rapidly evolving market requires an effective planning and management process. We continue to increase the scope of our operations and have grown our headcount substantially. Excluding part-time employees, we have grown from 15 employees at December 31, 1997, to 73 employees at September 30, 1999. We will need to add additional personnel in the future. We may be unable to hire qualified employees as needed. Our growth has placed, and our anticipated future operations will continue to place, a significant strain on our management, information systems, network and other resources.

We depend upon United Parcel Service to deliver our products on a timely and consistent basis. A deterioration in our relationship with United Parcel Service could decrease our ability to track shipments, cause shipment delays, and increase our shipping costs and the number of damaged products.

   Our supply and distribution system is dependent upon our relationship with United Parcel Service. If our relationship with United Parcel Service is terminated or impaired or if United Parcel Service is unable to deliver product for us, whether through labor shortage, slow down or stoppage, deteriorating financial or business condition or for any other reason, we would be required to use alternative carriers for the shipment of products to our customers. We may be unable to engage an alternative carrier on a timely basis or upon terms favorable to us. Potential adverse consequences of changing carriers include:

  .  reduced visibility into order status and package tracking

  .  delays in order processing and product delivery

  .  increased cost of delivery, resulting in reduced gross margins

  . reduced shipment quality which may result in damaged products and customer dissatisfaction

If we do not successfully maintain and expand our website and the systems that process customers' orders, we could lose customers and our revenues could be reduced.

   Our success, in particular our ability to successfully receive and fulfill orders and provide high quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications systems and those systems of J.L. Hammett Co. While we select and own our own inventory, take all orders and manage our customer service, all our inventory resides at a warehouse owned and maintained by J.L. Hammett Co. J.L. Hammett Co. picks, packs and ships all orders, and J.L. Hammett Co. maintains our warehouse management system. Our success also depends on our ability to rapidly expand our website, transaction-processing systems and network infrastructure without systems interruptions in order to accommodate significant increases in customer traffic and demand. Many of our software systems are custom-developed, and we rely on our employees and third-party contractors to develop and maintain these systems. If any of these employees or contractors become unavailable to us, we may experience difficulty in improving and maintaining such systems.

   In addition, we rely on a third party, Exodus Communications, to host our website and are thus subject to its ability to provide service when and as we require.

If we do not respond to rapid technological changes, our services could become obsolete and we could lose customers.

   To remain competitive, we must continue to enhance and improve the functionality and features of our online store. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing website and proprietary technology and systems may become obsolete. Our future success will depend on our ability to do the following:

  . both license and internally develop leading technologies useful in our business

  .  enhance our existing services

  . develop new services and technologies that address the increasingly sophisticated and varied needs of our prospective customers

  . respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis

   Ongoing development of our website and other proprietary technology entails significant expense and technical risks. We may use new technologies ineffectively or we may fail to adapt our website, transaction-processing systems and network infrastructure to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, our customers may forego the use of our services and use those of our competitors.

Our facilities and systems are vulnerable to unexpected problems. The occurrence of a natural disaster or other unexpected problem could damage our reputation and brand and reduce our revenues.

   Although we expect to periodically enhance and expand our website, transaction-processing systems and network infrastructure, we may experience interruptions in our systems. We may be unable to project the rate or timing of increases, if any, in the use of our website. This would make it difficult for us to effectively upgrade and expand our transaction-processing systems and to integrate smoothly any newly developed or purchased modules with our existing systems. To the extent we are required to outsource any technological enhancements or become dependent on third party proprietary technology, expanding and upgrading our systems could become more diffiicult. Due to the seasonal nature of our business, it is particularly important that we are able to expand our website, transaction-processing systems and network infrastructure as necessary in preparation for the holiday season and that we operate during that period without systems interruptions. Our failure to achieve or maintain high capacity data transmission without system downtime, particularly during this period, would adversely affect our business.

   Substantially all of our computer and communications hardware systems related to transaction processing and network infrastructure are hosted at a third-party facility owned and operated by Exodus Communications in Waltham, Massachusetts. Our systems and operations, including our fulfillment operation, which is located at a facility owned and operated by J.L. Hammett Co. are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We have no formal disaster recovery plan, and our business interruption insurance may not adequately compensate us for losses that may occur. The occurrence of a natural disaster or unanticipated problems at the J.L. Hammett Co. facility or at the Exodus facility could cause interruptions or delays in our business, loss of data or render us unable to accept and fulfill customer orders. The occurrence of any or all of these events could adversely affect our reputation, brand and business.


Our computer systems and those of our key suppliers and service providers may not be year 2000 compliant, which may disrupt our operations.

   Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We use software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the year 2000 phenomenon. For example, we are dependent on the financial institutions involved in processing our customers' credit card payments for Internet services and a third party that hosts our servers. We are also dependent on telecommunications vendors to maintain our network and UPS and other carriers to deliver orders to customers.

   We have reviewed the proprietary aspects of our internally developed software and we believe it to be year 2000 compliant. We assessed the year 2000 readiness of our third party supplied software, computer technology and other services and those of J.L. Hammett Co., our distribution services provider. Based upon the results of this assessment, we are developing a remediation plan for the following major risk areas:

  . specific network failures that would result in an ability to transmit data among J.L. Hammett Co., our website, and our headquarters

  . specific system failures that would result in an inability to print and process orders at J.L. Hammett Co.

   Any sustained inability of J.L. Hammett Co. to receive and process orders would result in substantial manual effort and processing delay. The failure of our software or computer systems or of our third-party suppliers to be year 2000 compliant would have a material adverse effect on our business.

   The year 2000 readiness of the general infrastructure necessary to support our operations is difficult to assess. For instance, we depend on the integrity and stability of the Internet to provide our services. We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our services and would have a material adverse effect on our business.

The success of our business depends on the continuing contribution of our key personnel, including Mr. David A. Blohm, our President and Chief Executive Officer.

   Our future success is dependent on key members of our management team and in particular David A. Blohm, our President and Chief Executive Officer. The competition for qualified personnel in the e-commerce market is extremely intense. The loss of service of Mr. Blohm or a significant number of our employees could have a material adverse effect on our business.

We may be subject to product liability claims.

   We face an inherent risk of exposure to product liability claims in the event that the use of the products we sell results in injury. We may not have adequate resources in the event of a successful claim against us. Our general liability insurance may not cover these claims or we may not be indemnified for any or all of the liabilities that may be imposed. We cannot predict whether product liability claims will be brought against us in the future or if the resulting adverse publicity would harm our business.

Risks Related to the Internet Industry

We depend on the Internet and the development of the Internet infrastructure.

   Our success will depend in large part on continued growth in, and the use of, the Internet for commerce. The e-commerce market is new and rapidly evolving, and the extent of consumer acceptance is uncertain. The issues concerning the commercial use of the Internet that we expect to affect the development of the market for our services include security, reliability, cost of access, ease of access, ease of use, speed and quality of service.

   In addition, companies that control access to Internet transactions through network access or Web browsers, such as America Online, Yahoo, Lycos and Microsoft, could promote our competitors or charge us a substantial fee for inclusion in their product or service offerings. Either of these developments could adversely affect our business.

Our business is subject to government regulation of the Internet and other legal uncertainties which could negatively impact our operations.

   Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The United States Congress recently enacted Internet laws, including laws relating to children's privacy, taxation and the transmission of sexually explicit material. The Children's Online Privacy Protection Act of 1999 allows the Federal Trade Commission to adopt regulations prohibiting unfair and deceptive acts and practices in connection with the collection and use of personal information from and about children on the Internet. This act could severely limit SmarterKids.com's ability to collect information necessary to build profiles about a child resulting in a material adverse effect on our business. The Child Online Protection Act of 1998 prohibits harmful commercial communications over the World Wide Web that are available to any person under 17 years old. This act has been subject to a temporary restraining order since November 19, 1998. If this injunction is removed, providing information to minors over the Internet would be greatly limited. The Omnibus Appropriations Act of 1998 places a moratorium on taxes levied on Internet access from October 1, 1998 to October 21, 2001. However, states may place taxes on Internet access if taxes had already been generally imposed and actually enforced prior to October 1, 1998. States which can show they enforced Internet access taxes prior to October 1, 1998 and states after October 21, 2001 may be able to levy taxes on Internet access resulting in increased cost to access the Internet, resulting in a material adverse effect on our business. The European Union recently enacted its own privacy regulations. The European Union Data Protection Directive of 1998 fosters electronic commerce by establishing a stable framework to ensure both a high level of protection for private individuals and the free movement of personal data within the European Union. Although the Company has received less than 1% of revenues from outside of the United States in the six months ended June 30, 1999, this legislation could adversely affect our ability to expand our sales efforts to Europe by limiting how information about us can be sent over the Internet in the European Union. The laws governing the use of the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online by limiting how information can flow over the Internet and the type of information that can flow over the Internet. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. Because we receive a significant amount of orders as a result of e-mail advertising, new regulations affecting the use of unsolicited e-mail advertising, or spamming, would impair our marketing efforts.


We may be liable for the content we provide on our website or which is accessed from our website.

   We believe that our future success will depend in part upon our ability to deliver original and compelling descriptive content about the children's educational books, toys and games, and software that we sell on the Internet. As a publisher of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute. In the past, plaintiffs have brought such claims and sometimes successfully litigated them against online services. Although we carry general liability insurance, our insurance may not cover claims of these types or may be inadequate to indemnify us for all liability that may be imposed on us. If we face liability, particularly liability that is not covered by our insurance or is in excess of our insurance coverage, then our reputation and our business may suffer.

Our revenues and reputation would be adversely affected if our security measures fail.

   Consumer concerns regarding the security of transactions conducted on the Internet and users' privacy may inhibit the growth of use of the Internet and e-commerce. To securely transmit confidential information, such as customer credit card numbers, we rely on encryption and authentication technology that we license from third parties. We cannot predict whether we will experience compromises of, or breaches in, the technologies we use to protect customer transaction data.

   We may need to expend significant additional capital and other resources to protect against security breaches or alleviate problems caused by any such breaches. We cannot guarantee that security breaches will not occur, and if our security measures fail our business could be harmed. Any penetration of our network security or misappropriation of our users' personal or credit card information could subject us to liability. Claims could also be based on other misuses of personal information, including the use of this information for unauthorized marketing purposes. These claims could result in litigation.

Our revenues and reputation would be adversely affected if we experience significant credit card fraud.

   Under current credit card practices, merchants are liable for fraudulent credit card transactions where, as is the case with the transactions we process, the merchant does not obtain a cardholder's signature. We may be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. A failure to adequately control fraudulent credit card transactions would harm our business.

Privacy concerns and legislation may limit the information we can gather.

   When a visitor first arrives at our website, our software creates a profile for that visitor. If the visitor registers or logs in, the visitor's identity is added to the profile, preserving any profile information that was gathered up to that point. We track both explicit user profile data supplied by the user as well as implicit profile attributes derived from the user's behavior on the website. We suggest that parents provide us with an educational profile on their children. This is an important feature of our website. Privacy concerns relating to children are particularly acute. Privacy concerns may cause visitors to resist providing the personal data or avoid websites that track the Web behavioral information necessary to support this profiling capability. More importantly, even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our products. For example, the European Union recently adopted a directive addressing data privacy that may limit the collection and use of certain information regarding Internet users. This directive may limit our ability to target advertising or collect and use information in certain European countries. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify website users that the data captured after visiting websites may be used to direct product promotion and advertising to that user. Other countries and political entities, such as the European Union, have adopted such legislation or regulatory requirements. The United States may adopt similar legislation or regulatory requirements. If privacy legislation is enacted or consumer privacy concerns are not adequately addressed, our business, financial condition and operating results could be harmed.

   Websites typically place "cookies" on a user's hard drive without the user's knowledge or consent. We use cookies for a variety of reasons, including the collection of data derived from the user's Internet activity. Most currently available Web browsers allow users to remove cookies at any time or to prevent cookies from being stored on their hard drives. In addition, some commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts. The FTC and several states have investigated the use by certain Internet companies of personal information. We could incur significant additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices were investigated.

Our revenues could decrease if we became subject to sales and other taxes.

   We do not currently collect sales or other similar taxes for physical shipments of goods into states other than Massachusetts. However, one or more local, state, federal or foreign jurisdictions may seek to impose sales tax collection obligations on us. In addition, any new operation in states outside Massachusetts could subject our shipments in such states to state sales taxes under current or future laws. A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet and certain states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on new state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Further, once this moratorium expires, some type of federal and/or state taxes may be imposed upon Internet commerce. The moratorium is presently scheduled to expire on October 20, 2001. Such legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of commerce on the Internet and, as a result, adversely affect our opportunity to derive financial benefit from such activities. If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our products, it could adversely affect our business and results of operations.

Risks Associated with this Offering

The broad discretion we have in the use of proceeds of this offering increases the risk that we may not use them effectively or that we may use them in ways with which you or the market in general may not agree.

   Presently, we intend to use the proceeds from this offering for general corporate purposes, including advertising and other marketing expenses to promote and enhance our website, purchasing inventory, expanding our fulfillment capabilities and upgrading our computer systems. We may also use a portion of the proceeds to expand our business through strategic alliances and acquisitions. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. As a result, investors in this offering will be relying on management's judgment with only limited information about its specific intentions regarding the use of proceeds. Additional information regarding the ways in which we intend to spend the proceeds of this offering is included in this prospectus under the heading "Use of Proceeds."

Our officers and directors will exercise significant control over us, which could delay or prevent someone from acquiring or merging with us.

   After this offering, our executive officers and directors (14 persons), and entities affiliated with them, will control approximately 47.3% of our common stock. As a result, these stockholders, acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

Market prices of emerging Internet companies have been highly volatile, and the market for our stock may be highly volatile as well. Litigation may be instituted following severe market price volatility.

   The stock market has experienced significant price and trading volume fluctuations, and the market prices of technology companies, particularly Internet companies, have been highly volatile. A number of recent initial public offerings by Internet companies have been accompanied by exceptional share price and trading volume changes in the first days and weeks after the securities were released for public trading. Investors may not be able to resell their shares at or above the initial public offering price. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and a diversion of management's attention and resources.

New investors will suffer immediate and substantial dilution in the net tangible book value of their shares.

   We expect the initial public offering price to be substantially higher than the net tangible book value per share of the common stock. Therefore, you will incur immediate dilution in net tangible book value of $9.69 per share, assuming an initial public offering price of $14.00 per share. You may incur additional dilution if holders of stock options exercise their options or if warrantholders exercise their warrants to purchase common stock.

A substantial number of our securities may be sold in the market in the future. This could cause our stock price to decline significantly, even if our business is doing well.

   The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the market after this offering (and after applicable lockup periods in many cases) or the perception that such sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. In addition to the 4,500,000 shares of common stock to be sold in this offering, based upon shares outstanding on the date hereof, 10,970,017 shares, including shares subject to outstanding vested and options and warrants, will first become eligible for sale in the public market upon the expiration of lock-up agreements with the Underwriters. At various times thereafter upon the expiration of applicable holding periods, 19,470,546 shares will become eligible for sale, including 3,069,908 shares subject to outstanding options and warrants.

Anti-takeover provisions in our charter documents and Delaware law could prevent or delay a change in control of our company.

   Our corporate Charter and By-laws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable by:

  . authorizing the issuance of "blank check" preferred stock, which could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock; the existence of "blank check" preferred stock could facilitate the introduction of a "poison pill" rights distribution which could discourage or delay a merger or acquisition

  . providing for a classified board of directors with staggered, three-year terms, which generally increases the time required for stockholders to change the composition of our Board of Directors

  .  limiting the persons who may call special meetings of stockholders

  .  prohibiting stockholder action by written consent

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on at stockholder meetings

   Our corporate Charter and By-laws require that a 75% stockholder vote is required to amend or repeal the foregoing provisions and remove directors for cause. In addition, Section 203 of the General Corporation Law of Delaware prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

                           FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements.

                                USE OF PROCEEDS

   We will receive estimated net proceeds of $57,592,000 from the sale in this offering of 4,500,000 shares of common stock at an assumed initial public offering price of $14.00 per share after deducting estimated underwriting discounts and commissions of $4,410,000 and estimated expenses of $998,000. If the underwriters' over-allotment option is exercised in full, we will receive net proceeds of $66,380,500. We will not receive any proceeds from the sale of common stock by the selling stockholders.

   The primary purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock and facilitate future access to public markets. We intend to use the proceeds for working capital and other general corporate purposes, including advertising and other marketing expenses to promote and enhance our website, purchasing inventory, expanding our fulfillment capabilities and upgrading our computer systems.

   Although we may use a portion of the net proceeds to acquire technology or businesses that are complementary to our business, we currently have no commitments or agreements for such acquisitions and are not involved in negotiations regarding any acquisitions.

   Pending use of the net proceeds for the above purposes, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We currently intend to retain all future earnings, if any, for funding our growth and, therefore, do not expect to pay any dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 1999 on an actual, pro forma and pro forma as adjusted basis. The "actual" column reflects our capitalization as of June 30, 1999 on a historical basis, without any adjustments to reflect subsequent events or anticipated events. The "pro forma" column reflects our actual capitalization as of June 30, 1999 with adjustments for the following:

  . the filing prior to the closing of this offering of an Amended and Restated Certificate of Incorporation authorizing 90,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock.

  . the automatic conversion of each share of series A and series B preferred stock into 1,500 shares of common stock upon the closing of this offering.

   The "pro forma as adjusted" column reflects our capitalization as of June 30, 1999 with the preceding "pro forma" adjustments plus:

  . the receipt of net proceeds of $25.3 million from the issuance of 4,284,091 shares of series C preferred stock in July 1999 and the automatic conversion of all of the series C preferred stock into 6,426,137 shares of common stock upon the closing of this offering.

  . the receipt of the estimated net proceeds of $57.6 million from our sale in this offering of 4,500,000 shares of common stock at an assumed initial public offering price of $14.00 per share.

   None of the columns set forth below reflect:

  . warrants to purchase 613,091 shares of our common stock, 328,091 of which expire upon the closing of this offering.

  . options to purchase 2,819,151 shares of common stock at an average exercise price of $.27 per share, and 2,599,998 shares of common stock reserved for future issuance under our stock plans.

   The information shown in the table below is qualified by, and should be read in conjunction with, our more detailed financial statements and the related notes appearing elsewhere in this prospectus.

                                                     As of June 30, 1999
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
                                                 (in thousands, except share
                                                            data)
Redeemable preferred stock:
 Series C redeemable convertible preferred
  stock, $.01 par value; no shares authorized,
  issued and outstanding, actual, pro forma and
  pro forma as adjusted........................ $     --  $     --   $     --
 Series B redeemable convertible preferred
  stock, $.01 par value; 3,518 shares
  authorized, issued and outstanding, actual;
  no shares authorized, issued and outstanding,
  pro forma and pro forma as adjusted..........    7,036        --         --
 Series A convertible preferred stock, $.01 par
  value; 687 shares authorized, issued and
  outstanding; no shares authorized, issued and
  outstanding, pro forma and pro forma as
  adjusted.....................................    3,251        --         --
                                                --------  --------   --------
  Total redeemable preferred stock.............   10,287        --         --
                                                --------  --------   --------
Stockholders' equity (deficit):
 Preferred stock, $.01 par value; no shares
  authorized, issued and outstanding, actual;
  10,000,000 shares authorized, no shares
  issued and outstanding, pro forma and pro
  forma as adjusted............................       --        --         --
 Common stock, $.01 par value; 10,000,000
  shares authorized, 1,755,197 shares issued
  and outstanding, actual; 90,000,000 shares
  authorized, 8,061,947 shares issued and
  outstanding, pro forma; 90,000,000 shares
  authorized, 12,561,947 shares issued and
  outstanding, pro forma as adjusted...........       18        81        190
 Additional paid-in capital....................    4,036    14,260     97,043
 Deferred stock compensation...................   (2,256)   (2,256)    (2,256)
 Accumulated deficit...........................  (15,568)  (15,568)   (15,568)
                                                --------  --------   --------
  Total stockholders' equity (deficit).........  (13,770)   (3,483)    79,409
                                                --------  --------   --------
    Total capitalization....................... $ (3,483) $ (3,483)  $ 79,409
                                                ========  ========   ========

                                    DILUTION

   Our pro forma net tangible book value (deficit) as of June 30, 1999 was $(3.5) million, or ($.43) per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total tangible liabilities, divided by 8,061,947 shares of common stock outstanding after giving effect to the conversion of each outstanding share of series A and series B preferred stock into 1,500 shares of common stock upon the closing of this offering. After giving effect to the sale of the 4,500,000 shares of common stock offered hereby at an assumed initial public offering price of $14.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value as of June 30, 1999 would have been $54.1 million, or approximately $4.31 per share. This represents an immediate increase in pro forma net tangible book value of $4.74 per share to existing stockholders and an immediate dilution in net tangible book value of $9.69 per share to new investors of common stock in this offering. Based upon the midpoint of the offering price range, new investors will pay $14.00 per share and the net tangible book value per share is expected to be $4.31 immediately after the offering. The following table illustrates this dilution on a per share basis:

   Assumed initial public offering price per share..............        $14.00
     Pro forma net tangible book value (deficit) per share
      before this offering, as of June 30, 1999................. $(.43)
     Increase in pro forma net tangible book value per share
      attributable to new investors in this offering............  4.74
                                                                 -----
   Pro forma net tangible book value per share after offering...          4.31
                                                                        ------
   Dilution in pro forma tangible book value per share to new
    investors...................................................        $ 9.69
                                                                        ======

   The following table summarizes, on a pro forma basis as of June 30, 1999, the total number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares of common stock in this offering, before deducting estimated underwriting discounts and commissions and offering expenses payable by SmarterKids.com:

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
   Existing stockholders..   8,061,947  64.2%  $11,300,000  15.2%     $ 1.40
   New investors..........   4,500,000  35.8    63,000,000  84.8       14.00
                            ----------  ----   -----------  ----      ------
     Total................  12,561,947   100%  $74,300,000   100%     $ 5.91
                            ==========  ====   ===========  ====      ======

   The foregoing discussion and tables do not reflect the issuance of 4,284,091 shares of series C preferred stock in July 1999 for gross consideration of $26.9 million and net proceeds to us of $25.3 million, and assumes no conversion of the series C preferred stock into 6,426,137 shares of common stock upon the closing of this offering. The foregoing discussion and tables above also assume no exercise of stock options or warrants outstanding as of June 30, 1999. As of June 30, 1999, there were outstanding options to purchase 2,952,591 shares of common stock at a weighted average exercise price of $0.13 per share and 869,409 shares were reserved for issuance under our stock plan. As of June 30, 1999, there were also warrants to purchase 320,550 shares of common stock at a weighted average exercise price of $0.88 per share outstanding or that we were obligated to issue subject to certain conditions. The foregoing discussion also excludes an additional 2,599,998 shares reserved for issuance under stock plans amended or adopted in connection with this offering. To the extent that any shares available for issuance upon exercise of outstanding options or warrants or pursuant to our stock plans are issued, there will be further dilution to new public investors.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and financial statements and related notes included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the balance sheet data at December 31, 1997 and 1998 are derived from our audited financial statements appearing elsewhere in this prospectus. The statement of operations data for the year ended December 31, 1995 and the balance sheet data at December 31, 1995 and 1996 are derived from our audited financial statements not included in this prospectus. The statement of operations data for the year ended December 31, 1994 and the balance sheet data at December 31, 1994 are derived from our unaudited financial statements not included in this prospectus. The unaudited financial statements, in the opinion of management, reflect all adjustments necessary for a fair presentation of that data. Interim results at June 30, 1999 and for the six-month periods ended June 30, 1998 and 1999 are derived from our unaudited financial statements appearing elsewhere in this prospectus which, in the opinion of management, reflect all adjustments necessary for a fair presentation of that data. The pro forma as adjusted balance sheet data as of June 30, 1999 reflects the automatic conversion of each outstanding share of series A and series B preferred stock into 1,500 shares of common stock upon the closing of this offering, the issuance of 4,284,091 shares of series C preferred stock in July 1999 for net proceeds of $25.3 million and the automatic conversion of each share of series C preferred stock into 1.5 shares of common stock upon the closing of this offering and the receipt of the estimated net proceeds from our sale in this offering of 4,500,000 shares of common stock at an assumed initial public offering price of $14.00 per share. Historical results are not indicative of the results to be expected in the future.

                                             Year Ended                           Six Months Ended
                                            December 31,                              June 30,
                          -----------------------------------------------------  --------------------
                            1994       1995       1996       1997       1998       1998       1999
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                     (in thousands, except share and per share data)
Statement of Operations
 Data:
Net revenues:
 Online retail..........  $      --  $      --  $      --  $      --  $      22  $      --  $     387
 Proprietary CD-ROM.....        219        401      1,240      1,416      2,278      1,152         --
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total net revenues..        219        401      1,240      1,416      2,300      1,152        387
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Cost of revenues:
 Online retail..........         --         --         --         --         20         --        279
 Proprietary CD-ROM.....         28        319        407        491        908        401         --
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total cost of
    revenues............         28        319        407        491        928        401        279
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit............        191         82        833        925      1,372        751        108
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating expenses:
 Marketing and sales....        156        645      1,033        756      2,678        846      5,713
 Development............        269        631        887        721      1,378        529        763
 General and
  administrative........        243        277        611        430        490        213        399
 Stock compensation.....         --         --          2         15        187         19        580
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating
    expenses............        668      1,553      2,533      1,922      4,733      1,607      7,455
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations....       (477)    (1,471)    (1,700)      (997)    (3,361)      (856)    (7,347)
Interest and other
 income (expense), net..         --          1         51        (17)        19        (15)        52
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss................       (477)    (1,470)    (1,649)    (1,014)    (3,342)      (871)    (7,295)
Accretion on redeemable
 preferred stock........         --         --         --        (67)      (254)       (62)        --
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss attributable to
 common stockholders....  $    (477) $  (1,470) $  (1,649) $  (1,081) $  (3,596) $    (933) $  (7,295)
                          =========  =========  =========  =========  =========  =========  =========
Basic and diluted net
 loss per common
 share (1)..............  $    (.32) $    (.98) $   (1.10) $    (.72) $   (2.34) $    (.62) $   (4.43)
Shares used to compute
 basic and diluted net
 loss per common share
 (1)....................  1,500,000  1,500,000  1,500,606  1,502,148  1,533,524  1,507,606  1,646,898
Pro forma basic and
 diluted net loss per
 common share (1) ......                                              $   (0.43)            $    (.92)
Shares used to compute
 pro forma basic and
 diluted net loss per
 common share (1).......                                              7,840,274             7,953,648

                                    December 31,                     June 30, 1999
                         ---------------------------------------  ---------------------
                                                                             Pro Forma
                         1994    1995     1996    1997    1998     Actual   As Adjusted
                         -----  -------  ------  ------  -------  --------  -----------
                                              (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $ 140  $ 2,307  $  433  $  293  $ 4,273  $    687    $83,579
Working capital
 (deficit)..............   274    1,959     333     110    3,066    (3,605)    79,287
Total assets............   425    2,748   1,470   1,145    5,504     1,759     84,651
Total long-term debt,
 net of current
 portion................    --       --     104      41       --        --         --
Total redeemable
 preferred stock........    --    3,251   3,251   4,011   10,287    10,287         --
Total stockholders'
 equity (deficit).......  (341)  (1,144) (2,791) (3,839)  (7,162)  (13,770)    79,409

--------
(1) For an explanation of the computation of historical and pro forma net loss per share, see Note 2 in our financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Forward-Looking Statements."

Overview

   SmarterKids.com is a leading online retailer focused exclusively on children's educational books, toys and games, and software.

   From inception through March 1998, our activities consisted primarily of the conception, development, publishing, marketing and sales of our proprietary educational and entertainment CD-ROM software. In March 1998, we began transitioning our business model to online sales of third-party educational products and commenced development of the SmarterKids.com website. In November 1998, we launched our website and greatly curtailed the sale of our proprietary CD-ROM products, which we now offer on a limited basis principally through our online channel.

   Due to the transition of our business model in late 1998, we believe that period-to-period comparisons prior to 1999 are less meaningful than an analysis of quarterly results in 1999. While we have grown rapidly since launching our website, total revenues decreased since the beginning of 1999 due to the discontinuation of our proprietary CD-ROM business. Over the same period, marketing and sales expenses increased significantly as a result of our promotional activities. As a result of the ongoing start-up expenses associated with our new business model, we expect to incur significant operating losses for the foreseeable future. We also expect that the rate at which we incur losses will increase significantly from current levels as we continue to incur additional expenses to advertise and promote our website, expand our product offerings and website content, enhance and upgrade our website and other systems, expand our fulfillment capabilities, develop strategic and marketing relationships, and hire additional personnel.

   Prior to November 1998, revenues consisted solely of sales of our proprietary CD-ROM products and were recognized upon shipment, net of return allowances as determined by historical trends of actual returns. Cost of revenues consisted primarily of production and shipping costs. Marketing and sales expenses consisted primarily of promotions and advertising of our products through national computer software retailers. Development costs consisted primarily of compensation for employees developing our proprietary CD-ROM software.

   Revenues in 1999 consist of online sales of third-party educational products and charges to customers for shipping. In the six months ended June 30, 1999, we derived less than 1% of our revenues from outside of the United States. Revenues are recognized upon shipment to the customer and are net of promotional discounts, coupons and return allowances, which are determined by historical trends of actual returns. Under our new business model, our actual returns and therefore our allowance for returns are lower than the returns from our CD-ROM business which utilized an indirect sales channel. Cost of revenues consists primarily of the cost of products sold to customers and our shipping costs. We anticipate that our gross margins will fluctuate from quarter to quarter depending on consumer preferences for our mix of products. Marketing and sales expenses consist primarily of the cost of advertising and promotional activities, fulfillment fees to J.L. Hammett Co. and expenses for personnel engaged in marketing, merchandising and customer service activities. We intend to continue to pursue an aggressive branding and marketing campaign to attract new customers and, therefore, expect marketing and sales expenses to increase significantly in future periods. In addition, we expect marketing and sales expenses to increase significantly as we expand fulfillment and customer service capabilities to accommodate anticipated increases in sales volume. Development expenses consist primarily of payroll and related costs for personnel performing website design, development and testing. We believe that continued investment in website development is critical to attaining our strategic objectives and therefore anticipate website development expenses to increase significantly. General and administrative expenses consist primarily of payroll and related costs for executive and administrative personnel, professional service expenses and other general corporate expenses. We expect general and administrative expenses to increase as we expand our staff and incur additional costs related to the growth of our business infrastructure and costs associated with being a public company. Interest and other income (expense), net consist primarily of interest expense related to short-term lease obligations and interest earned on the short-term investment of cash.

   With respect to our need to attract, retain and motivate qualified employees and business partners, since September 1995, we have provided our employees and certain companies with which we have a strategic relationship with equity-based compensation. Stock compensation expenses represent non-cash charges related to stock options and warrants given to employees and directors and non-employee business partners. For employee and director grants, the compensation charge reflects the difference between the exercise price of the options and the estimated fair value of the underlying common stock on the date of the grant. This compensation charge is deferred initially and amortized to expense over the vesting period of the applicable options. For non-employee grants, the compensation charge reflects the fair value of the options and warrants on the initial measurement date (typically the date of grant for those exercisable immediately or with fixed vesting periods, or the date when vesting becomes fixed for those with variable vesting periods), as well as subsequent remeasurements of such fair value until the options and warrants vest. Accordingly, we cannot currently estimate additional charges related to future remeasurement of unvested non-employee options and warrants. As of June 30, 1999, $2.3 million of deferred stock compensation remained to be amortized to expense, generally over the next four years, for stock options and warrants granted through June 30, 1999.

   The market for children's educational books, toys and games, and software is highly seasonal due to the holiday season. In addition, Internet usage generally declines in the summer. Accordingly, we expect to experience seasonal fluctuations in our revenues. In particular, we expect a disproportionate amount of our revenues to be realized during the fourth quarter of each calendar year.

   While we select and own our inventory, take all orders and manage our customer service, our inventory is held at a warehouse owned and maintained by J.L. Hammett Co. J.L. Hammett Co. picks, packs and ships all orders, and J.L. Hammett Co. maintains our warehouse management system. Our relationship with J.L. Hammett Co., a national distributor of educational products, provides us with industry and supplier relationships, favorable credit and price terms from vendors, and the ability to scale our warehouse operations.

Results of Operations

Comparison of Six Months Ended June 30, 1998 and June 30, 1999

   Revenues. Net revenues decreased from $1.2 million in the six months ended June 30, 1998 to $387,000 in the six months ended June 30, 1999. This decrease is a result of the discontinuation of our business model focused on the sales of our proprietary CD-ROM software and the transition of our business model to online sales of third-party educational products.

   Cost of revenues. Cost of revenues decreased from $401,000 in the six months ended June 30, 1998 to $279,000 in the six months ended June 30, 1999. Our gross profit margin decreased from 65.2% of net revenues in the six months ended June 30, 1998 to 27.9% of net revenues in the six months ended June 30, 1999. These changes are attributable to the transition of our business model to online sales of third-party educational products.

   Marketing and sales. Marketing and sales expenses increased from $846,000 in the six months ended June 30, 1998 to $5.7 million in the six months ended June 30, 1999. This increase was primarily attributable to the initiation of our advertising campaigns and promotional activities, fees to our fulfillment partner, J.L. Hammett Co., as well as to the hire of 20 employees and related expenses required to implement our new Internet business model.

   Development. Development expenses increased from $529,000 in the six months ended June 30, 1998 to $763,000 in the six months ended June 30, 1999. This increase was attributable primarily to the hire of nine employees and costs related to enhancing the features, content and functionality of our website. We expect development expenses to increase as we continue to develop new promotional programs on our website, as well as add new features and upgrade technology.

   General and administrative. General and administrative expenses increased from $213,000 in the six months ended June 30, 1998 to $399,000 in the six months ended June 30, 1999. This increase was attributable primarily to the hire of seven employees and increased legal and accounting expenses. We expect general and administrative expenses to increase as we expand our operations and infrastructure to support future growth and transition to being a public company.

   Stock compensation. We recorded deferred stock compensation of $12,000 in the six months ended June 30, 1998 and $1,185,000 in the six months ended June 30, 1999. We amortized $9,000 of deferred stock compensation as an expense in the six months ended June 30, 1998 and $364,000 in the six months ended June 30, 1999 related to stock options and warrants granted to employees. The remaining total deferred stock compensation is being amortized over the vesting period of the individual options and warrants. We recorded additional stock compensation of $10,000 and $216,000 as an expense in the six months ended June 30, 1998 and 1999 related to warrants and options granted to non-employees.

   Interest and other income (expense), net. Interest and other income (expense), net increased from $15,000 in other net expense in the six months ended June 30, 1998 to $52,000 in other net income in the sixth months ended June 30, 1999. This increase was primarily attributable to an increase in interest income from invested capital.

Comparison of Years Ended December 31, 1996, 1997 and 1998

   Revenues. Revenues increased from $1.2 million in 1996 to $1.4 million in 1997 to $2.3 million in 1998. This increase was primarily attributable to increased sales of CD-ROM products, which was a result of new product offerings and expanded marketing and sales efforts through traditional retail channels.

   Cost of revenues. Cost of revenues increased from $407,000 in 1996 to $491,000 in 1997 to $928,000 in 1998. This increase was primarily attributable to additional costs associated with increased sales of CD-ROM products. Our gross margin decreased from 67.2% of net revenues in 1996 to 65.3% in 1997, to 59.7% in 1998.

   Marketing and sales. Marketing and sales expenses decreased from $1.0 million in 1996 to $756,000 in 1997. This decrease was primarily attributable to a decrease in headcount and related expenses as we repositioned our product line on children's skills assessment. Marketing and sales expenses increased from $756,000 in 1997 to $2.7 million in 1998. This increase was primarily attributable to additional costs associated with promotions and advertising for our repositioned proprietary CD-ROM products and, beginning in November 1998, for the launch of our website in November 1998.

   Development. Development expenses decreased from $887,000 in 1996 to $721,000 in 1997. This decrease was primarily attributable to a decrease in headcount and related expenses as we repositioned our product line. Development expenses increased from $721,000 in 1997 to $1.4 million in 1998. This increase was primarily attributable to additional costs associated with development of the SmarterKids.com website which commenced in March 1998.

   General and administrative. General and administrative expenses decreased from $611,000 in 1996 to $430,000 in 1997. This decrease was primarily attributable to a decrease in headcount and related expenses as we repositioned our proprietary CD-ROM product line. General and administrative expenses increased from $430,000 in 1997 to $490,000 in 1998. This increase was primarily attributable to increased headcount and related expenses of the repositioning of our product line, which began in late 1997.

   Stock compensation. With respect to stock options granted, we recorded deferred stock compensation of $1.5 million and amortized $81,000 of stock compensation as an expense in 1998, recorded deferred stock compensation of $62,000 and amortized $4,000 of stock compensation as an expense in 1997. During 1996, stock options were granted with exercise prices equal to the then fair value of the common stock. Accordingly, no deferred stock compensation was recorded during 1996. We recorded additional stock compensation of $2,000, $11,000 and $106,000 as an expense in each of the years ended December 31, 1996, 1997 and 1998 related to options and warrants granted to non-employees.

   Interest and other income (expense), net. Interest and other income (expense), net decreased from $51,000 in other net income in 1996 to $17,000 in other net expense in 1997. This decrease was primarily attributable to expenses associated with our equipment capital lease. Interest and other income (expense), net increased from $17,000 in other net expense in 1997 to $19,000 in other net income in 1998. This increase was primarily attributable to an increase in interest income from invested capital.

Selected Quarterly Results of Operations

   The following table sets forth selected unaudited statement of operations data for the six quarters in the period ended June 30, 1999, both in dollar amounts and as a percentage of total net revenues. This data was derived from our unaudited financial statements that, in our opinion, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this quarterly information. This data should be read in conjunction with the audited financial statements and related notes included elsewhere in this prospectus.

                                               Quarter Ended
                          ---------------------------------------------------------------
                          Mar. 31,  June 30,  Sept. 30,  Dec. 31,   Mar. 31,    June 30,
                            1998      1998      1998       1998       1999        1999
                          --------  --------  ---------  --------   ---------   ---------
                                               (in thousands)
Net revenues:
 Online retail..........   $   --    $   --    $   --    $    22    $      94   $     293
 Proprietary CD-ROM.....      519       633       663        463           --          --
                           ------    ------    ------    -------    ---------   ---------
   Total net revenues...      519       633       663        485           94         293
                           ------    ------    ------    -------    ---------   ---------
Cost of revenues:
 Online retail..........       --        --        --         20           69         210
 Proprietary CD-ROM.....      171       230       219        288           --          --
                           ------    ------    ------    -------    ---------   ---------
   Total cost of
    revenues............      171       230       219        308           69         210
                           ------    ------    ------    -------    ---------   ---------
Gross profit............      348       403       444        177           25          83
                           ------    ------    ------    -------    ---------   ---------
Operating expenses:
 Marketing and sales ...      377       469       565      1,267        2,023       3,690
 Development............      252       277       303        546          367         396
 General and
  administrative........       99       114       117        160          155         244
 Stock compensation.....        9        10        53        115          384         196
                           ------    ------    ------    -------    ---------   ---------
   Total operating
    expenses............      737       870     1,038      2,088        2,929       4,526
                           ------    ------    ------    -------    ---------   ---------
Loss from operations....     (389)     (467)     (594)    (1,911)      (2,904)     (4,443)
Interest and other
 income (expense), net..       (5)      (10)        4         30           24          28
                           ------    ------    ------    -------    ---------   ---------
Net loss................   $ (394)   $ (477)   $ (590)   $(1,881)   $  (2,880)  $  (4,415)
                           ======    ======    ======    =======    =========   =========

                                   As a Percentage of Total Net Revenues
                          ---------------------------------------------------------------
Net revenues:
 Online retail..........       --%       --%       --%       4.5%       100.0%      100.0%
 Proprietary CD-ROM.....    100.0     100.0     100.0       95.5           --          --
                           ------    ------    ------    -------    ---------   ---------
   Total net revenues...    100.0     100.0     100.0      100.0        100.0       100.0
                           ======    ======    ======    =======    =========   =========
Cost of revenues:
 Online retail..........       --        --        --        4.1         73.4        71.7
 Proprietary CD-ROM.....     32.9      36.3      33.0       59.4           --          --
                           ------    ------    ------    -------    ---------   ---------
   Total cost of
    revenues............     32.9      36.3      33.0       63.5         73.4        71.7
                           ------    ------    ------    -------    ---------   ---------
Gross profit............     67.1      63.7      67.0       36.5         26.6        28.3
                           ------    ------    ------    -------    ---------   ---------
Operating Expenses:
 Marketing and sales ...     72.6      74.1      85.2      261.2      2,152.1     1,259.4
 Development............     48.6      43.8      45.7      112.6        390.4       135.1
 General and
  administrative........     19.1      18.0      17.7       33.0        164.9        83.3
 Stock compensation.....      1.7       1.6       8.0       23.7        408.5        66.9
                           ------    ------    ------    -------    ---------   ---------
   Total operating
    expenses............    142.0     137.5     156.6      430.5      3,115.9     1,544.7
                           ------    ------    ------    -------    ---------   ---------
Loss from operations....    (74.9)    (73.8)    (89.6)    (394.0)    (3,089.3)   (1,516.4)
Interest and other
 income (expense), net..     (1.0)     (1.6)      0.6        6.2         25.5         9.6
                           ------    ------    ------    -------    ---------   ---------
Net loss................    (75.9)%   (75.4)%   (89.0)%   (387.8)%   (3,063.8)%  (1,506.8)%
                           ======    ======    ======    =======    =========   =========

   Due to the fact that we transitioned to our online business model in November 1998, we believe that period-to-period comparisons prior to 1999 are less meaningful than an analysis of quarterly results in 1999.

   Revenues increased in the quarter ended June 30, 1999 over the quarter ended March 31, 1999 due primarily to increased consumer awareness of our brand and increased number of customers.

   Cost of revenues increased in the quarter ended June 30, 1999 over the quarter ended March 31, 1999 primarily due to increased revenues. Gross margins increased in the quarter ended June 30, 1999 over the previous quarter due to a more favorable mix of product sales.

   Marketing and sales expenses increased in the quarter ended June 30, 1999 over the quarter ended March 31, 1999 primarily due to increases in promotional and advertising activities.

   Development expenses increased in the quarter ended June 30, 1999 over the quarter ended March 31, 1999 primarily due to increased headcount and related expenses.

   General and administrative expenses increased in the quarter ended June 30, 1999 over the quarter ended March 31, 1999 primarily due to increased headcount and related expenses and professional fees.

Liquidity and Capital Resources

   Since inception, the Company has incurred significant losses. The Company has met its cash requirements primarily through the sale of capital stock and the use of capital leases. The Company has received capital from investors in three private venture capital financings totaling $37.0 million through July 1999.

   Net cash used in operating activities was $3.6 million in the six months ended June 30, 1999 as compared to $612,000 in the six months ended June 30, 1998. This increase in cash used in operating activities was primarily attributable to increased expenses associated with launching and promoting our new website and retail internet business. Net cash used in operating activities was $2.0 million in the year ended December 31, 1998, as compared to $947,000 in the year ended December 31, 1997. In each of these periods, our principal operating cash requirements were to fund our working capital needs. In future periods, we expect that operating cash requirements will increase and that a significant portion of our cash used in operating activities will be attributable to the purchase of inventory as we anticipate owning our inventory by the end of 1999.

   Net cash used in investing activities has been primarily for purchases of fixed assets and was $40,000 in the six months ended June 30, 1999 as compared to $13,000 in the six months ended June 30, 1998. The increase in cash used in investing activities was primarily attributable to increased purchases of equipment. Net cash used in investing activities was $33,000 in the year ended December 31, 1998, and cash flows from investing activities was $181,000 in the year ended December 31, 1997. The cash generated from investing activities in 1997 reflected a release of a restricted cash deposit related to a prior lease arrangement.

   Net cash provided by financing activities was $83,000 in the six months ended June 30, 1999 as compared to $1.2 million in the six months ended June 30, 1998. Net cash provided by financing activities was $6.0 million in the year ended December 31, 1998, as compared to $626,000 in the year ended December 31, 1997. Net cash provided by financing activities in the year ended December 31, 1998 consisted primarily of net proceeds of $6.1 million from the issuance of series B redeemable preferred stock. In the year ended December 31, 1997, net cash provided by financing activities consisted primarily of proceeds of $710,000 derived from the issuance of series B redeemable preferred stock.

   As of June 30, 1999, we had $687,000 of cash and cash equivalents. As of that date, our principal commitments consisted of obligations outstanding under capital leases in the amount of $17,000 and accounts payable of $3,641,000. Although we currently have no material commitments for capital expenditures, we anticipate that our business model will require us to commit significant resources to aggressively promote our brand, expand our product and service offerings and enhance our infrastructure. Subsequent to the June 30, 1999 balance sheet date, we sold 4,284,091 shares of series C preferred stock in July 1999, resulting in net proceeds to us of $25.3 million.

   We currently anticipate that the net proceeds of this offering, together with current cash and cash equivalents, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. We anticipate that we are likely to need additional financing to execute our business model after such 12 months, or sooner if we need to respond to business contingencies such as lower-than-anticipated revenues, funding additional advertising expenditures, developing new or enhancing existing content, features or services, enhancing our operating infrastructure, responding to competitive pressures, or acquiring complementary businesses or technologies. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders may be reduced, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all.

Recent Accounting Pronouncements

   In March 1998, the AICPA issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 provides guidance regarding when software developed or obtained for internal use should be capitalized. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 in the six months ended June 30, 1999 did not have a material impact on our financial position or results of operations.

   In April 1998, the AICPA issued Statement of Position No. 98-5, "Reporting on Costs of Start-up Activities," which requires all costs associated with pre-opening, pre-operating and organization activities to be expensed as incurred. The adoption of SOP 98-5 in the six months ended June 30, 1999 did not have a material impact on our financial position or results of operations.

   In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. We do not currently nor do we intend in the foreseeable future to use derivative instruments, and therefore, do not expect that adoption of SFAS 133 will have any impact on our financial position or results of operations.

   In December 1998, the AICPA issued Statement of Position No. 98-9, "Modification of SOP No 97-2, Software Revenue Recognition, with Respect to Certain Transactions". SOP 98-9 amends SOP 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in SOP 98-9. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by vendor specific objective evidence, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. SOP 98-9 is effective for transactions entered into in fiscal years beginning after March 15, 1999. Also, the provisions of SOP 97-2 that were deferred by SOP 98-4 will continue to be deferred until the date SOP 98-9 becomes effective. We do not expect that the adoption of SOP 98-9 will have a significant impact on our results of operations or financial position.

Year 2000 Compliance

   Our failure or the failure of our key business partners, service vendors, suppliers, manufacturers or customers to be year 2000 compliant could have material adverse consequences on our business and results of operations. Such consequences could include difficulties in operating our website effectively, taking product orders, shipping products, delivering products and conducting other essential and fundamental business operations.

   The year 2000 computer issue creates a significant risk for us in at least four areas:

  . potential warranty or other claims arising from our software products or the software products of others that we sell

  .  systems we use to run our business

  .  systems used by our suppliers, vendors, and service partners

  .  systems used by customers

   A failure in any of these areas to be year 2000 compliant may seriously harm our operations.

   Background of year 2000 issues. Many currently installed computer and communications systems and software and hardware products are unable to distinguish 21st century dates from 20th century dates. This inability could result in system failures or miscalculations causing business disruptions. As a result, many software, computer, communications and other systems need to be upgraded or replaced to become year 2000 compliant.

   Our product testing. We have tested those few proprietary CD-ROM products that we continue to sell online for year 2000 compliance. We derived our testing method from our review and analysis of the year 2000 testing practices of other software vendors, relevant industry year 2000 compliance standards and the specific functions and operating environments of our products. The tests were run on all supported platforms for each current release of our products and included testing for date calculations and internal storage of date information with test numbers starting in 1999 and going beyond the year 2000. Based on these tests, we believe our current proprietary CD-ROM products to be year 2000 compliant with respect to date calculations and internal storage of date information. We have not done any year 2000 compliance testing on any of the third-party products that we sell online.

   Our website testing. We have reviewed the year 2000 compliance of our externally and internally developed proprietary software that shapes and controls a person's experience while they interact with our website. This review included testing to determine how our systems will function at and beyond the year 2000. Since inception, we have internally developed or reviewed the development of most of the systems for the operation of our website. These systems include the software used to provide our website's search, customer interaction, and transaction processing. Based upon our assessment to date, we believe that our internally developed proprietary software is year 2000 compliant.

   Our external vendors and third party supplied software. The systems and software of third parties on which we rely may contain errors or faults with respect to the year 2000. For example, we depend on J.L. Hammett Co. to process our orders, financial institutions to process credit card transactions, telecommunications vendors to maintain our network, Exodus Communications to host our website, shipping companies to deliver products to customers, affiliate networks to allow other websites to sell through SmarterKids.com, and software, hardware and systems for use in our administrative, communications, accounting, database, security, network, electronic mail, product development, website operations, telephone and other systems. Although it has stated that its systems and software used in our operations are year 2000 compliant, J.L. Hammett Co., our fulfillment vendor, has not provided us with any written assurances. All third parties whose systems are material to our operations have posted their year 2000 compliance statements on their websites, where they have given assurances that their systems are year 2000 compliant or that they will be year 2000 compliant by the end of the year. As part of our continuing year 2000 preparation, we intend to pursue year 2000 related corrections or updates offered by our vendors.

   The failure of software and computer systems from J.L. Hammett Co. or our other third-party suppliers to be year 2000 compliant could have a material adverse effect on us. Known or unknown errors or defects that affect the operation of our software and systems and those of third parties could result in delay or loss of revenue, interruption of services, cancellation of customer orders, diversion of development resources, damage to our reputation, increased service and warranty costs and litigation costs.

   Our internal systems. We periodically review our internally developed management information and other systems to identify any products, services or systems that may not be year 2000 compliant and to take corrective action when required. To date, we believe we have reviewed all relevant systems. We have not identified any material year 2000 problems with our internally developed computer systems.

   Costs of addressing year 2000 compliance. Based on our preliminary evaluations, we do not believe we will incur significant expenses or be required to invest heavily in computer system improvements to be year 2000 compliant. To date, we have spent approximately $41,000, and approximately 450 person-hours, on year 2000 issues. However, significant uncertainty exists concerning the potential costs and effects associated with year 2000 compliance. Any year 2000 compliance problem experienced by our customers, our vendors, J.L. Hammett Co. or us could reduce demand for our products, which could have a material adverse effect on our business.

   Customer claims. We may be subject to customer claims to the extent our software products or the software products of others that we sell fail to operate properly as a result of the occurrence of the date January 1, 2000. Liability may result to the extent our products are not able to store, display, calculate, compute and otherwise process date-related data. We could also be subject to claims based on the failure of our software products or the software products of others that we sell to work with software or hardware from other vendors.

   Contingency planning. Our contingency plan is focused on those activities and functions specifically related to processing customer orders. It addresses only those types of failures for which contingency operation is possible. For example, if all communications links between our website and J.L. Hammett Co. were to fail, but we were still able to accept customer orders at the website, customer order data would be copied to physical media and transported by courier to our fulfillment location.

   Our contingency plan does not address any types of failures for which contingency operations would be impossible. For example, any significant disruption in the Internet would prevent customers from placing orders via the Internet. The failure of our credit card processor would prevent customers from making payments.

   It is likely that some types of failures were unforeseen, overlooked, or otherwise omitted from our analysis and were therefore omitted from our contingency plan. We believe the reasonably likely worst case scenario would involve year 2000 issues preventing a significant number of users from accessing our website and the loss of critical services to our business. A prolonged failure beyond our control or that was unforeseen could prevent us from operating our business, prevent users from accessing our website, or prevent visitors to our website from placing orders. We believe that some of the business consequences, in the event of such failure, would include:

  .  lost revenues

  .  increased operating costs

  .  loss of customers or visitors to our website

  .  claims of mismanagement, misrepresentation or breach of contract

   Any of these consequences would likely harm our business, operating results and financial condition.

                                    BUSINESS

Overview

   SmarterKids.com is a leading online retailer focused on children's educational books, toys and games, and software. We offer a broad assortment of carefully selected, fun and educational products, a trusted brand, competitive prices and an easy-to-use online shopping environment. We provide educational content to help parents and gift givers find quality products and make informed purchase decisions tailored to a child's individual developmental needs and learning goals.

   SmarterKids.com integrates carefully selected products, helpful content and interactive tools with an intuitive and easy-to-use interface to create a compelling and unique online shopping experience. Our staff of full-time certified educators carefully selects and then reviews only those products that meet our high quality standards. Our rapidly growing collection of competitively priced educational products includes over 2,400 books, toys and games, and software titles from over 300 suppliers. Because we are focused on education, many of our products, particularly toys and games, are often not found on many of the other popular websites offering children's products.

   The MySmarterKids personalization area on our website allows parents to build an evolving and confidential educational profile of their child that can include information about the child's age and grade, learning styles, learning goals and performance on standardized tests. Our SmartPicks technology then uses this profile to make product recommendations from our distinctive assortment of products tailored to a child's individual developmental profile and goals.

   We launched our website in November 1998. In a survey of the top 40 Web retailers, SmarterKids.com was the 10th most visited shopping website in August, as estimated by PC Data, an independent Internet research firm.

Industry Background

   Our business lies at the intersection of the consumer market for educational and developmental products for children and the increasing acceptance of Internet-based commerce.

The Educational Products Market

   As a result of a number of societal trends, including constraints on school budgets and the increasing use of standardized tests, many parents are taking a more active role in their children's education. In their efforts to help their children learn, improve their children's standardized test scores and make learning fun, parents are increasingly purchasing educational books, toys and games, and software.

   Parents are faced with the challenge of finding quality educational products and selecting the right products for their children. With thousands of educational products to choose from and few reliable sources of information, finding the appropriate products for a specific child's needs and goals can be overwhelming and confusing. Parents seek a resource for comprehensive and trusted educational content and product information to help them make informed purchase decisions.

Limitations of the Traditional Retail Channel

   The traditional retail channel, including mass-market retailers, has numerous participants and is highly fragmented. In general, store-based retailers face a number of challenges in providing a shopping experience that meets the needs of parents. These include:

  .  narrow selection of products due to physical space limitations

  .  high costs from the need to build and operate multiple retail locations

  .  lack of flexibility in product display and merchandising capabilities

  . lack of convenience due to limited hours of operation and geographic location

  .  lack of focus on educational products and limited educational expertise

   Specialty educational and creative toy and game retailers that are focused on education often lack an in-depth understanding of their products and the expertise or time to analyze a child's specific needs. As a result, the traditional retail channel fails to satisfy parents' needs for selection, convenience, personalized service, and advice and information.

Growth of the Internet and Consumer E-Commerce

   Because of the inherent limitations of traditional retail channels of distribution, the Internet is dramatically affecting the way consumers and businesses are buying and selling products and services. There were an estimated 142 million Internet users worldwide at the end of 1998. This number is anticipated to grow to over 500 million users by the end of 2003. It is also estimated that the worldwide consumer e-commerce market will grow from approximately $15 billion in 1998 to approximately $171 billion in 2003. The Internet is well-suited for consumer commerce for a number of reasons:

  . increased convenience due to the ability to access the Internet at any time from almost any location

  . virtually unlimited "shelf" space to allow merchants to offer a wide selection of products and services

  .  low facilities and staffing costs

  . merchandising flexibility due to the merchant's ability to quickly update and customize product selection and presentation, editorial content and prices

  . enhanced knowledge of customers' needs from the merchant's ability to gather, process and store large amounts of customer information

  .  the ability to provide a large amount of targeted information.

   In addition, a growing number of consumers are using the Internet to not only make purchases but also to obtain information and manage personal needs. Many Internet-based companies have emerged to address these online opportunities. These companies are focusing on such areas as consumer goods, travel, personal finance and healthcare.

Limitations of Online Retailers that Offer Educational Products

   Although online retailers have a number of advantages, those that offer educational products as a component of their larger product mix have been limited in a number of ways because they:

  .  do not offer in-depth evaluations of products

  .  lack extensive educational and editorial content

  . lack the ability to assess an individual child's needs to personalize the online experience

   The limitations of traditional and online retailers create a significant opportunity for an educational resource that combines educational expertise and assessment tools, a wide range of quality educational products and the power of the Internet to help parents make informed purchase decisions.

The SmarterKids.com Solution

   SmarterKids.com is a leading online retailer focused on children's educational books, toys and games, and software. We combine our expertise in children's education with our sophisticated and proprietary product analysis to help parents make better purchase decisions. Key features of our solution include:

   Broad Assortment of Carefully Selected and Reviewed Educational
Products. Our collection of competitively priced educational products includes over 2,400 books, toys and games, and software titles from over 300 suppliers. We continue to carefully select and add products to our assortment that meet our high quality standards. Our staff selects only products that have educational, developmental or learning value. In our KidsLab, children test and review many of our current and prospective products. Once selected, our review process then determines product suitability based on the skills taught, effectiveness in addressing each skill, the appropriate grade level(s), the teaching approach, learning style and the occasion for use, such as bedtime, travel or group play. Each product is assigned a rating for "fun," "ease of use" and "reusability" and is then given an overall "Reviewer's Opinion." Because we are focused on education, many of our products, particularly toys and games, are not found on many of the other popular websites that offer children's products.

   Compelling Educational Content and Contextual Merchandising. We believe that SmarterKids.com is an authority on educational products. Each member of our staff of full-time educators holds a degree in education, has experience in an educational setting and has designed and implemented developmental and educationally appropriate curriculum for children. Our staff of educators develops our content, including educational articles, parenting advice and product reviews, and we also license educational content from third parties. The benefit we provide parents comes, first, in our selection of the best educational products in the marketplace to offer from our website and, second, by providing online advice and information about specific products to help parents and gift givers make appropriate selections. Our website also integrates content with access to relevant products. For example, the Smarter Parents Resource Center suggests weekly and monthly educational activities parents can do with their children and then suggests products to expand on these activities. Our Teacher Talk Glossary helps parents understand commonly used educational terms. Our SmarterTips helps parents prepare their children for standardized tests. Ask the Teacher enables parents to submit questions to our staff of teachers regarding their child's development and review archived answers to previous questions. Smarter Websites connects parents to other relevant educational websites.

   Convenient and Easy-to-Use Website. We integrate carefully selected products, helpful content and interactive tools, with an intuitive and easy-to-use interface. We organize our website around age and grade levels, which is the way parents typically think about the educational development of their children. We offer full search and browsing capabilities that enable parents to find products easily. Furthermore, we notify registered parents when we offer relevant new products or specials. We provide customers the convenience and flexibility of shopping 24 hours a day, 7 days a week, with dedicated customer service and reliable and timely product delivery. Our customer service center, which is staffed with representatives trained to assist customers with product selection, order processing and other questions, operates Monday through Friday from 9:00 a.m. through 9:00 p.m. Eastern Standard Time and on Saturday from 9:00 a.m. through 5:00 p.m. Eastern Standard Time.

   Technology That Matches Products With a Child's Unique Educational
Profile. Parents can use our proprietary technology to find products that meet their child's unique educational needs. The MySmarterKids personalization area allows parents to build an evolving and confidential educational profile of their child that can include information about the child's age and grade, learning goals and results from:

  .  our Learning Styles Survey that parents can fill out online

  .  skills check-up assessment tests that children can take online

  .  CD-ROM based skills tests that parents can order from our website

  .  scores from state-sponsored standardized tests

   Our proprietary SmartPicks technology then uses this developmental profile to make targeted product recommendations. SmartPicks "reshuffles" our entire store so that we emphasize those products that our educational team believes are appropriate for the individual child's unique needs and individual goals. On

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subsequent visits, our website will recognize registered members and display products and services tailored to a child's developmental profile and goals. We believe we are the first and presently the only educational products and services website to offer this level of personalization.

Strategy

   Our objective is to be the leading online provider of children's educational products, services and resources for parents. To achieve this objective, our strategy is to:

   Continue to Enhance our Customers' Experience to Build a Trusted Brand. We intend to make the SmarterKids.com brand synonymous with being the trusted online provider of children's educational products and services. We build customer loyalty and trust through the quality of the products we offer, the depth of our educational content and the high level of our customer service. We intend to enhance these experiences by offering more content, additional products and child assessment tools, additional customer service features and technology enhancements. We also intend to offer subscription programs, publications and incentives for our most loyal customers.

   Aggressively Build Brand Awareness and Expand our Customer Base. We plan to increase our brand awareness through a variety of marketing and promotional techniques to drive traffic to our website. We advertise on leading parent-oriented websites and have developed a number of marketing relationships with online media companies such as Yahoo! and Microsoft's Encarta, and affiliate marketing relationships with LinkShare and GeoCities. In addition, we conduct carefully targeted print, radio, television and direct mail advertising, as well as other consumer-oriented promotional campaigns.

   Pursue Additional Revenue Opportunities. We intend to leverage our brand and customer base to develop additional revenue opportunities. These include:

  .  increasing product selection in existing categories

  .  adding new product categories and products for additional age ranges

  .  introducing private label products

  .  introducing online learning and testing services

  . acquiring or partnering with new or complementary businesses, products, services or technologies

   Leverage the Power of Our Customer Database. Our customer database is comprised of detailed customer information, buying patterns and educational profiles. Parents who use MySmarterKids provide us with information about their children, including demographics, learning goals, learning styles and standardized or online test scores. This growing database enables us to accurately target product, service and promotional offerings to customers for whom they are most relevant. We believe that our customer database will enable us to optimize our product selection and website design, increase repeat purchases and maintain long-term, profitable relationships with our customers while maintaining a strict level of privacy and confidentiality.

   Maintain Scalable and Efficient Fulfillment Operations to Ensure Customer Satisfaction. We intend to maintain an efficient and low-cost inventory and fulfillment infrastructure that can scale rapidly. Our relationship with J.L. Hammett Co. provides us with industry and supplier relationships, favorable credit and pricing terms from suppliers and the ability to scale our warehouse operations. While we select and own our inventory, take all orders and manage our customer service, all our inventory is held at a warehouse owned and maintained by J.L. Hammett Co., and J.L. Hammett Co. picks, packs and ships all orders, and maintains our warehouse management system.

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Shopping at SmarterKids.com

   We have designed the SmarterKids.com website to make it easy and convenient to use. Our website provides informative reviews of our products and other useful educational information and is organized in the same way that parents typically think about the educational development of their kids--by age and grade level.

   Website Design and Utility. The primary means by which our products and features are organized is by SmarterKids.com's five age and grade ranges-- Toddler, Preschool through Kindergarten, Grades 1-3, Grades 4-6 and Grades 7-9, each grade range is referred to as an "aisle" on our website. Parents naturally think about their children in terms of their age and grade, and by organizing our website in this manner SmarterKids.com is able to emphasize its unique focus on the individual child.

   Within each age and grade range, or "aisle," visitors can browse through links organized by parents' or teachers' favorites, subject matter, brand, keyword or theme. Each aisle also has pictures and prices of highlighted products with links to our teachers' reviews of these products.

   From our home page, or within each aisle, customers may access a number of helpful areas within the website, including:

  . product categories such as Parents' Favorites, Teachers' Favorites, Best Sellers, Monthly Picks, Gift Ideas, Cool and Unique or Twenty Costing $20 or Less

  .  product groups, organized by well-known brands or favorite characters

  .  SmarterKids.com's Learning Styles Survey

  . subject links, to find products which address a particular educational or developmental area

  . a keyword search box, where customers can enter a product name, manufacturer name or descriptive words to find a product

   These areas are constantly evaluated and refined to reflect the feedback we gather from our customers and any seasonal, periodic or promotional opportunities we choose to pursue.

   Products. SmarterKids.com offers three product types--books, toys and games, and software--ranging in price from under $2.00 to $100.00. These products range from those based on popular brands and licensed characters to hard-to-find specialty items. We set our prices on parity with the average prices of similar products offered by our online competitors. Each product listing has a picture of the product; narrative review; indication of skills developed, educational approach utilized, and best application; and ratings for ease of use, fun, reusability and depth of instruction. With one click, a user can see all applicable brands, categories and special offers for each product type. For example, a parent might select a vividly illustrated book that teaches letter recognition, software that uses an engaging interactive story to develop creativity, or a puzzle that teaches motor skills and spatial-relationship awareness.

   MySmarterKids offers what we believe to be one of the most personalized shopping experiences in e-commerce. Parents enter information related to their child's education and development to build a personal profile, and SmarterKids.com uses the information to present an educationally appropriate assortment of products. The more information that a parent enters, the more precise will be the product recommendations made by SmartPicks, our proprietary personalization technology. MySmarterKids incorporates a child's age and grade, learning goals and results from:

  .  our Learning Styles Survey that parents fill out online

  .  a skills check-up assessment test that children can take online

  .  a CD-ROM-based skills test that parents can order from our website


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  .  scores from state-sponsored standardized tests

   For example, when a parent wishes to focus a first grade child on pre-reading skills, SmartPicks presents only those products appropriate to that age and skill goal. Further individual customization can be achieved when a parent completes our Learning Styles Survey to determine whether a child learns best through a linguistic, visual, musical, interpersonal, intrapersonal, mathematical or physical style. If a child's learning style is visual, SmartPicks will customize this child's shopping area by suggesting products that teach pre-reading skills to a first grader through visual learning. SmartPicks retains a child's information for future reference by the parent. When a parent returns to our website, new products will automatically be suggested that achieve the learning goals and fit the learning style and age range of the child.

   We protect all information entered into MySmarterKids and elsewhere and strictly adhere to commonly accepted privacy standards established by TrustE and the Better Business Bureau.

   Product Selection, Check-out and Payment functions are easy and intuitive. We stock each item that we sell and are able to show the customer the availability for each product. Our credit card approval technology prevents customers from experiencing delays in check-out. Customers receive e-mail confirmations of their orders, notification of shipment, and the ability to track their shipment through UPS.

   Website Content is designed and selected to achieve our mission of helping parents help their children learn. SmarterKids.com's product reviews, which are prepared by our staff of full-time educators. To promote trust, we encourage customers to access explanations of our product review methodology. Our Parents Center suggests weekly learning activities that parents can do with their children, helps parents prepare their children for standardized tests, and offers a Teacher Talk Glossary to explain terms used by education professionals. Ask the Teacher enables parents to submit questions regarding their child's development and review archived answers to previous questions. Smarter Links connects parents to relevant and powerful information sources. Parents who register for MySmarterKids receive twice-monthly e-mailed newsletters.

Strategic Relationships

   Our strategic relationships primarily increase our visibility, reinforce our positioning and expand our customer base. Key strategic relationships include:

   National Computer Systems is the largest processor of standardized tests for kindergarten through grade 12 in the United States. NCS provides processing and scoring for over 30 million student assessment tests, such as the Iowa Test of Basic Skills, in all 50 states and for the U.S. Department of Education. In May 1999, NCS launched its WeHelpKids.com website, offering a variety of electronic HelpTests and value-added services aimed at providing assessment and identification of a student's academic strengths and weaknesses. WeHelpKids.com contains several direct links to our website, which draws parents eager to support and encourage their children's learning. The links are promoted through both a banner promotion and the NCS ReportCard service. The NCS ReportCard service allows parents to enter the results of their children's state standardized tests on WeHelpKids.com and receive personalized product recommendations from our SmartPicks system based on those test results. WeHelpKids has commenced this service as a pilot program for Michigan standardized tests and intends to add tests and services for tests given in other states. The agreement with NCS provides for a revenue sharing arrangement and expires in March 2001 unless renewed.

   The Lightspan Partnership, Inc. creates and sells curriculum-based educational CD-ROM software and web programs. It recently launched a monthly subscription online service that offers customized classroom resource pages for teachers, students and parents. Our relationship with Lightspan includes a co-branded store, which was launched in October 1999, content sharing and joint marketing activities. Promotions are intended to encourage teachers to visit and promote the co-branded store. We have agreed to various

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content sharing opportunities, including offering Lightspan content in our
ParentCenter and links to their learning activities from various locations on our site, including from the MySmarterKids location of our site. Lightspan has agreed to link to the co-branded store from specific learning activities on the Lightspan network. The agreement with Lightspan provides for revenue sharing and expires in December 2000 unless renewed.

   J.L. Hammett Co. is a national distributor of educational products to schools and also operates over 70 retail stores. It has supplied educational products for 136 years. We leverage J.L. Hammett Co.'s experience in distribution and strong knowledge of educational products to better meet the needs of our customers. While we select and own our inventory, take all orders and manage our customer service, all our inventory is held at a warehouse owned and maintained by J.L. Hammett Co., and J.L. Hammett Co. picks, packs and ships all orders, and maintains our warehouse management system. In addition, J.L. Hammett Co. promotes SmarterKids.com by including our literature in the shipments that it delivers to schools and with retail transactions.

Marketing and Promotion

   We use an aggressive and multi-faceted advertising and promotional strategy to build awareness and attract customers to our website. We use a personalized database marketing approach to build our customer base and encourage repeat transactions. We emphasize responsive and reliable customer service to earn our customers' loyalty.

   Our Online Marketing efforts primarily consist of relationships with companies who maintain websites which are important to our customer base. We place banners, buttons and text links on their websites in return for a specified number of impressions, and we jointly develop content, promotions and e-mail marketing programs. For example, we sponsor ABCNews.com's Homework Help section, and have a persistent search box on the home page of Microsoft's Encarta encyclopedia website. These relationships generally include revenue and content sharing arrangements. In these relationships we are usually the preferred, if not exclusive, online retailer of children's educational books, toys and games, and software. We also advertise on major banner networks such as Burst, 24/7, Flycast and Adsmart.

   Affiliates are websites that feature links to SmarterKids.com in return for a commission based on net sales that result from such referrals. Our over 10,000 affiliates range from vertically-oriented websites to online malls to individuals' websites. These programs are managed by LinkShare and Yahoo!'s GeoCities who recruit affiliates, collect commissions from us and pay the affiliate. We are currently the exclusive educational products reseller in GeoCities' Pages That Pay affiliate program.

   Offline Marketing is an increasingly important component of SmarterKids.com's customer acquisition and branding efforts. We advertise in a variety of parenting-oriented and other magazines and through direct mail and free-standing inserts. We also run radio and television advertisements and have significant promotions with a number of traditional, family-oriented companies.

   E-Mail is the primary vehicle by which we communicate with our customers and registered users. We send them periodic newsletters and notify them of private, customer-only offers. Increasingly, we personalize our information and offers to specific subsets of our customers, according to the products they have purchased and the information they have provided in their children's MySmarterKids profiles, further enhancing the value we add and our relationship with them.

Operations

   J.L. Hammett Co., a national distributor of educational products to schools, is our provider of distribution services. Our relationship with J.L. Hammett Co. has provided us with access to industry and supplier relationships, favorable credit and price terms due to its buying power and the ability to scale our warehouse

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operations as needed. J.L. Hammett Co. provides us with a well-trained staff and warehouse capacity to manage seasonal upturns and unanticipated changes in demand.

   We own and select our own inventory, take all orders and manage our customer service. All of our inventory resides at a warehouse owned and maintained by J.L. Hammett Co. and J.L. Hammett Co. picks, packs and ships all orders, and maintains the warehouse management system. In connection with the establishment of our relationship with J.L. Hammett Co. we issued J.L. Hammett Co. warrants to purchase 57,000 shares of common stock at a price of $1.33 per share in September 1998, and an additional 108,000 shares of common stock at a price of $1.33 per share in September 1999. Such warrants are immediately exercisable.

Customer Service

   We seek to provide a customer experience that exceeds customer expectations. Our goals include:

  .  prompt shipping

  .  responding to all e-mail inquiries within the same day

  .  maintaining a return rate of less than 1%

  .  maintaining at least 99% of inventory items in stock at any time

   We maintain a toll-free telephone customer service center staffed with customer service representatives trained to assist customers with product selection, order processing, shipping and billing and any other questions or problems. We train our representatives to be competent and courteous. We give representatives wide discretion to ensure that customers are satisfied with their purchases and their purchasing experience. Our customer service center operates Monday through Friday from 9:00 a.m. to 9:00 p.m. Eastern Standard Time and on Saturday from 9:00 a.m. to 5:00 p.m. Eastern Standard Time.

Technology

   We have implemented a broad array of scalable systems for website management, search, customer service, electronic transaction management and data interchange, e-mail, order processing, payment processing, office administrative services, and accounting. These systems use a combination of our own and commercially-available technologies. We focus our internal development efforts on creating and improving specialized software that is unique and able to enhance our business. We use a set of applications for:

  .  evaluating and reviewing products for eligibility in our store

  .  accepting and validating customer orders

  . managing customer telephone and e-mail inquiries and requests for service

  . transmitting order and related information among our website, headquarters, and fulfillment locations

  .  profiling customers' order histories and purchasing patterns

  .  conducting and managing customer payment transactions

  .  interacting with our fulfillment company

   We develop or select systems that are based on industry-standard architectures that have been designed to minimize downtime in case of outages or catastrophic occurrences. They provide 24-hours-a-day, 7-days-a-week availability. Our transaction processing methods and databases are designed without arbitrary capacity constraints and are scalable to any volume of demand that we expect to encounter. We have implemented load balancing systems and redundant servers to provide for fault tolerance.

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   Since September 1999, our systems infrastructure has been hosted at Exodus
Communications in Waltham, Massachusetts. Exodus provides redundant communication lines from multiple providers, 24-hour monitoring and engineering support, its own generators and multiple back-up systems. Exodus also maintains private peering relationships. Private peering refers to a private network that Exodus built with major tier-one Internet providers. Customers who connect through those service providers will be routed faster through the private network and avoid the unpredictable performance of the public Internet.

Competition

   Our competitors can be divided into several groups including:

  .  mass market retail chains, such as Kmart, Target and Wal-Mart

  . mass market book sellers, toy stores and computer hardware and software stores, such as Barnes & Noble, Toys "R" Us and CompUSA

  . traditional regional or local bookstores, toy stores and computer and software stores

  . traditional and online specialty educational retailers, such as Learning Express, Learningsmith, Noodle Kidoodle and Zany Brainy

  . online book sellers, toy sellers and computer software sellers, such as Amazon.com, eToys, Kay Bee Toys, toysmart.com and Beyond.com

  .  educational catalog distributors, such as Scholastic

   We believe that the principal competitive factors in our market are:

  .  brand recognition and trust

  .  ability to attract and retain consumers

  .  breadth of product selection

  .  product pricing

  .  availability of educational and authoritative information

  .  quality and responsiveness of customer service

   We believe that we compete favorably on many of these factors. We expect our brand recognition to increase as a result of current and future strategic relationships and marketing and advertising campaigns. We will also continue to expand our product selection.

Intellectual Property

   We regard the protection of our intellectual property as critical to our future success and rely on a combination of copyright, trademark, service mark and trade secret laws, license agreements and contractual restrictions to establish and protect our proprietary rights in our website architecture and technology, products, content and services. We have a pending patent application relating to the SmartPicks product selection algorithm we use on our website. We have entered into confidentiality and invention assignment agreements with our employees and contractors in order to limit disclosure of our proprietary information and to protect our ownership interest in our website architecture and technology. We cannot assure you that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or deter independent third-party development of similar technologies.

   We conduct business on the Internet using the trademark SmarterKids.com. There are a number of other trademarks and domain names similar to ours. An infringement action could be brought against us at

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any time by the holders of these marks. There is a substantial risk that the owner of other marks would overcome any defenses that we could raise. If the owner of such marks were to prevail in such an action, we could lose the ability to use the SmarterKids and SmarterKids.com trademark and domain name and could be subject to substantial damages. Such outcomes could adversely affect our business. If we are required to change our company, trademarks or domain name, we could lose customers and brand equity which would have a material adverse effect on our business and financial condition. Although we may attempt to acquire or license the right to use potentially relevant third-party trademarks and domain names, we may not be successful.

   We are presently a party to one patent infringement lawsuit. See "Legal Proceedings."

   We have licensed in the past, and expect that we may license in the future, certain of our intellectual property rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of the SmarterKids.com brand is maintained by such licensees, we cannot assure you that such licensees will not take actions that might materially adversely affect the value of our intellectual property rights or reputation, which could harm our business.

Regulatory Environment

   In general, existing laws and regulations apply to transactions and other activities on the Internet. However, the precise applicability of these laws and regulations to the Internet is sometimes uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet or electronic commerce. Nevertheless, numerous federal and state government agencies have already demonstrated significant activity in promoting consumer protection and enforcing other regulatory and disclosure statutes on the Internet. Additionally, due to the increasing use of the Internet as a medium for commerce and communication, it is likely that new laws and regulations may be enacted with respect to the Internet and electronic commerce covering issues such as user privacy, freedom of expression, advertising, pricing, content and quality of products and services, taxation, intellectual property rights and information security. The adoption of such laws or regulations and the applicability of existing laws and regulations to the Internet may adversely impact our ability to conduct our business and the growth of Internet use, thereby negatively affecting our business.

   We have adopted a privacy policy that sets forth our policies regarding our use of personal user information and have posted this policy on our website. It is possible, however, that federal or state legislation may be enacted governing user privacy, use of personal user information and privacy policy requirements. In fact, several states have recently proposed legislation that would limit the uses of personal user information gathered online and require the establishment of privacy policies. While we have implemented programs designed to enhance the protection of the privacy of our users, including children, we cannot assure you that such programs will conform with any regulations that may be established. Future regulations may adversely affect the ability to utilize demographic and personal information from users, which could have an adverse effect on our ability to provide targeted product sales. Any such developments could have a material adverse effect on our business.

   It is also possible that "cookies" may become subject to laws limiting or prohibiting their use. The term "cookies" refers to information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge or consent, which is used to track demographic information and to target advertising. Certain currently available Internet browsers allow users to modify their browser settings to remove cookies at any time or prevent cookies from being stored on their hard drives. In addition, a number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. Limitations on or elimination of the use of cookies could restrict the effectiveness of our targeting of advertisements, which could have a material adverse effect on our ability to generate advertising revenue.

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   We retain on our website personal information about our users that we obtain with their consent. We have a stringent privacy policy covering this information. As a matter of corporate policy, we do not supply customer lists to third parties. However, if third persons were able to penetrate our network security and gain access to, or otherwise misappropriate, our users' personal information, we could be subject to liability and our reputation would be harmed. Liability could include claims for misuses of personal information, such as for unauthorized marketing purposes or unauthorized use of credit cards. These claims could result in litigation, our involvement in which, regardless of the outcome, could require us to expend significant financial resources.

   The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. Under the European Union directive, European Union citizens are guaranteed certain rights, including the right of access to their data, the right to know where the data originated, the right to have inaccurate data rectified, the right to recourse in the event of unlawful processing and the right to withhold permission to use their data for direct marketing. The European Union directive could, among other things, affect U.S. companies that collect information over the Internet from individuals in European Union member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States. This could adversely affect our ability to expand our sales efforts to Europe.

   Legislative proposals have been made by the federal government that would afford broader protection to owners of databases of information, such as stock quotes and sports scores. Such protection already exists in the European Union. If enacted, this legislation could result in an increase in the price of services that provide data to websites. In addition, such legislation could create potential liability for unauthorized use of such data.

   Because our services are accessible throughout the United States, a state may claim that we are required to qualify to do business as a foreign corporation in that state. We are qualified to do business only in Massachusetts and Delaware. Our failure to qualify as a foreign corporation in a state where we are required to do so could subject us to taxes and penalties and could result in our inability to enforce contracts in such states. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business.

   The Children's Online Privacy Protection Act of 1999 allows the Federal Trade Commission to adopt regulations prohibiting unfair and deceptive acts and practices in connection with the collection and use of personal information from and about children on the Internet. This act could severely limit SmarterKids.com's ability to collect information necessary to build profiles about a child resulting in a material adverse effect on our business. The Child Online Protection Act of 1998 prohibits harmful commercial communications over the World Wide Web that are available to any person under 17 years old. This act has been subject to a temporary restraining order since November 19, 1998. If this injunction is removed, providing information to minors over the Internet would be greatly limited. The Omnibus Appropriations Act of 1998 places a moratorium on taxes levied on Internet access from October 1, 1998 to October 21, 2001. However, states may place taxes on Internet access if taxes had already been generally imposed and actually enforced prior to October 1, 1998. States which can show they enforced Internet access taxes prior to October 1, 1998 and states after October 21, 2001 may be able to levy taxes on Internet access resulting in increased cost to access the Internet, resulting in a material adverse effect on our business.

Employees

   As of September 30, 1999, SmarterKids.com had 73 full-time employees, including 24 in marketing and sales, 11 in customer service, 7 in editorial and education review, 18 in development and 13 in general and administrative. From time to time, we also employ independent contractors to support these operational areas. Our employees are not represented by a union, and we believe our employee relations are good.

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Facilities

   SmarterKids.com is headquartered in Needham, Massachusetts, where we lease an office with approximately 12,700 square feet under leases expiring in October 2000. We have executed an additional lease for 39,152 square feet in Needham, Massachusetts for our new principal offices under a lease expiring in October 2004. We anticipate that this space will be available for occupancy by the end of 1999. We believe that these facilities are adequate to meet our current requirements and that suitable additional or substitute space will be available as needed.

Legal Proceedings

   On July 15, 1999, Leslie S. Minkus filed a patent infringement lawsuit against us in the United States District Court for the Northern District of Illinois, alleging that our use of SmartPicks infringes a patent held by Mr. Minkus (U.S. Patent No. 5,122,952). Our SmartPicks technology uses a child's development profile provided by parents on the MySmarterKids area of our website to make targeted product recommendations based on an individual child's needs and goals. The patent at issue purports to disclose and claim a computer system for matching appropriate educational products with a child's developmental profile comprising so-called "static and dynamic data."
Mr. Minkus is seeking temporary and permanent injunctions, as well as unspecified damages. The hearing for the preliminary injunction motion is scheduled for December 1999. We believe that the suit is without merit and that we have meritorious defenses based on non-infringement and the invalidity of the Minkus patent.

   Patent litigation, however, is subject to inherent uncertainties. In addition, cases like this generally involve issues of law that are evolving, presenting further uncertainty. Our defense of this litigation, regardless of the merits of the complaint, has been, and will likely continue to be, time-consuming and a diversion for our personnel. A failure to prevail in this litigation could result in:

  .  our paying monetary damages

  . the issuance of a preliminary or permanent injunction requiring us to stop using SmartPicks, which could occur at any time

  . our having to redesign SmartPicks, which could be costly and time-consuming, assuming that a redesign is feasible

  . our having to reimburse Mr. Minkus for some or all of his attorneys' fees

  . our having to obtain from Mr. Minkus a license to his patent, which license might not be made available to us on reasonable terms, or at all

   Any of these results would harm our business, financial condition and operating results. Furthermore, we expect to continue to incur substantial costs in defending against this litigation and these costs could increase significantly if our dispute goes to trial.

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

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

   The following table sets forth certain information about our executive officers and directors, as well as certain members of our senior management.

Name                     Age Position
----                     --- --------
David Blohm............. 49  President and Chief Executive Officer
Jeff Pucci.............. 39  Co-Founder and Chairman
Richard Viard........... 39  Co-Founder and Senior Vice President, Product Development
Albert Noyes............ 41  Senior Vice President, Marketing and Sales
Robert Cahill........... 33  Vice President, Finance
Mark DeChambeau......... 38  Vice President, Operations
Neal Goldman............ 38  Vice President, Business Development
Joseph Panepinto........ 35  Vice President, Editorial
Richard Secor........... 39  Vice President, MIS and Chief Information Officer
John Zimmermann......... 40  Vice President, Merchandising
Susan Graham............ 29  Director of Education
Pauline O'Keeffe........ 32  Director of Public Relations
Richard Roseman......... 31  Director of Customer Acquisition and Retention
Lisa Tanzer Lewis....... 32  Director of Product Management
Richard D'Amore......... 45  Director
Michael Fitzgerald...... 46  Director
Brian Hickey............ 54  Director
Michael Kolowich........ 47  Director

--------

   David Blohm has served as SmarterKids.com's President and Chief Executive Officer since January 1998 and served as President and Chief Operating Officer from September 1995 to January 1998. Prior to joining us, Mr. Blohm served as President of ThinkingWorks, Inc., an educational research company, from June 1994 to September 1995. Mr. Blohm served as the President and Chief Executive Officer of MathSoft, Inc., a company he co-founded, from August 1985 to May 1994.

   Jeff Pucci, our co-founder, has served as SmarterKids.com's Chairman since August 1995, served as Co-Chief Executive Officer from January 1998 to June 1998 and Chief Executive Officer from August 1995 to January 1998. Mr. Pucci was President and Chief Executive Officer of SmarterKids.com from May 1994 to August 1995.

   Richard Viard, our co-founder, has served as SmarterKids.com's Senior Vice President, Product Development since April 1994. Mr. Viard served on our Board of Directors since our inception to November 1998.

   Albert Noyes has served as SmarterKids.com's Senior Vice President, Marketing and Sales since September 1997. Prior to joining us, Mr. Noyes served as Vice President of Sales and Marketing of net.Genesis, a developer and marketer of website usage and performance analysis products, from July 1996 to May 1997. From November 1995 to May 1996, Mr. Noyes served as Chief Executive Officer of The Mesa Group, a developer and marketer of messaging and groupware software, which was subsequently acquired by Microsoft. Mr. Noyes served as Venture Partner/Entrepreneur-in-Residence for Highland Capital, a venture capital firm from October 1994 to October 1995.

   Robert Cahill has served as SmarterKids.com's Vice President, Finance since June 1999 and served as Controller from October 1997 to June 1999. Prior to joining us, Mr. Cahill served as Accounting Manager for Gensym Corp., a developer and marketer of software products, from May 1995 to October 1997. Mr. Cahill served as a Senior Accountant for Ernst & Young LLP from January 1993 to May 1995.

   Mark DeChambeau has served as SmarterKids.com's Vice President, Operations since November 1998. Prior to joining us, Mr. DeChambeau was self-employed as an operations consultant from March 1997 to October 1998. Mr. DeChambeau served as Operations Manager for The Fulfillment Center, a full service fulfillment and distribution center, from October 1993 through January 1997.

   Neal Goldman has served as SmarterKids.com's Vice President, Business Development since April 1999. Prior to joining us, Mr. Goldman served as Vice President of Business Development for Dr. Solomon's Software, an anti-virus software vendor, from November 1996 to October 1998. Mr. Goldman served as product line manager for FTP Software, an Internet software company, from July 1995 to May 1996. He also served as Vice President of Marketing at Liant Software, a development tools company, from August 1994 to May 1995.
Mr. Goldman wrote The Complete Idiot's Pocket Reference Guide to the Internet, published by Macmillan Publishing.

   Joseph Panepinto has served as SmarterKids.com's Vice President, Editorial since April 1999. Prior to joining us, Mr. Panepinto served as Editor of FamilyPC magazine from August 1997 to February 1999, in a variety of senior positions for FamilyPC from June 1994 to August 1997 and as a consultant for FamilyPC from March 1994 to May 1994.

   Richard Secor has served as SmarterKids.com's Vice President, MIS and Chief Information Officer since October 1998. Prior to joining us, Mr. Secor served as Chief Information Officer for W.A. Wilde Company, a provider of direct mail advertising services, from February 1996 to October 1998. Mr. Secor served as Director of Information Services for ResponseNet, a division of W.A. Wilde Company, from September 1994 to February 1996.

   John Zimmermann has served as SmarterKids.com's Vice President, Merchandising since March 1999. Prior to joining us, Mr. Zimmermann served as Senior Vice President of Marketing and Merchandising for The Big Party!, a chain of over 50 party supply super stores, from December 1997 to March 1999. Mr. Zimmermann served as Merchandise Manager for Bradlees, Inc. a regional discounter, from June 1995 to December 1997. Mr. Zimmermann also served as Merchandise Manager of Contempo Casuals, a national specialty store, from June 1994 to June 1995.

   Susan Graham has served as SmarterKids.com's Director of Education since June 1998 and served as Educational Product Manager from July 1998 to February 1999. Ms. Graham served as a kindergarten teacher at the American School in London from Fall 1995 to Spring 1997 and in the Washington D.C. Public School District from Fall 1992 to Spring 1994. Ms. Graham has a Masters in Education from Harvard University, which she attended from September 1994 through June 1995. From Spring 1997 through July 1998, Ms. Graham was self-employed as a curriculum author and educational researcher.

   Pauline O'Keeffe has served as SmarterKids.com's Director of Public Relations since July 1999. Prior to joining us, Ms. O'Keeffe served in a variety of capacities, including as Vice President of Public Relations and most recently as Account Director for The Weber Group, a public relations firm, from January 1991 to July 1999.

   Richard Roseman has served as SmarterKids.com's Director of Customer Acquisition and Retention since February 1999. Prior to joining us, Mr. Roseman served as Director of Marketing for Geerlings & Wade, Inc., a marketer of domestic and imported wine and accessories through the mail and online, from June 1998 to January 1999. Mr. Roseman served as Marketing Manager for SC Publishing, Inc., a division of Specialty Catalog Corporation, which markets educational courses, books and accessories for professionals through catalogs and online, from June 1995 to May 1998. Mr. Roseman served as Director of Special Projects for ServiSource, a jewelry manufacturer owned by M. Fabrikant & Sons, from February 1994 to May 1995.

   Lisa Tanzer Lewis has served as SmarterKids.com's Director of Product Management since July 1999. Prior to joining us, Ms. Lewis served as the Director of Business Development for Staples Inc., an office supply retailer, from June 1998 through June 1999. Ms. Lewis held several marketing and product development positions, most recently as Director of U.S. Marketing and Director of Global Marketing in the Preschool Division, at Hasbro, Inc., a manufacturer of toys and games, from October 1994 to June 1998.

   Richard D'Amore has been a director of SmarterKids.com since November 1998 as a nominee of NorthBridge Venture Partners III, L.P. He has served as a general partner at North Bridge Venture Management Company since March 1994. Previously, Mr. D'Amore served as a general partner for Hambro International Equity Investors from July 1982 to March 1994.

   Michael Fitzgerald has been a director of SmarterKids.com since November 1998 as a nominee of Commonwealth Capital Ventures II, L.P. He is a founder of and has been a general partner of Commonwealth Capital Ventures since April 1995. Mr. Fitzgerald served as a general partner at Palmer Partners, the manager of three early stage venture capital funds, from June 1981 to April 1995.

   Brian Hickey has been a director of SmarterKids.com since July 1999 as a nominee of Brighter Vision Holdings, Inc. Mr. Hickey has served as the Chairman of Harlequin Enterprises Limited, a book publishing and printing company, since December 1997 and its Chief Executive Officer since December 1988. Mr. Hickey also served as President of Harlequin from December 1988 to December 1997.

   Michael Kolowich has been a director of SmarterKids.com since January 1999. Mr. Kolowich has served as the Vice Chairman and as a Director of NewsEdge Corporation, a provider of news and information services, since February 1998. From September 1996 to February 1998, Mr. Kolowich served as the Chairman, President and Chief Executive Officer of Individual, Inc., which merged with NewsEdge in February 1998. Mr. Kolowich served as the President of AT&T New Media Services, a division of AT&T that he founded, from December 1994 to July 1996. Mr. Kolowich also served as President of Ziff-Davis Interactive, a division of Ziff-Davis Interactive Publishing Company that he founded, from April 1988 to December 1994.

Election of Officers and Directors

   Our Board of Directors consists of six members. Currently, each director is elected pursuant to our Amended and Restated Stochkholders" Voting Agreement among SmarterKids.com and our stockholders. This agreement will automatically terminate upon the closing of this offering; provided, however, that for so long as Brighter Vision Holdings, Inc. owns at least 750,000 shares of our common stock, we have agreed to nominate a representative of its choice to our Board of Directors.

   Our executive officers are elected by the Board of Directors and serve until their successors are duly elected and qualified. There are no family relationships among any of our executive officers or directors.

   Upon the closing of this offering, our Board of Directors will be divided into three classes, with the members of each class of directors serving for staggered three-year terms. Messrs. Hickey and Kolowich will serve in the class of directors whose term expires in 2000; Messrs. Fitzgerald and Pucci will serve in the class of the directors whose term expires in 2001; and Messrs. Blohm and D'Amore will serve in the class of directors whose term expires in 2002. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose term is then expiring.

Committees of the Board of Directors

   The Compensation Committee consists of Messrs. D'Amore and Kolowich. The Compensation Committee reviews and evaluates the compensation and benefits of all of our executive officers, reviews general policy matters relating to compensation and benefits of our employees and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers our stock option and stock purchase plans.

   The Audit Committee consists of Messrs. Hickey and Fitzgerald. The Audit Committee reviews, with our independent auditors, the scope and timing of the auditors' services, the auditors' report on our financial statements following completion of their annual audit, and our internal accounting and financial control policies and procedures. In addition, the Audit Committee will make annual recommendations to the Board of Directors regarding the appointment of independent auditors. We are required by the rules and regulations of The Nasdaq Stock Market to maintain an audit committee, a majority of whose members must be independent directors. Messrs Hickey and Fitzgerald are considered independent directors under such rules.

Director Compensation

   Neither employee nor non-employee directors receive cash compensation for services performed in their capacity as directors. We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees on which they serve. Directors are also eligible to participate in our 1995 Stock Plan and our 1999 Stock Option and Incentive Plan Non-Employee directors are eligible to also participate in our 1999 Non-Employee Director Stock Option Plan. Under our 1995 Stock Plan, non-employee directors are eligible to receive stock option grants at the discretion of the Board. In November 1998, each of Messrs. D'Amore and Fitzgerald was granted an option to purchase 45,000 shares of common stock at an exercise price of $0.13. In January 1999, Mr. Kolowich was granted an option to purchase 75,000 shares of common stock at an exercise price of $0.13 per share and an option to purchase 75,000 shares of common stock at an exercise price of $1.33 per share. In July 1999, Mr. Hickey was granted an option to purchase 45,000 shares of common stock at an exercise price of $4.18.

Compensation Committee Interlocks and Insider Participation

   The current members of our Compensation Committee are Messrs. D'Amore and Kolowich. No executive officer has served as a director or member of the Compensation Committee, or other committee serving an equivalent function, of any other entity whose executive officers served as a member of the Compensation Committee of our Board of Directors. For a description of transactions between us and certain entities affiliated with Messrs. D'Amore see "Certain Transactions" below.

Executive Compensation

   The following summary compensation table sets forth certain information concerning the compensation of our Chief Executive Officer and our four other most highly paid executive officers for the fiscal year ended December 31, 1998. Mr. Secor joined us in October 1998 with an annual salary of $121,000. All other compensation paid to the executive officers named below for the fiscal year ended December 31, 1998 is comprised of insurance premiums paid by us for life insurance policies of each executive officer. The five officers listed in the chart below are sometimes referred to as the named executive officers.

                           Summary Compensation Table

                                        Annual         Long-Term
                                     Compensation     Compensation
                                 -------------------- ------------
                                                       Securities      All
                                                       Underlying     Other
Name and Principal Positions     Salary ($) Bonus ($) Options (#)  Compensation
----------------------------     ---------- --------- ------------ ------------
David Blohm.....................  $120,751   $   --     270,000        $696
  President and Chief Executive
   Officer
Jeff Pucci......................   118,643       --     270,000         696
  Co-Founder and Chairman of the
   Board
Richard Viard...................    91,892       --     270,000         696
  Co-Founder and Senior Vice
   President,
  Development
Albert Noyes....................   105,794    15,073    150,000         696
  Senior Vice President,
   Marketing and Sales
Richard Secor...................    25,142       --      75,000         116
  Vice President, MIS
  and Chief Information Officer

Option Grants in Last Fiscal Year

   The following table provides certain information regarding stock options granted to the named executive officers during the fiscal year ended December 31, 1998. We granted to our employees options to purchase 1,233,750 shares of common stock during the 1998 fiscal year. All options were granted with an exercise price at least equal to the fair market value of the common stock on the date of the grant, as determined by the Board of Directors. Options may terminate before their expiration date if the optionee is no longer an employee or consultant of the company. Please note that for the purposes of calculating the potential realizable value, we have calculated the gains or "option spreads" that would exist for the options assuming an annual compound stock appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates are mandated by the SEC and do not represent our estimate or projection of future stock prices.

                       Option Grants in Last Fiscal Year

                                                                             Potential
                                                                             Realizable
                                                                          Value at Assumed
                                                                           Annual Rates of
                                                                             Stock Price
                                                                          Appreciation for
                                        Individual Grants                  Option Term ($)
                         ------------------------------------------------ -----------------
                         Number of
                         Securities Percent of Total
                         Underlying     Options
                          Options      Granted to    Exercise
                          Granted     Employees in   Price Per Expiration
Name                        (#)     Fiscal Year (%)  Share ($)    Date       5%      10%
----                     ---------- ---------------- --------- ---------- -------- --------
David Blohm.............  270,000        21.88%        $.13      11/6/08  $ 22,640 $ 57,375
Jeff Pucci..............  270,000        21.88          .15      11/6/03    10,941   24,176
Richard Viard...........  270,000        21.88          .15      11/6/03    10,941   24,176
Albert Noyes............  150,000        12.15          .13      11/6/08    12,578   31,875
Richard Secor...........   75,000         6.08          .13     10/19/08     6,289   15,937

Year-End Option Table

   The following table sets forth information regarding exercisable and unexercisable stock options held as of December 31, 1998 by each of the named executive officers. The value realized upon exercise of stock options is calculated by determining the difference between the exercise price per share and the fair market value on the date of exercise. There was no public trading market for our common stock as of December 31, 1998. Accordingly, the value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share and an assumed initial public
offering price of $     .

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

                                                    Number of Securities
                           Shares                  Underlying Unexercised       Value of Unexercised In-
                         Acquired on             Options at Fiscal Year End    the-Money Options at Fiscal
                          Exercise      Value                (#)                      Year End ($)
Name                         (#)     Realized($) (Exercisable/Unexercisable)   (Exercisable/Unexercisable)
----                     ----------- ----------- ---------------------------   -----------------------------
David Blohm.............       --         --           300,000 /       471,000     4,193,100 /     6,532,770
Jeff Pucci..............       --         --                -- /       270,000            -- /     3,739,500
Richard Viard...........       --         --                -- /       270,000            -- /     3,739,500
Albert Noyes............   42,000         --            31,500 /       352,500       437,307 /     4,882,240
Richard Secor...........       --         --                -- /        75,000            -- /     1,040,500

Employment Contracts, Termination of Employment Agreements and Change in Control Arrangements

   Messrs. Pucci and Viard have employment agreements with us each dated November 6, 1998. If we terminate the employment of Mr. Pucci or Mr. Viard for any reason during the term of his respective employment agreement, Mr. Pucci or Mr. Viard, as the case may be, will continue to receive his salary for the remaining term of the agreement, regardless of whether he obtains other employment, and his stock options granted in connection with the commencement of his employment will continue to vest for the remaining term of the agreement. Pursuant to these employment agreements, each of Messrs. Pucci and Viard was granted options to purchase 270,000 shares of our common stock on November 6, 1998 with an exercise price of $.15 per share. The shares vest over four years with 67,500 shares vesting on November 6, 1999 and 16,875 shares vesting in equal installments at the end of each calendar quarter beginning December 31, 1999. These employment agreements expire on November 6, 2000.

   Upon the consummation of this offering the following vested options granted to the following individuals will be exercisable and not subject to a right of repurchase by SmarterKids.com: David Blohm 636,000 shares, Michael Kolowich 75,000 shares, Albert Noyes 258,000 shares, Jeff Pucci 135,000 shares, Richard Secor 18,750, and Richard Viard 135,000 shares. See "Principal Stockholders."

Employee Benefit Plans

1995 Stock Plan

   The 1995 Stock Plan, as amended, was adopted by the Board of Directors and approved by our stockholders on September 5, 1995. The aggregate number of shares of common stock which may be issued under the 1995 Stock Plan is 3,822,000. Under the 1995 Stock Plan, we are authorized to grant incentive stock options and non-qualified stock options, as well as awards of common stock and opportunities to make direct purchases of common stock to our employees, consultants, directors and officers. The 1995 Stock Plan is administered by the Board of Directors and the Compensation Committee. The 1995 Stock Plan provides that the Board of Directors and the Compensation Committee each has the authority to select the participants and determine the terms of the stock options, awards and purchase rights granted under the 1995 Stock Plan.

   An incentive stock option is not transferable by the recipient except by will or by the laws of descent and distribution. Non-qualified stock options and other awards are transferable only to the extent provided in the agreement relating to such option or award or in response to a valid domestic relations order. Generally, no incentive stock options may be exercised more than three months following termination of employment, and no stock option may be exercised following termination of employment for cause. However, in the event that termination is due to death or disability, the stock option is exercisable for a maximum of 180 days after such termination.

   In September 1999, the Board of Directors voted to terminate the 1995 Stock Plan effective on the consummation of this offering. As of June 30, 1999, we had outstanding under the 1995 Stock Plan stock options exercisable for 2,952,591 shares of common stock.

1999 Stock Option and Incentive Plan

   The 1999 Stock Option and Incentive Plan was adopted by the Board of Directors and approved by our stockholders in September 1999. The 1999 Stock Option and Incentive Plan is to be effective on the consummation of this offering and provides for the grant of stock-based awards to our employees, officers and directors, and consultants or advisors, including incentive stock options and non-qualified stock options and other equity-based awards. Incentive stock options may be granted only to our employees. A total of 2,000,000 shares of common stock may be issued upon the exercise of options or other awards granted under the 1999 Stock Option and Incentive Plan. The maximum number of shares that may be granted to any employee under the 1999 Stock Option and Incentive Plan shall not exceed 500,000 shares of common stock during any calendar year.

   The 1999 Stock Option and Incentive Plan is administered by the Board of Directors and the Compensation Committee. The 1999 Stock Option and Incentive Plan provides that the Board of Directors and the Compensation Committee each has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock to be granted. Payment of the exercise price of an award may be made in cash, shares of common stock, a combination of cash or stock or by any other method approved by the Board or Compensation Committee, consistent with Section 422 of the Internal Revenue Code and Rule 16b-3 under the Exchange Act. Unless otherwise permitted by us, awards are not assignable or transferable except by will or the laws of descent and distribution.

   Each of the Board of Directors or Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 1999 Stock Option and Incentive Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. Each of the Board or Compensation Committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1999 Stock Option and Incentive Plan may be exercised. Options to purchase 800,000 shares of common stock have been granted to date under the 1999 Stock Option and Incentive Plan.

1999 Non-Employee Director Stock Option Plan

   The 1999 Non-Employee Director Stock Option Plan was adopted by the Board of Directors and approved by our stockholders in September 1999. The 1999 Non-Employee Director Stock Option Plan will take effect upon completion of this offering. The 1999 Non-Employee Director Stock Option Plan provides for the grant of options to purchase a maximum of 200,000 shares of Common Stock of the Company to non-employee directors of the Company.

   The 1999 Non-Employee Director Stock Option Plan will be administered by a committee appointed by the Board of Directors. In the event the Board of Directors does not appoint such a committee, then the Board shall have all power and authority to administer the 1999 Non-Employee Director Stock Option Plan.

Under the 1999 Non-Employee Director Stock Option Plan, each director who is not also an employee or officer of the Company and who is not a director at the time of this offering shall be automatically granted on the date such person is first elected to the Board of Directors an option to purchase 45,000 shares of common stock. Each time a non-employee director is re-elected to the Board, including current directors, such non-employee director will automatically receive an option to purchase 2,000 shares of common stock. Provided that the director continues to serve as a member of the Board of Directors, one-third of the shares included in each grant will become exercisable on each of the first, second and third anniversaries of the date of grant. All options granted under the 1999 Non-Employee Director Stock Option Plan will have an exercise price equal to the fair market value of the common stock on the date of grant. The term of each option will be for a period of ten years from the date of grant. Options may not be assigned or transferred except by will or by the laws of descent and distribution and are exercisable to the extent vested only while the optionee is serving as a director or within 90 days after the optionee ceases to serve as a director (except that if a director dies or becomes disabled while he or she is serving as a director, the option is exercisable until the scheduled expiration date of the option). No options have been granted to date under the 1999 Non-Employee Director Stock Option Plan.

1999 Employee Stock Purchase Plan

   The 1999 Employee Stock Purchase Plan was adopted by the Board of Directors and approved by our stockholders in September 1999. The 1999 Employee Stock Purchase Plan will take effect upon completion of this offering. The 1999 Employee Stock Purchase Plan provides for the issuance of a maximum of 399,999 shares of common stock. The 1999 Employee Stock Purchase Plan is administered by the Board of Directors and the Compensation Committee. All employees whose customary employment is for more than 20 hours per week and for more than three months in any calendar year and who have completed more than 90 days of employment on or before the first day of any six-month payment period are eligible to participate in the 1999 Employee Stock Purchase Plan. Outside directors and employees who would own 5% or more of the total combined voting power of value of our stock immediately after the grant may not participate in the 1999 Employee Stock Purchase Plan.

   To participate in the 1999 Employee Stock Purchase Plan, an employee must authorize us to deduct an amount not less than one percent nor more than 10 percent of a participant's total cash compensation from his or her pay during six-month payment periods. The payment periods will commence on January 1 and July 1, and end on June 30 and December 31, respectively, of each year. In no case shall an employee be entitled to purchase more than 1,000 shares in any one payment period. The exercise price for the option granted in each payment period is 85% of the lesser of the average market price of the common stock on the first or last business day of the payment period, in either event rounded up to the nearest cent. If an employee is not a participant on the last day of the payment period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded.

   Options granted under the 1999 Employee Stock Purchase Plan may not be transferred or assigned. An employee's rights under the 1999 Employee Stock Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options or shares have been granted to date under the 1999 Employee Stock Purchase Plan.

401(k) Plan

   We maintain a 401(k) Retirement Savings Plan, which is intended to qualify under Section 401(a) of the Internal Revenue Code. All employees who are at least 21 years of age and who have completed six months of service are eligible to participate in the 401(k) Plan. Under the 401(k) Plan, participants generally may elect to defer up to 15% of their compensation. In addition, at the discretion of the Board of Directors, we may make matching contributions to the 401(k) Plan for all eligible employees. We have not made any matching contributions to the 401(k) Plan to date.

Limitation of Liability and Indemnification of Officers and Directors

   Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide that our directors and officers shall be indemnified by us to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for us or on our behalf. In addition, our Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. We intend to obtain insurance which insures our directors and officers against certain losses and which insures us against our obligations to indemnify our directors and officers.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of July 31, 1999 by:

  .  each of the named executive officers

  .  each of our directors

  . each person known by us to be the beneficial owner of more than 5% of our common stock

  .  all executive officers and directors as a group

   Unless otherwise noted below, the address of each person listed in the table is c/o SmarterKids.com, Inc., 200 Highland Avenue, Needham, Massachusetts 02494, and each person has sole voting and investment power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law and except as set forth in the footnotes to the table.

   We have determined beneficial ownership in accordance with the rules of the SEC. We have assumed the conversion into common stock of all outstanding shares of preferred stock. Shares of common stock subject to options that are either currently exercisable or exercisable within 60 days after July 31, 1999 and shares of common stock subject to options that are exercisable upon the closing of this offering are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentages contained in the "After the Offering" column assume that the underwriters do not exercise their over-allotment option to purchase up to an aggregate of 675,000 additional shares from us and two selling stockholders.

                                                       Percentage of Common
                                          Shares of      Stock Outstanding
                                         Common Stock -----------------------
                                         Beneficially Before the   After the
Name and Address of Beneficial Owner       Owned(#)   Offering(%) Offering(%)
------------------------------------     ------------ ----------- -----------
David Blohm(1).........................     771,000       5.0%        3.9%
Jeff Pucci(2)..........................     771,000       5.1         4.0
Richard Viard(3).......................     769,500       5.1         3.9
Albert Noyes(4)........................     426,000       2.8         2.2
Richard Secor(5).......................      18,750         *           *
Richard D'Amore(6).....................   2,967,817      20.1        15.4
Michael Fitzgerald(7)..................   1,858,908      12.6         9.7
Michael Kolowich(8)....................     150,000       1.0           *
Brian Hickey(9)........................          --        --          --
  225 Duncan Mill Road
  Don Mills, Ontario, Canada M3B 3K9
North Bridge Venture Partners III,
 L.P.(6)...............................   2,967,817      20.1        15.4
  950 Winter Street, Suite 4600
  Waltham, MA 02451
Commonwealth Capital Ventures II,
 L.P.(7)...............................   1,858,908      12.6         9.7
  20 William Street
  Wellesley, MA 02181
Brighter Vision Holdings, Inc..........   1,674,907      11.4         8.7
  c/o Torstar Corporation
  One Yonge Street
  Toronto, Canada M5E IP9
Intel Corporation......................   1,196,362       8.1         6.2
  2200 Mission College Blvd., Mailstop
   RN6-46
  Santa Clara, CA 95952
Van Wagoner Capital Management.........     957,090       6.5         5.0
  245 California Street, Suite 2450
  San Francisco, CA 94104
WMUR TV, Inc.(10)......................     951,000       6.5         4.9
  100 Commercial Street
  Manchester, NH 02105
All executive officers and directors as
 a group (14 persons)(11)..............                  47.3        37.2

--------

 * Less than 1%

(1) Consists of 771,000 shares issuable upon the exercise of options immediately exercisable. As of sixty days after July 31, 1999, 370,500 of these shares if exercised will be subject to a right of repurchase by SmarterKids.com. This right of repurchase will terminate for 168,000 shares upon the closing of this offering.

(2) Includes 270,000 shares issuable upon the exercise of options immediately exercisable. As of sixty days after July 31, 1999, all of these shares if exercised will be subject to a right of repurchase by SmarterKids.com. This right of repurchase will terminate for 67,500 shares upon the closing of this offering.

(3) Includes 270,000 shares issuable upon the exercise of options immediately exercisable. As of sixty days after July 31, 1999, all of these shares if exercised are subject to a right of repurchase by SmarterKids.com. This right of repurchase will terminate for 67,500 shares upon the closing of this offering.

(4) Includes 339,000 shares issuable upon the exercise of options immediately exercisable. As of sixty days after July 31, 1999, 285,000 of these shares if exercised are subject to a right of repurchase by SmarterKids.com. This right of repurchase will terminate for 172,500 shares upon the closing of this offering.

(5) Consists of 18,750 shares which will become immediately exercisable upon the closing of this offering.

(6) Consists of 2,967,817 shares held by North Bridge Venture Partners III, L.P. Mr. D'Amore is a general partner of the general partner of North Bridge Venture Partners III, L.P. and may be deemed to share voting and investment power with respect to all shares held by North Bridge Venture Partners III, L.P. Mr. D'Amore disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.

(7) Consists of 1,771,500 shares held by Commonwealth Capital Ventures II, L.P. and 87,408 shares held by CCV II Associates Fund, L.P. Mr. Fitzgerald is a general partner of the general partner of Commonwealth Capital Ventures II, L.P. and the general partner of CCV II Associates Fund, L.P. and may be deemed to share voting and investment power with respect to all shares held by Commonwealth Capital Ventures II, L.P. and CCV II Associates Fund, L.P. Mr. Fitzgerald disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.

(8) Includes 75,000 shares which will become exercisable upon the closing of the offering.

(9) Excludes 1,674,907 shares held by Brighter Vision Holdings, Inc. Mr. Hickey is the chairman and chief executive officer of Harlequin Enterprises Limited. Harlequin Enterprises Limited and Brighter Vision Holdings, Inc. are both wholly-owned subsidiaries of Torstar Corporation. Mr. Hickey disclaims beneficial ownership of such shares.

(10) Excludes 579,000 shares held by Frank Imes, the President and controlling shareholder of WMUR TV, Inc. Mr. Imes may be deemed to share voting and investment power with respect to all shares held by WMUR TV, Inc. Mr. Imes disclaims beneficial ownership of such shares held by WMUR TV, Inc., except to the extent of his pecuniary interest therein, if any.

(11) See footnotes (1) through (9) above. Also includes an aggregate of 114,375 shares issuable upon the exercise of options immediately exercisable or upon the closing of the offering.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could lower prevailing market prices. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could harm the prevailing market price and impair our ability to raise equity capital in the future.

   Upon completion of the offering, we will have 19,700,256 outstanding shares of common stock assuming the exercise of warrants to purchase 328,091 shares of common stock which terminate upon the closing of the offering. Of these shares, the 4,500,000 shares sold in the offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders.

   The remaining 15,200,256 shares outstanding are "restricted securities" within the meaning of SEC Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

   The underwriters have required that our directors, officers and securityholders listed under "Principal Stockholders" enter into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Hambrecht & Quist LLC. Taking into account the lock-up agreements, and assuming Hambrecht & Quist LLC does not release stockholders from these agreements, the number of shares that will be available for sale in the public market under the provisions of Rule 144 and 701 will be as follows:

  . Beginning on the date of this prospectus, only the shares sold in this offering will be immediately available for sale in the public market.

  . Beginning 180 days after the date of this prospectus, approximately 10,970,017 shares will be eligible for sale, including 2,233,390 shares subject to outstanding vested options and warrants.

  . At various times thereafter upon the expiration of applicable holding periods, 9,470,546 shares will become eligible for sale, including 3,069,908 shares subject to outstanding options and warrants.

   In general, under Rule 144, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding which will equal approximately 197,003 shares immediately after the offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701 permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

                              CERTAIN TRANSACTIONS

   Between May 1997 and November 1998, we issued and sold an aggregate of 3,518 shares of our series B preferred stock to certain private investors for an aggregate purchase price of $7,036,000 or $2,000 per share. Each share of series B preferred stock will convert into 1,500 shares of common stock upon the closing of this offering. In this financing, North Bridge Venture Partners III, L.P. purchased 1,500 shares of series B preferred stock for an aggregate purchase price of $3,000,000, and Commonwealth Capital Ventures II, L.P. purchased 1,000 shares of series B preferred stock for an aggregate purchase price of $2,000,000. Richard A. D'Amore, a member of the Board of Directors, is general partner of the general partner of North Bridge Venture Partners III, L.P. which beneficially owns 20.1% of our common stock. Michael T. Fitzgerald, a member of the Board of Directors, is general partner of the general partner of Commonwealth Capital Ventures II, L.P. which beneficially owns 12.6% of our Common Stock. Pursuant to our Amended and Restated Stockholders' Voting Agreement, NorthBridge and Commonwealth Capital each have the right to appoint a director to our Board of Directors. These rights will expire upon the consummation of this offering.

   In July 1999, we issued and sold an aggregate of 4,284,091 shares of our series C preferred stock to certain private investors for an aggregate purchase price of $26,856,966.53 or $6.27 per share. Each share of series C preferred stock will convert into 1.5 shares of common stock upon the closing of this offering. North Bridge Venture Partners III, L.P. purchased 478,545 shares of series C preferred stock for an aggregate purchase price of $2,999,999, Commonwealth Capital Ventures II, L.P. and one of its affiliates, of which Mr. Fitzgerald is a general partner, purchased an aggregate of 239,272 shares of series C preferred stock for an aggregate purchase price of $1,499,996.

                           DESCRIPTION OF SECURITIES

   Effective upon the closing of this offering and the filing of our Amended and Restated Certificate of Incorporation, our authorized capital stock will consist of 90,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. The following summary description of our capital stock is not intended to be complete and is qualified by reference to the provisions of applicable law and to our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

   As of July 31, 1999, there were 1,990,757 shares of common stock outstanding held by 18 stockholders of record. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the 4,500,000 shares of common stock offered by us in this offering and the conversion of the outstanding shares of preferred stock, there will be 19,232,635 shares of common stock outstanding upon the closing of this offering. In addition, as of July 31, 1999, there were outstanding stock options and warrants to purchase 3,513,182 shares of common stock.

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, after provision has been made for any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the net assets available after the payment of all of our debts and other liabilities, and after the satisfaction of the rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

   Upon closing of this offering, all outstanding shares of preferred stock will automatically convert into an aggregate of 12,732,887 shares of common stock. Thereafter, the Board of Directors will generally be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock, in one or more series. Each series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

   Our stockholders have granted the Board of Directors authority to issue the preferred stock and to determine the rights and preferences of the preferred stock in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subordinate to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock. We have not, to date, issued any shares of such preferred stock, and we have no present plans to issue any shares of preferred stock.

Warrants

   As of September 7, 1999, there were outstanding warrants to purchase:

  . 165,000 shares of common stock issued to J.L. Hammett Co. at an exercise price of $1.33. These warrants expire on September 29, 2003.

  . 121,050 shares of common stock issued to Edu Ventures, Inc. at an exercise price of $.13 and 37,500 shares of common stock issued to Edu Ventures, Inc. at an exercise price of $1.33. These warrants expire immediately prior to this offering.

  . 112,500 shares of common stock issued to National Computer Systems, Inc. at an exercise price of $1.33 per share.

  . five shares of series B preferred stock issued to Silicon Valley Bank at an exercise price of $2,000 per share that will expire on March 24, 2003. Upon the closing of this offering, these warrants will convert into warrants to purchase 7,500 shares of common stock at an exercise price of $1.33 per share.

  . 113,027 shares of series C preferred stock issued to Thomas Weisel Partners, LLC at an exercise price of $6.269. These warrants expire immediately prior to this offering.

Registration Rights

   Upon the expiration of the contractual lock-up period with the underwriters, certain stockholders will be entitled to require us to register under the Securities Act up to a total of 13,820,386 shares of outstanding common stock under the terms of an investor rights agreement between us and the rights holders. In addition, a holder of a warrant exercisable for 7,500 shares of common stock will have certain registration rights. The investor rights agreement provides that if we propose to register in a firm commitment underwritten offering any of our securities under the Securities Act at any time or times, the stockholders having registration rights will generally be entitled to include shares of common stock held by them in such registration. However, the managing underwriter of any offering may exclude for marketing reasons some or all of the shares from the registration. Some of these stockholders also have the right to require us, on no more than two occasions, to prepare and file a registration statement under the Securities Act registering the shares of common stock held by them. We are generally required to bear the expenses of all such registrations, except underwriting discounts and commissions. These rights terminate on the fifth anniversary of this offering.

Anti-Takeover Effects of Delaware Law and Certain Charter and By-Law Provisions

   Upon completion of this offering, the provisions of Section 203 of the General Corporation Law of Delaware will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally defined as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   Our Amended and Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our Amended and Restated Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of 75% of the shares of our capital stock entitled to vote. Under our Amended and Restated Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The likely effect of the classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of the Board of Directors. For example, in general, at least two annual meetings of the stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

   Our Amended and Restated Certificate of Incorporation also provides that, after the effective date of the registration statement of which this prospectus is a part, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Our Amended and Restated By-laws provide that special meetings of the stockholders may only be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President. Our Amended and Restated By-laws further provide that in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

   The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of the shares of our capital stock that are issued and outstanding and entitled to vote to amend or repeal any of the foregoing provisions of the Amended and Restated Certificate of Incorporation. Our Amended and Restated By-laws may generally be amended or repealed by a majority vote of the Board of Directors and may also be amended or repealed by the affirmative vote of the holders of at least 75% of the shares of our capital stock that are issued and outstanding and entitled to vote. The 75% stockholder vote would be in addition to any separate class vote that might in the future be required in accordance with the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

                                  UNDERWRITING

   The underwriters named below, through their representatives, Hambrecht & Quist LLC, U.S. Bancorp Piper Jaffray Inc. and E*OFFERING Corp., have severally agreed to purchase, and we have agreed to sell them, an aggregate of shares of common stock pursuant to an underwriting agreement. The number of shares of common stock that each underwriter has agreed to purchase is listed opposite its name below:

                                                                       Number of
   Name                                                                 Shares
   ----                                                                ---------
   Hambrecht & Quist LLC..............................................
   U.S. Bancorp Piper Jaffray Inc.....................................
   E*OFFERING Corp....................................................
                                                                       ---------
   Total ............................................................. 4,500,000
                                                                       =========

   The underwriting agreement provides that the obligations of the underwriters are conditioned on the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us and the selling stockholders, their counsel and the independent auditors. The nature of the underwriters' obligation is such that they are committed to purchase all shares of common stock offered by this prospectus if any of the shares are purchased.

   The fee to be paid to the Underwriters by us is equal to the public company offering price per share of the common stock to be sold in this offering less the amount paid by us to the underwriters per share of common stock. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by SmarterKids.com and the selling stockholders. The underwriting discount was determined based on an arms' length negotiation between the representative of the underwriters and SmarterKids.com. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                     Paid by SmarterKids.com
                                                     -----------------------
                                                         No         Full
                                                      Exercise    Exercise
                                                     ----------- -----------
   Per share........................................   $           $
   Total............................................   $           $

                                                                Paid by Selling
                                                                 Stockholders
                                                                ---------------
                                                                  No      Full
                                                               Exercise Exercise
                                                               -------- --------
   Per share..................................................    --      $
   Total......................................................    --      $

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the initial public offering price listed on the cover page of this prospectus and part to selected dealers at a price that
represents a concession not in excess of $   per share under the public
offering price. The underwriters may allow, and such dealers may reallow a
concession not in excess of $   per share to other underwriters or selected
other dealers. After the initial public offering of the shares of common stock, the offering price and other selling terms may be changed by the representatives of the underwriters.

   E*OFFERING Corp. is the exclusive Internet underwriter for this offering. E*OFFERING has agreed to allocate a portion of the shares that it purchases to E*TRADE Securities, Inc. E*OFFERING and E*TRADE will allocate shares to their respective customers in accordance with usual and customary industry practices. A prospectus in electronic format, from which you can link to a "Meet the Management" presentation, is being made available on the website maintained by E*OFFERING Corp., www.eoffering.com. Other than the prospectus in electronic format, the information that is identified as being a part of the prospectus and any other information that references SmartKids.com, the information on E*OFFERING Corp.'s website and any information provided on any other website maintained by E*OFFERING Corp. is not part of this prospectus and has not been approved or endorsed by SmarterKids.com or any underwriter and should not be relied upon by prospective investors.

   In the underwriting agreement, SmarterKids.com, and two stockholders, who together had 25,500 shares, have granted to the underwriters options, exercisable no later than 30 days after the date of this prospectus, to purchase up to an aggregate of 675,000 additional shares of common stock at the initial public offering price, less underwriting discounts and commissions, listed on the cover page of this prospectus. To the extent that the underwriters exercise these options, each underwriter will have a firm commitment to purchase approximately the same percentage which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered by this prospectus.

   At our request, the underwriters have reserved up to 225,000 shares of common stock to be sold in the offering and offered for sale, at the public offering price, to our directors, officers, employees, business associates and persons related to, or affiliated with, the foregoing persons. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

   The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

   SmarterKids.com and the selling stockholders have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make with respect to these liabilities.

   We anticipate that our directors, officers and our significant stockholders will agree not to directly or indirectly, without the prior written consent of Hambrecht & Quist LLC on behalf of the underwriters, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise, during the 180-day period following the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (whether any such shares or any such securities are then owned by such person or are later acquired directly from us); or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock.

   We have also agreed that we will not, without the prior written consent of Hambrecht & Quist LLC, offer or sell any shares of common stock, options or warrants to acquire shares of our common stock or securities exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus.

   The restrictions described in the previous paragraphs do not apply to:

  . the sale to the underwriters of the shares of common stock under the underwriting agreement

  . the issuance of shares of our common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus or that we are obligated to issue

  . transactions by any person other than SmarterKids.com relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares of common stock

  . issuance of shares of common stock in connection with acquisitions of businesses or assets or strategic partnership arrangements, provided that such shares may not be sold without the prior written consent of Hambrecht & Quist LLC during the 180-day period following the date of this prospectus

  . issuance of shares of common stock or options to purchase shares of common stock pursuant to our employee benefit plans as in existence on the date of the prospectus

   The underwriters participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. Stabilizing, if commenced, may be discontinued at any time.

   The representatives of the underwriters have advised us that the underwriters do not intend to confirm discretionary sales in excess of five percent of the shares offered hereby.

   E*OFFERING Corp., one of the representatives of the underwriters, was organized and registered as a broker-dealer on January 12, 1999. Since its inception, E*OFFERING Corp. has been named as a lead or co-manager of 10 filed public offerings of equity securities and has acted as a syndicate member in an additional 14 public offerings of equity securities. E*OFFERING Corp. does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

   Prior to the offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiation among SmarterKids.com, the selling stockholders and the representatives of the underwriters. The factors that will be considered in determining the initial public offering price are prevailing market and economic conditions, our revenues and earnings, market valuations of other companies engaged in activities similar to us, estimates of our business potential and prospects, the present state of our business operations and our management. The estimated initial public offering price range on the cover of this preliminary prospectus is subject to change as a result of market conditions or other factors.

                                 LEGAL MATTERS

   The validity of the shares of common stock to be issued in this offering will be passed upon for SmarterKids.com by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

   The financial statements of SmarterKids.com, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act registering the common stock to be sold in this offering. As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the registration statement and the exhibits and schedules filed as a part of the registration statement. For further information concerning us and the common stock to be sold in this offering, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of the agreement filed as an exhibit to the registration statement each statement being qualified by this reference. The registration statement, including the exhibits and schedules filed as a part of the registration statement, may be inspected at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from such offices upon payment of the prescribed fees. Upon effectiveness of the Registration Statement, we will become subject to the reporting requirements of the Exchange Act of 1934, as amended. As a reporting company, we will be filing quarterly, annual and other periodic and current reports and proxy statements with the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms, and you can request copies of the documents upon payment of a duplicating fee by writing to the SEC. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the SEC which can be accessed at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Accountants......................................... F-2

Balance Sheet as of December 31, 1997 and 1998, as of June 30, 1999
 (unaudited) and pro forma as of June 30, 1999 (unaudited)................ F-3

Statement of Operations for the years ended December 31, 1996, 1997 and
 1998 and for the six months ended June 30, 1998 and 1999 (unaudited)..... F-4

Statement of Stockholders' Equity (Deficit) for the years ended December
 31, 1996, 1997 and 1998 and for the six months ended June 30, 1999
 (unaudited).............................................................. F-5

Statement of Cash Flows for the years ended December 31, 1996, 1997 and
 1998 and for the six months ended June 30, 1998 and 1999 (unaudited)..... F-6

Notes to Financial Statements............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of SmarterKids.com, Inc.

   The 3-for-2 stock split approved on September 7, 1999 described in Note 13 to the financial statements has not been consummated at October 19, 1999. When it has been consummated, we will be in a position to furnish the following report:

   "In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity (deficit), and of cash flows present fairly, in all material respects, the financial position of SmarterKids.com, Inc. at December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PricewaterhouseCoopers LLP

Boston, Massachusetts
September 9, 1999

                             SMARTERKIDS.COM, INC.

                                 BALANCE SHEET
                       (In thousands, except share data)

                                           December 31,               Pro forma
                                          ----------------  June 30,  June 30,
                                           1997     1998      1999      1999
                                          -------  -------  --------  ---------
                                                               (unaudited)
                 ASSETS                                          (Note 2)
Current assets:
  Cash and cash equivalents.............. $   293  $ 4,273  $    687  $    687
  Accounts receivable, net of allowance
   for doubtful accounts of $28, $27 and
   $27 at December 31, 1997 and 1998 and
   June 30, 1999 (unaudited),
   respectively..........................     567      915       311       311
  Inventories............................     154      104       241       241
  Other current assets...................      28      153       398       398
                                          -------  -------  --------  --------
    Total current assets.................   1,042    5,445     1,637     1,637
Property and equipment, net..............      77       44        70        70
Other assets.............................      26       15        52        52
                                          -------  -------  --------  --------
    Total assets......................... $ 1,145  $ 5,504  $  1,759  $  1,759
                                          =======  =======  ========  ========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND
 STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt...... $    30  $    --  $     --  $     --
  Current portion of capital lease
   obligations...........................      44       41        17        17
  Accounts payable.......................     312      833     3,641     3,641
  Accrued expenses.......................     305      787     1,077     1,077
  Sales returns allowances...............     241      718       507       507
                                          -------  -------  --------  --------
    Total current liabilities............     932    2,379     5,242     5,242
Capital lease obligations................      41       --        --        --
                                          -------  -------  --------  --------
    Total liabilities....................     973    2,379     5,242     5,242
                                          -------  -------  --------  --------
Commitments and contingencies (Notes 12
 and 13).................................      --       --        --        --
Redeemable preferred stock:
  Series B redeemable convertible
   preferred stock, $0.01 par value;
   3,518 shares authorized; 380, 3,518
   and 3,518 shares issued and
   outstanding at December 31, 1997 and
   1998 and June 30, 1999 (unaudited),
   respectively; no shares authorized,
   issued and outstanding at June 30,
   1999 on a pro forma basis
   (unaudited)...........................     760    7,036     7,036        --
  Series A convertible preferred stock,
   $0.01 par value; 687 shares
   authorized, issued and outstanding at
   December 31, 1997 and 1998 and June
   30, 1999 (unaudited), respectively; no
   shares authorized, issued and
   outstanding at June 30, 1999 on a pro
   forma basis (unaudited)...............   3,251    3,251     3,251        --
                                          -------  -------  --------  --------
  Total redeemable preferred stock          4,011   10,287    10,287        --
                                          -------  -------  --------  --------
Stockholders' equity (deficit):
  Common stock, $0.01 par value;
   10,000,000 shares authorized;
   1,502,750, 1,628,510, 1,755,197 and
   8,061,947 shares issued and
   outstanding at December 31, 1997 and
   1998, June 30, 1999 (unaudited) and
   June 30, 1999 on a pro forma basis
   (unaudited), respectively.............      15       16        18        81
  Additional paid-in capial..............     881    2,530     4,036    14,260
  Deferred stock compensation............     (58)  (1,435)   (2,256)   (2,256)
  Accumulated deficit....................  (4,677)  (8,273)  (15,568)  (15,568)
                                          -------  -------  --------  --------
    Total stockholders' equity
     (deficit)...........................  (3,839)  (7,162)  (13,770)   (3,483)
                                          -------  -------  --------  --------
    Total liabilities, redeemable
     preferred stock and stockholders'
     equity (deficit).................... $ 1,145  $ 5,504  $  1,759  $  1,759
                                          =======  =======  ========  ========

   The accompanying notes are an integral part of these financial statements.

                             SMARTERKIDS.COM, INC.

                            STATEMENT OF OPERATIONS

                (In thousands, except per share and share data)

                                   Year Ended               Six Months Ended
                                  December 31,                  June 30,
                          -------------------------------  --------------------
                            1996       1997       1998       1998       1999
                          ---------  ---------  ---------  ---------  ---------
                                                               (unaudited)
Net revenues:
  Online retail.........  $      --  $      --  $      22  $      --  $     387
  Proprietary CD-ROM....      1,240      1,416      2,278      1,152         --
                          ---------  ---------  ---------  ---------  ---------
    Total net revenues..      1,240      1,416      2,300      1,152        387
                          ---------  ---------  ---------  ---------  ---------
Cost of revenues:
  Online retail.........         --         --         20         --        279
  Proprietary CD-ROM....        407        491        908        401         --
                          ---------  ---------  ---------  ---------  ---------
    Total cost of
     revenues...........        407        491        928        401        279
                          ---------  ---------  ---------  ---------  ---------
Gross profit............        833        925      1,372        751        108
                          ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Marketing and sales ..      1,033        756      2,678        846      5,713
  Development...........        887        721      1,378        529        763
  General and
   administrative.......        611        430        490        213        399
  Stock compensation....          2         15        187         19        580
                          ---------  ---------  ---------  ---------  ---------
    Total operating
     expenses...........      2,533      1,922      4,733      1,607      7,455
                          ---------  ---------  ---------  ---------  ---------
Loss from operations....     (1,700)      (997)    (3,361)      (856)    (7,347)
Interest income.........         48          3         41          2         59
Interest expense........        (10)       (15)       (18)       (14)        (2)
Other income (expense)..         13         (5)        (4)        (3)        (5)
                          ---------  ---------  ---------  ---------  ---------
Net loss................     (1,649)    (1,014)    (3,342)      (871)    (7,295)
Accretion of redeemable
 preferred stock........         --        (67)      (254)       (62)        --
                          ---------  ---------  ---------  ---------  ---------
Net loss attributable to
 common stockholders....  $  (1,649) $  (1,081) $  (3,596) $    (933) $  (7,295)
                          =========  =========  =========  =========  =========
Basic and diluted net
 loss per common share..  $   (1.10) $   (0.72) $   (2.34) $   (0.62) $   (4.43)
Weighted average shares
 used in computing basic
 and diluted net loss
 per common share.......  1,500,606  1,502,148  1,533,524  1,507,607  1,646,898
Unaudited pro forma
 basic and diluted net
 loss per common share..                        $   (0.43)            $   (0.92)
Weighted average shares
 used in computing
 unaudited pro forma
 basic and diluted net
 loss per common share..                        7,840,274             7,953,648

   The accompanying notes are an integral part of these financial statements.

                             SMARTERKIDS.COM, INC.

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                       (In thousands, except share data)

                                                                                   Total
                            Common Stock   Additional   Deferred               Stockholders'
                          ----------------  Paid-In      Stock     Accumulated    Equity
                           Shares   Amount  Capital   Compensation   Deficit     (Deficit)
                          --------- ------ ---------- ------------ ----------- -------------
Balance at December 31,
 1995...................  1,500,000  $15     $  788     $    --     $ (1,947)    $ (1,144)
 Issuance of common
  stock pursuant to
  exercise of stock
  options...............      1,875   --                                               --
 Issuance of stock
  options to
  consultants...........                          2                                     2
 Net loss...............                                              (1,649)      (1,649)
                          ---------  ---     ------     -------     --------     --------
Balance at December 31,
 1996...................  1,501,875   15        790          --       (3,596)      (2,791)
 Issuance of common
  stock pursuant to
  exercise of stock
  options...............        875   --                                               --
 Accretion of redeemable
  preferred stock
  related to issuance
  costs.................                         18                      (67)         (49)
 Issuance of stock
  options to
  consultants...........                         11                                    11
 Deferred stock
  compensation related
  to employee stock
  option grants.........                         62         (62)                       --
 Amortization of
  deferred stock
  compensation..........                                      4                         4
 Net loss...............                                              (1,014)      (1,014)
                          ---------  ---     ------     -------     --------     --------
Balance at December 31,
 1997...................  1,502,750   15        881         (58)      (4,677)      (3,839)
 Issuance of common
  stock pursuant to
  exercise of stock
  options...............    125,760    1          9                                    10
 Accretion of redeemable
  preferred stock
  related to issuance
  costs.................                         69                     (254)        (185)
 Issuance of warrants
  for amendment of debt
  agreement.............                          7                                     7
 Issuance and
  revaluation of stock
  options and warrants
  to consultants........                        106                                   106
 Deferred stock
  compensation related
  to employee stock
  option grants.........                      1,458      (1,458)                       --
 Amortization of
  deferred stock
  compensation..........                                     81                        81
 Net loss...............                                              (3,342)      (3,342)
                          ---------  ---     ------     -------     --------     --------
Balance at December 31,
 1998...................  1,628,510   16      2,530      (1,435)      (8,273)      (7,162)
 Issuance of common
  stock pursuant to
  exercise of options
  (unaudited)...........    126,887    2        105                                   107
 Issuance and
  revaluation of stock
  options and warrants
  to consultants
  (unaudited)...........                        216                                   216
 Deferred stock
  compensation related
  to stock option and
  warrant grants
  (unaudited)...........                      1,185      (1,185)                       --
 Amortization of
  deferred stock
  compensation
  (unaudited)...........                                    364                       364
 Net loss (unaudited)...                                              (7,295)      (7,295)
                          ---------  ---     ------     -------     --------     --------
Balance at June 30, 1999
 (unaudited)............  1,755,397  $18     $4,036     $(2,256)    $(15,568)    $(13,770)
                          =========  ===     ======     =======     ========     ========

   The accompanying notes are an integral part of these financial statements.

                             SMARTERKIDS.COM, INC.

                            STATEMENT OF CASH FLOWS

                                 (In thousands)

                                                                  Six Months
                                            Year Ended               Ended
                                           December 31,            June 30,
                                      -------------------------  --------------
                                       1996     1997     1998    1998    1999
                                      -------  -------  -------  -----  -------
                                                                  (unaudited)
Increase (Decrease) in Cash
Cash flows from operating
 activities:
Net loss............................  $(1,649) $(1,014) $(3,342) $(871) $(7,295)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
Depreciation and amortization.......       71       60       66     34       14
Compensation expense related to
 stock option and warrant grants....        2       15      187     19      580
Debt issue costs....................       --       --        7      7       --
Changes in assets and liabilities:
Accounts receivable.................     (315)     (22)    (348)  (142)     604
Inventories.........................      (90)      (1)      50    (28)    (137)
Other current assets................      (13)     (14)    (125)   (17)    (245)
Other assets........................       12      (17)      11    (85)     (37)
Accounts payable....................      140      (16)     521   (102)   2,808
Accrued expenses....................       93       54      482    230      290
Sales returns allowances............      (62)       8      477    343     (211)
                                      -------  -------  -------  -----  -------
Net cash used in operating
 activities.........................   (1,811)    (947)  (2,014)  (612)  (3,629)
                                      -------  -------  -------  -----  -------
Cash flows from investing
 activities:
Purchases of property and
 equipment..........................      (63)     (18)     (33)   (13)     (40)
(Deposit) release of restricted
 cash...............................     (199)     199       --     --       --
                                      -------  -------  -------  -----  -------
Net cash provided by (used in)
 investing activities...............     (262)     181      (33)   (13)     (40)
                                      -------  -------  -------  -----  -------
Cash flows from financing
 activities:
Proceeds from sale-leaseback of
 property and equipment.............       --      112       --     --       --
Repayments of long-term debt and
 capital lease obligations..........       (5)    (196)     (74)   (39)     (24)
Proceeds from issuance of Series B
 redeemable preferred stock, net of
 issuance costs.....................       --      710    6,091  1,215       --
Proceeds from exercise of common
 stock options......................       --       --       10      1      107
Proceeds from long-term debt........      204       --       --     --       --
                                      -------  -------  -------  -----  -------
Net cash provided by financing
 activities.........................      199      626    6,027  1,177       83
                                      -------  -------  -------  -----  -------
Net increase (decrease) in cash and
 cash equivalents...................   (1,874)    (140)   3,980    552   (3,586)
Cash and cash equivalents at
 beginning of period................    2,307      433      293    293    4,273
                                      -------  -------  -------  -----  -------
Cash and cash equivalents at end of
 period.............................  $   433  $   293  $ 4,273  $ 845  $   687
                                      =======  =======  =======  =====  =======
Supplemental disclosure of cash flow
 information:
Cash paid during the year for
 interest...........................  $    11  $    15  $    11  $   7  $     2
Supplemental disclosure of noncash
 investing and financing activities:
Capital lease obligations incurred
 for property and equipment.........  $    --  $   112  $    --  $  --  $    --
Issuance of warrants to purchase
 common stock in exchange for
 services related to Series B
 redeemable preferred stock
 offering...........................       --       18       69     --       --

   The accompanying notes are an integral part of these financial statements.

                             SMARTERKIDS.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Formation and Operations of the Company:

   SmarterKids.com, Inc. (the "Company") is a leading online retailer focused on children's educational books, toys and games, and software. Prior to 1999, the Company was engaged in developing, marketing and selling proprietary educational and entertainment software. The Company primarily sold its products to national distributors and its principal market was the domestic consumer market. In March 1998, the Company commenced development of the SmarterKids.com website. In November 1998, the Company launched the SmarterKids.com website and transitioned its business model to sell third-party educational products online and discontinued its efforts to develop and sell proprietary CD-ROM products through conventional retail channels. The Company was incorporated in Delaware on March 28, 1994 and changed its name to Virtual Knowledge, Inc. effective August 4, 1997. Effective September 1998, the Company changed its name to SmarterKids.com, Inc.

2. Summary of Significant Accounting Policies:

 Cash and Cash Equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company invested its excess cash primarily in money market funds at major financial institutions in 1997 and 1998. These investments are subject to minimal credit and market risks. At December 1997 and 1998, the Company classified its cash equivalent investments, totaling $201,000 and $4,251,000, respectively, as available for sale. The carrying amount in the financial statements approximates fair value because of the short maturity and holding period of these instruments.

 Financial Instruments

   The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, long-term debt and capital lease obligations. The carrying amounts of these instruments at December 31, 1997 and 1998 approximate their fair values.

 Inventories

   Inventories of proprietary CD-ROM products are stated at the lower of cost or market, cost being determined on a first-in, first-out basis. All inventory consists of finished goods.

 Property and Equipment

   Property and equipment assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives, generally three years.

 Concentrations of Credit Risk and Significant Customers

   At December 31, 1997 and 1998, accounts receivable from the Company's three largest customers, all of which are distributors of the Company's proprietary CD-ROM products, accounted for 80% and 96%, respectively, of total amounts due to the Company. Management believes its credit policies are prudent and reflect normal industry terms and business risk. The Company does not anticipate non-performance by the counterparties and, accordingly, does not require collateral.

   Sales to three customers accounted for 34%, 30% and 21% of the Company's total net revenue in 1996. Sales to four customers accounted for 16%, 14%, 16% and 25% of the Company's total net revenue in 1997. Sales to two customers accounted for 40% and 35% of the Company's total net revenue in 1998.

                             SMARTERKIDS.COM, INC.

 Concentrations of Vendor and Distributor Risk

   The Company outsourced manufacturing of its proprietary CD-ROM products to two vendors. As of December 31, 1998 and into 1999, the Company had only limited product manufacturing. Also, the Company outsources distribution of its products to one vendor. Although this creates a concentration in sources of supply and distribution, management believes that other distributors are available to provide similar products and services on comparable terms. A failure of or change in the Company's distributor, however, could cause a delay in the fulfillment of orders and a possible loss of sales, which would adversely affect operating results.

 Revenue Recognition

   The Company recognizes revenue from product sales, net of any discounts and allowances made for estimated product returns, when the products are shipped to customers, provided that no significant Company obligations remain and collection of the receivable is probable. Outbound shipping and handling charges billed to customers are included in net revenues.

 Cost of Revenues

   Cost of revenues consist of the cost of merchandise sold to customers and the Company's shipping costs.

 Marketing and Sales Expenses

   Marketing and sales expenses consist primarily of advertising and promotional expenditures, as well as payroll and related costs for personnel engaged in marketing and sales. Fulfillment costs related to online retail products, including the outsourced cost of operating and staffing distribution centers and customer service, are also included in marketing and sales expenses. Advertising costs are charged to operations when the advertisement is initially placed. Advertising expenses for 1996, 1997 and 1998 were $406,000, $276,000 and $1,154,000, respectively.

 Development Expenses

   Costs incurred in the development of the Company's proprietary CD-ROM products through the establishment of technological feasibility, as defined by Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," are expensed as incurred. Development costs incurred thereafter and until the products are first available for release have not been material and, therefore, have not been capitalized. Development expenses also includes payroll and related costs for personnel engaged in website design, development and testing.

 General and Administrative Expenses

   General and administrative expenses consist of payroll and related costs for executive and administrative personnel, as well as costs for professional fees and other general corporate expenses.

 Stock Compensation

   Stock options issued to employees and members of the Company's Board of Directors are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to

                             SMARTERKIDS.COM, INC.

Employees" ("APB 25") and related interpretations; accordingly, compensation expense is recorded for options awarded to employees and directors to the extent that the exercise prices are less than the common stock's fair market value on the date of grant, where the number of options and exercise price are fixed. The difference between the fair value of the Company's common stock and the exercise price of the stock option is recorded as deferred stock compensation. Deferred stock compensation is amortized to compensation expense over the vesting period of the underlying stock option. The Company follows the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") (Note 9). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

 Net loss per common share -- Historical

   The Company computes net loss per common share in accordance with SFAS No. 128, "Earnings Per Share," ("SFAS 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. The calculation of diluted net loss per common share for the years ended December 31, 1996, 1997 and 1998 does not include 1,223,100, 1,547,351 and 2,775,141 potential shares of common stock equivalents, respectively, as their inclusion would be antidilutive.

 Net loss per common share -- Pro Forma (Unaudited)

   Pro forma net loss per common share is calculated assuming the automatic conversion of all preferred stock outstanding at December 31, 1998 and June 30, 1999, which converts automatically into 6,306,750 shares of common stock upon the completion of the Company's initial public offering (Note 6). Therefore, accretion of redeemable preferred stock is excluded from the calculation of pro forma net loss per common share. The calculation of pro forma net loss per common share for the year ended December 31, 1998 and the six months ended June 30, 1999 does not include 2,631,591 and 3,129,591 potential shares of common stock equivalents, respectively, as their inclusion would be antidilutive.

 Unaudited Interim Financial Statements

   The financial statements and related notes as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited. In the opinion of the Company's management, the June 30, 1998 and 1999 unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these interim periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results of operations for the year ended December 31, 1999 or any other future period.

 Unaudited Pro Forma Balance Sheet

   Under the terms of the Company's convertible preferred stock (Note 6), all of such preferred stock will be converted automatically into shares of common stock prior to the closing of an initial public offering of common stock with an offering price of at least $10.00 per share and proceeds to the Company of at least $15,000,000, or upon the vote of the holders of a majority of the outstanding shares of preferred stock. The unaudited pro forma balance sheet reflects the conversion of each share of Series A and Series B preferred stock into 1,500 shares of common stock as if the conversion had occurred on June 30, 1999.

                             SMARTERKIDS.COM, INC.

 Segment Reporting

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). This statement requires companies to report information about operating segments consistent with management's internal view of the Company. The Company adopted SFAS 131 effective for its fiscal year ended December 31, 1998. The Company operates in a single segment: retail domestic software and other product sales. The Company has no organizational structure dictated by product lines, geography or customer type.

 Comprehensive Income

   In June 1997, the FASB issued SFAS No. 130, "Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Adoption of SFAS 130 did not impact the Company's financial statements as the Company had no items of other comprehensive income during the three year period ended December 31, 1998 or the six months ended June 30, 1998 and 1999.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent liabilities at the period end, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Recent Accounting Pronouncements

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance regarding when software developed or obtained for internal use should be capitalized. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 in the six months ended June 30, 1999 did not have a material impact on the Company's financial position or results of operations.

   In April 1998, the AICPA issued Statement of Position No. 98-5, "Reporting on Costs of Start-up Activities" ("SOP 98-5"), which requires all costs associated with pre-opening, pre-operating and organization activities to be expensed as incurred. The adoption of SOP 98-5 in the six months ended June 30, 1999 did not have a material impact on the Company's financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company does not currently nor does it intend in the foreseeable future to use derivative instruments and, therefore, does not expect that adoption of SFAS 133 will have any impact on its financial position or results of operations.

   In December 1998, the AICPA issued Statement of Position No. 98-9, "Modification of SOP No 97-2, Software Revenue Recognition, with Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 amends SOP 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in SOP 98-9.

                             SMARTERKIDS.COM, INC.

Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by vendor specific objective evidence, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. SOP 98-9 is effective for transactions entered into in fiscal years beginning after March 15, 1999. Also, the provisions of SOP 97-2 that were deferred by SOP 98-4 will continue to be deferred until the date SOP 98-9 becomes effective. The Company does not expect that the adoption of SOP 98-9 will have a significant impact on the Company's results of operations or financial position.

3.Allowances for Doubtful Accounts and Sales Returns:

   Allowances for doubtful accounts and sales returns consist of the following (in thousands):

                                                      Year ended December 31,
                                                      -------------------------
                                                       1996     1997     1998
                                                      -------  -------  -------
   Balance at beginning of year...................... $   309  $   262  $   269
   Additions:
     Charged against revenues or expense.............      98      237      601
   Deductions:
     Write-offs and returns..........................    (145)    (230)    (125)
                                                      -------  -------  -------
   Balance at end of year............................ $   262  $   269  $   745
                                                      =======  =======  =======

4.Property and Equipment:

   Property and equipment consist of the following (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
   Software...................................................... $   18 $   28
   Furniture and fixtures........................................      1      5
   Computer and office equipment.................................    214    233
                                                                  ------ ------
                                                                     233    266
   Less--Accumulated depreciation and amortization...............    156    222
                                                                  ------ ------
                                                                  $   77 $   44
                                                                  ====== ======

   Furniture and fixtures and computer and office equipment includes $214,000 at December 31, 1997 and 1998 related to assets held under capital leases. Accumulated depreciation related to assets held under these leases was $152,000 and $214,000 at December 31, 1997 and 1998, respectively. Depreciation and amortization expense for the years ended December 31, 1996, 1997 and 1998 was approximately $71,000, $60,000 and $66,000, respectively.

                             SMARTERKIDS.COM, INC.

5. Accrued Expenses:

   Accrued expenses consist of the following (in thousands):

                                                                   December 31,
                                                                   -------------
                                                                    1997   1998
                                                                   ------ ------
   Marketing...................................................... $   57 $  268
   Commissions....................................................     63     94
   Professional fees..............................................    123    172
   Advertising....................................................     --    159
   Other..........................................................     62     94
                                                                   ------ ------
                                                                   $  305 $  787
                                                                   ====== ======

6. Preferred Stock:

   In October 1995, the Company authorized 10,000 shares of preferred stock and designated 687 preferred shares as Series A convertible preferred stock (the "Series A preferred"). The Company sold 634 shares of Series A preferred to an entity affiliated with a common stockholder and member of the Board of Directors of the Company for net proceeds of $3,000,000. In addition, 53 shares of Series A preferred were issued in connection with the conversion of a $240,000 note payable, plus accrued interest of $11,000, due to the same common stockholder.

   In 1997, the Company designated and sold 380 shares of Series B redeemable convertible preferred stock (the "Series B preferred") for net proceeds of $710,000. Included in this offering, the Company sold 125 shares of the Series B preferred for net proceeds of $234,000 to an entity with which the Company subsequently entered a marketing and licensing agreement. The Company also entered into a stock purchase agreement with this entity allowing for the purchase of preferred stock having a conversion value of 375,000 common shares, at the same terms as the Series B preferred. The option expired unexercised in July 1998. As payment for certain costs associated with the issuance of the Series B preferred, the Company issued warrants to purchase 66,000 shares of common stock (Note 8).

   In 1998, the Company issued an additional 3,138 shares of the Series B preferred for net proceeds of $6,091,000. As payment for certain costs associated with the issuance of the Series B preferred, the Company issued warrants to purchase 55,050 shares of common stock (Note 8).

   The Series A and Series B preferred have the following characteristics:

 Voting

   Holders of Series A and Series B preferred are entitled to the number of votes equal to the number of common shares into which the shares of preferred stock are convertible.

 Dividends

   Holders of Series A and Series B preferred are entitled to receive dividends when and if declared by the Board of Directors.

 Liquidation Preference

   In the event of any liquidation, dissolution or winding-up of the affairs of the Company, (including via merger or acqusition) the holders of Series A and Series B preferred are entitled to receive, on a pro rata basis, prior to and in preference to holders of common stock, an amount equal to the greater of (i) $4,732

                             SMARTERKIDS.COM, INC.

and $2,000 per share, respectively, plus any declared but unpaid dividends or
(ii) such amount per share as would have been payable had each preferred share been converted to common stock immediately prior to such liquidation, dissolution or winding-up. Because this preference applies to mergers and acquisitions, the Company has classified its Series A preferred as redeemable preferred stock on its balance sheet.

 Conversion

   Each Series A and Series B preferred share may be converted at any time, at the option of the stockholder, into 1,500 shares of common stock, subject to certain anti-dilution adjustments.

   The Series A and Series B preferred is automatically converted into 1,500 shares of common stock upon the closing of an initial public offering in which proceeds to the Company equal or exceed $15,000,000 and in which the price to the public is at least $10.00 per common share.

 Redemption

   The Series B preferred is redeemable on or after October 31, 2003 over a three-year period at the option of the holders at a redemption price of $2,000 per share plus any declared but unpaid dividends. Redemption amounts for Series B preferred stock, excluding any declared but unpaid dividends, are as follows:

                                                                     Series B
                                                       Cumulative   Redemption
   Year                                                Percentage     Amount
   ----                                                ---------- --------------
                                                                  (in thousands)
   2003...............................................     33%        $2,343
   2004...............................................     50%         1,175
   2005...............................................    100%         3,518
                                                                      ------
                                                                      $7,036
                                                                      ======

7. Common Stock:

   As of December 31, 1998, the Company had reserved 10,209,040 shares of common stock for issuance upon conversion of the Series A and Series B preferred (Note 6) and upon exercise of warrants (Note 8) and common stock options (Note 9).

8. Warrants:

   In 1997 and 1998, in connection with issuance of the Series B preferred (Note 6), the Company issued warrants to purchase a total of 66,000 and 55,050 shares, respectively, of the Company's common stock with an exercise price of $0.13 per share. These warrants were exercisable immediately and expire at the earlier of a change in control of the Company, completion of an initial public offering, or five years from the date of grant. The fair values ascribed to these warrants at the time of issuance were estimated by management to be $18,000 and $69,000 for 1997 and 1998, respectively. The values of these warrants were recorded as a decrease to accumulated deficit and an increase to additional paid-in capital.

   In March 1998, in connection with an amended debt agreement, the Company granted warrants to purchase 5 shares of Series B preferred with an exercise price of $2,000 per share. These warrants were exercisable immediately and expire in five years. The fair value ascribed to these warrants was $7,000 and was recorded as interest expense in 1998. Upon completion of an initial public offering, there warrants will convert into warrants to purchase 7,500 shares of common stock at an exercise price of $1.33 per share.

                             SMARTERKIDS.COM, INC.

   In September 1998, in connection with a warehousing and fulfillment services agreement, the Company issued warrants to its distribution partner to purchase 57,000 shares of the Company's common stock with an exercise price of $1.33 per share. Of these warrants 15,000 vested immediately. An additional 42,000 warrants vest in increments of 10,500 on each of March 1, 1999, October 1, 1999, March 1, 2000 and October 1, 2000. These warrants expire in five years. The fair value ascribed to these warrants was $51,000 which was recorded as compensation expense in 1998. The unvested warrants were remeasured at June 30, 1999 and the Company recorded additional deferred stock compensation of $58,000 and amortized to stock compensation expense $8,000 in the six months ended June 30, 1999 (unaudited). The remaining deferred stock compensation is to be amortized over the period that the services are provided.

   In December 1998, in connection with a management consulting services agreement, the Company granted warrants to a consultant to purchase 22,500 shares of the Company's common stock with an exercise price of $1.33 per share. These warrants were exercisable immediately and expire at the earlier of a change in control of the Company, completion of an initial public offering, or five years from the date of grant. The fair value ascribed to these warrants at the time of issuance was $22,000 and was recorded as compensation expense in 1998.

   (Unaudited)--In March 1999, in connection with a promotional services program, the Company issued warrants to an affiliated party to purchase 112,500 shares of the Company's common stock with an exercise price of $1.33 per share. These warrants vest upon the attainment of certain performance targets and expire in five years. The final value of these warrants will be determined upon the attainment of these performance goals based on their then-current fair value. At June 30, 1999, the fair value of this grant was $316,000. Related compensation expense of $216,000 was recorded in the six months ended June 30, 1999. The remaining deferred stock compensation is to be recognized over the period that the services are provided.

   (Unaudited)--In July 1999, in connection with the issuance of Series C redeemable convertible preferred stock (Note 13), the Company issued warrants to purchase 113,027 shares of the Company's Series C preferred stock with an exercise price of $6.27 per share. These warrants were exercisable immediately and expire at the earlier of a change in control of the Company, completion of an initial public offering, or four years from the date of grant. These warrants will convert into 169,541 shares of the Company's common stock. The value ascribed to these warrants was $515,000 based on the fair value on the date of issuance and will be recorded in the issuance period as a decrease to accumulated deficit and an increase to additional paid-in capital.

   A summary of the status of stock warrant activity as of December 1996, 1997 and 1998 and changes during the years then ended is presented below:

                                                                   Weighted-
                                                       Number of    Average
                                                        Shares   Exercise Price
                                                       --------- --------------
   Outstanding--December 31, 1995.....................       --         --
     Granted (weighted average fair value of $0.00)...       --         --
     Exercised........................................       --         --
     Forfeited........................................       --         --
                                                        -------
   Outstanding--December 31, 1996.....................       --         --
     Granted (weighted average fair value of $0.28)...   66,000      $0.13
     Exercised........................................       --         --
     Forfeited........................................       --         --
                                                        -------
   Outstanding--December 31, 1997.....................   66,000       0.13
     Granted (weighted average fair value of $0.97)...  142,050       0.87
     Exercised........................................       --         --
     Forfeited........................................       --         --
                                                        -------
   Outstanding--December 31, 1998.....................  208,050      $0.63
                                                        =======

                             SMARTERKIDS.COM, INC.

   The fair value of each warrant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for the three years ended December 31, 1998: 0% dividend yield, 90% volatility, risk-free interest rates of 6.2%, 6.1% and 5.0% for 1996, 1997 and 1998, respectively; and an expected term of five years.

9. Stock Option Plan:

   In 1995, the Company adopted the 1995 Stock Plan (the "Plan"). The Plan provides for issuance of incentive stock options to employees of the Company and nonqualified stock options, awards of stock, and direct stock purchase opportunities to directors, officers, employees and consultants of the Company. The Board of Directors determines the term of each option, option price, number of shares for which each option is granted and the rate at which each option is exercisable. The total number of shares which may be issued under the Plan is 3,822,000. For holders of 10% or more of the Company's outstanding common stock, options may not be granted at less than 110% of the fair market value of the common stock at the date of grant and the option term may not exceed five years. The option term for nonqualified stock options may not exceed ten years from the date of grant.

   The Company recorded deferred stock compensation of $62,000 and $1,500,000 in 1997 and 1998, respectively, related to employee stock option grants. The Company recognized $4,000 and $81,000 in non-cash stock compensation expense related to amortization of deferred stock compensation on employee stock option grants during 1997 and 1998, respectively.

   During 1996, 1997 and 1998, the Company granted nonqualified stock options under the Plan to non-employees, for services performed, to purchase 189,000, 30,000 and 5,250 shares of common stock, respectively. Accordingly, the Company recorded stock compensation expense of $2,000, $11,000 and $33,000 in 1996, 1997 and 1998, respectively. Such amounts were determined under the Black-Scholes model based on the fair value of the options granted, including adjustments for revaluation at each period-end for unvested options.

   A summary of the status of the Plan as of December 31, 1996, 1997 and 1998 and changes during the years then ended is presented below:

                                                                       Weighted-
                                                                        Average
                                                            Number of  Exercise
                                                             Shares      Price
                                                            ---------  ---------
   Outstanding--December 31, 1995..........................   986,100    $0.43
     Granted (weighted average fair value of $0.02)........   464,250     0.09
     Exercised.............................................    (1,875)    0.03
     Forfeited.............................................  (225,375)    0.06
                                                            ---------
   Outstanding--December 31, 1996.......................... 1,223,100     0.37
     Granted (weighted average fair value of $0.15)........   562,500     0.13
     Exercised.............................................      (874)    0.10
     Forfeited.............................................  (303,375)    1.35
                                                            ---------
   Outstanding--December 31, 1997.......................... 1,481,351     0.07
     Granted (weighted average fair value of $1.22)........ 1,238,500     0.14
     Exercised.............................................  (125,760)    0.08
     Forfeited.............................................   (26,750)    0.13
                                                            ---------
   Outstanding--December 31, 1998.......................... 2,567,091    $0.07
                                                            =========

                             SMARTERKIDS.COM, INC.

   The following table summarizes information about stock options outstanding at December 31, 1998:

                                                       Weighted-
                                                        Average
                                                       Remaining
                                                      Contractual               Number
            Exercise             Number                  Life                  of Shares
            Price               of Shares               (years)               Exercisable
            --------            ---------             -----------             -----------
            $0.01--$0.03          662,340                 6.7                   657,278
            $0.07--$0.13        1,358,001                 8.8                   285,048
            $0.15--$0.33          546,750                 9.9                     6,750
                                ---------                                       -------
                                2,567,091                                       949,076
                                =========                                       =======

   In March 1997, the Company's Board of Directors determined that because certain options held by an employee of the Company had an exercise price significantly higher than the fair value of the Company's common stock, such options were not providing the incentive intended. Accordingly, options to purchase 201,000 shares of common stock with an exercise price of $2.00 per share were cancelled and reissued at a price of $0.13 per share. The exercise price of the reissued options equaled the fair market value of the Company's common stock on the date of repricing.

   Stock compensation expense has been recognized for options granted under the Plan pursuant to APB No. 25. Had stock compensation cost been determined based on the fair value of the options at the grant date consistent with the provisions of SFAS No. 123, the Company's net loss attributable to common stockholders would have been increased to the pro forma amounts indicated below. Because options vest over several years and additional option grants are expected to be made in future years, the pro forma results for 1996, 1997 and 1998 are not representative of pro forma results for future years.

                                                     Year ended December 31,
                                                     -------------------------
                                                      1996     1997     1998
                                                     -------  -------  -------
                                                         (in thousands)
   Net loss attributable to common stockholders:
     As reported.................................... $(1,649) $(1,081) $(3,596)
     Pro forma......................................  (1,654)  (1,086)  (3,621)
   Net loss per common share:
     As reported.................................... $ (1.10) $ (0.72) $ (2.34)
     Pro forma......................................   (1.10)   (0.72)   (2.36)

   The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in 1996, 1997 and 1998: no dividend yield; no volatility; risk-free interest rates of 6.2%, 6.1% and 5.0%, respectively, and expected option terms of five years.

   (Unaudited)--During the six months ended June 30, 1999, stock options to purchase 411,000 and 75,000 shares of common stock were granted to employees with exercise prices of $0.13 and $1.33 per share, respectively. These exercise prices were below the estimated fair market value of the Company's common stock at the date of grant. Deferred stock compensation of $985,000 was recorded in accordance with APB No. 25, and will be amortized over the related vesting periods ranging from immediate vesting to four years. Related stock compensation expense of $331,000 was recorded during the six months ended June 30, 1999.

                             SMARTERKIDS.COM, INC.

   (Unaudited)--During the six months ended June 30, 1999, the Company granted nonqualified stock options to non-employees for services performed to purchase 44,250 shares of common stock. Accordingly, the Company recorded additional deferred stock compensation expense of $175,000 in the six months ended June 30, 1999 related to non-employee option grants. Such amounts were determined under the Black-Scholes model based on the fair value of the options granted, including adjustments for revaluation at each period end of unvested options granted previously to non-employees. The Company recognized $25,000 in stock compensation expense related to amortization of deferred stock compensation on non-employee option grants during the six months ended June 30, 1999.

10. Income Taxes:

   Deferred tax assets consist of the following (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
   Net operating loss carryforwards............................. $1,229  $2,261
   Research and development credit carryforwards................     55      90
   Other........................................................    172     485
                                                                 ------  ------
    Deferred tax assets.........................................  1,456   2,836
   Deferred tax asset valuation allowance....................... (1,456) (2,836)
                                                                 ------  ------
                                                                 $   --  $   --
                                                                 ======  ======

   The Company has provided a valuation allowance for the full amount of the net deferred tax asset at December 31, 1997 and 1998 since the realization of these future benefits is not sufficiently assured. At December 31, 1998, available net operating loss carryforwards for federal and state tax purposes were $5,615,000, which expire through 2018. At December 31, 1998, the Company has research and development tax credit carryforwards of approximately $60,000 and $45,000 available to reduce future federal and state tax liabilities, respectively, which expire through 2018.

   Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership could result in an annual limitation of the amount of net operating loss carryforwards and research and development credit carryforwards which can be utilized in future years.

   Income taxes computed using the federal statutory income tax rate differ from the Company's effective tax rate primarily due to the following (in thousands):

                                                           Year Ended
                                                          December 31,
                                                       ---------------------
                                                       1996   1997    1998
                                                       -----  -----  -------
   Income tax expense (benefit) at US federal
    statutory tax rate................................ $(561) $(345) $(1,136)
   State income taxes, net of federal tax effect......  (125)   (59)    (221)
   Permanent items....................................    19      1        1
   Other..............................................   (20)    13      (24)
   Change in deferred tax asset valuation allowance...   687    390    1,380
                                                       -----  -----  -------
   Provision for income taxes......................... $  --  $  --  $    --
                                                       =====  =====  =======

                             SMARTERKIDS.COM, INC.

11. Defined Contribution Plan:

   In January 1996, the Company adopted a defined contribution plan under
Section 401(k) of the Internal Revenue Code covering substantially all employees. Under the plan, employees may contribute the lower of up to 15% of their salaries or a dollar amount prescribed by the Internal Revenue Code. The Board of Directors may elect to make a discretionary contribution to the plan. The Company made no contributions during the years ended December 31, 1996, 1997 and 1998.

12. Commitments:

 Leases

   The Company leases its facilities and certain computer equipment under noncancelable operating leases. Rental expense under operating leases for the years ended December 31, 1996, 1997 and 1998 was $101,000, $101,000 and
$121,000, respectively. In April 1997, the Company entered into an agreement for the sale and capital leaseback of substantially all of the Company's fixed assets. Proceeds from the sale were $112,000 and the sale did not result in a gain or loss. The Company's obligations under capital leases reflect an annual interest rate of 13% and are secured by most of the Company's fixed assets.

   Future minimum lease obligations as of December 31, 1998 are as follows (in thousands):

                                                               Operating Capital
                                                                Leases   Leases
                                                               --------- -------
   Year Ending December 31,
     1999.....................................................   $171      $44
     2000.....................................................    148       --
                                                                 ----      ---
   Total minimum lease payments...............................   $319       44
                                                                 ====
   Less--amount representing interest, imputed at 13%.........               3
                                                                           ---
                                                                           $41
                                                                           ===

 License Agreements

   The Company has entered into agreements with various third parties whereby the Company is obligated to pay a royalty ranging from 3% to 10% of the revenues on certain of its software products. Royalty payments in the years ended December 31, 1996, 1997 and 1998 were not significant.

13. Subsequent Events:

 Equity Financing

   On July 12, 1999, the Company issued 4,284,091 shares of newly designated Series C redeemable preferred stock (the "Series C preferred") for net proceeds of $25,300,000. The Series C preferred has voting, dividends, liquidation and redemption rights similar to the Series B preferred. The Series C preferred is convertible into one share of common stock for each issued and outstanding share upon the date of conversion. In connection with this financing, the Company issued warrants to purchase 113,027 shares of Series C preferred with an exercise price of $6.27 per share (Note 8).

                             SMARTERKIDS.COM, INC.

 Litigation

   On July 15, 1999, a patent infringement suit was filed against the Company. Specifically, the suit alleges that the SmartPicks technology developed by the Company in connection with its web-based product line infringes on a patent held by the plaintiff. This patent purports to disclose and claim a computer system for matching appropriate educational products with a child's developmental profile comprising so-called "static and dynamic data." The complaint seeks temporary and permanent injunctions, as well as unspecified damages. The hearing for the preliminary injunction motion is scheduled for November 1999.

   During August 1999, the Company incurred legal expenses of $60,000 pursuant to the above referenced patent litigation. These expenses have been included in general and administrative expenses in the Company's statement of operations for the month ended August 31, 1999. Management anticipates that further material expenditures will be incurred in defense of this case at least through December 1999. Management believes that the suit is without merit and that the Company has meritorious defenses based on non-infringement and the invalidity of the subject patent. However, the action has not progressed sufficiently for the Company to estimate a range of possible loss, if any, should it not prevail in its defense related to this action.

   The Company is party from time to time to certain other litigation matters and claims which are normal in the course of its operations and, while the results of litigation and claims cannot be predicted with certainty, management believes that the final outcome of such matters will not have a materially adverse effect on the Company's financial position or results from operations.

 1999 Stock Option and Incentive Plan

   In September 1999, the Board of Directors voted to terminate the 1995 Stock Option Plan effective on the consummation of the current initial public offering. As of June 30, 1999, the Company had outstanding under the 1995 Stock Option Plan stock options exercisable for 1,014,887 shares of common stock. The 1999 Stock Option and Incentive Plan provides for the grant of stock-based awards to employees, officers and directors, and consultants or advisors, including incentive stock options and non-qualified stock options and other equity-based awards. A total of 2,000,000 shares of common stock may be issued upon the exercise of options or other awards granted under the 1999 Stock Option and Incentive Plan.

1999 Non-Employee Director Stock Option Plan

   The 1999 Non-Employee Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors and approved by stockholders in September 1999 and will take effect upon completion of the current initial public offering. The Director Plan provides for the grant of options to purchase a maximum of 200,000 shares of common stock of the Company to non-employee directors of the Company. The Director Plan will be administered by a committee appointed by the Board of Directors. Under the Director Plan, each director who is not an employee or officer of the Company and who is not a director at the time of the current initial public offering shall be automatically granted on the date such person is first elected to the Board of Directors an option to purchase 45,000 shares of common stock. Each time a non-employee director is re-elected to the Board, such non-employee director will automatically receive an option to purchase 2,000 shares of common stock. Provided that the director continues to serve as a member of the Board of Directors, one-third of the shares included in each grant will become exercisable on each of the first, second and third anniversaries of the date of grant. All options granted under the Director Plan will have an exercise price equal to the fair market value of the common stock on the date of grant. No options have been granted under the Director Plan.

                             SMARTERKIDS.COM, INC.

 1999 Employee Stock Purchase Plan

   The 1999 Employee Stock Purchase Plan was adopted by the Board of Directors and approved by stockholders in September 1999 and will take effect upon completion of the current initial public offering. The 1999 Employee Stock Purchase Plan provides for the issuance of a maximum of 399,999 shares of common stock. The 1999 Employee Stock Purchase Plan is administered by the Board of Directors and the Compensation Committee. All employees whose customary employment is for more than 20 hours per week and for more than three months in any calendar year and who have completed more than 90 days of employment on or before the first day of any six-month payment period are eligible to participate in the 1999 Employee Stock Purchase Plan. Outside directors and employees who would own 5% or more of the total combined voting power or value of the Company's common stock immediately after the grant may not participate in the 1999 Employee Stock Purchase Plan.

 Amended and Restated Certificate of Incorporation

   In September 1999, the Board of Directors approved the filing upon the effectiveness of the registration statement covering this offering of an Amended and Restated Certificate of Incorporation authorizing 90,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock.

 Stock Split

   On September 7, 1999, the Board of Directors authorized a 3-for-2 stock split on the Company's common stock, to be effective upon the closing of the Company's initial public offering of common stock. As a result, all common stock share data included in the accompanying financial statements and notes have been retroactively restated for this split.

                  [For E*OFFERING Online Prospectus Only]
                     "MEET THE MANAGEMENT" PRESENTATION FOR
                                SMARTERKIDS.COM

Prospective investors will be able to log on to a website maintained by E*OFFERING Corp. at www.eoffering.com, where a prospectus is available for review. Within the Underwriting Section of the prospectus, an embedded hyperlink will provide exclusive access to the "Meet the Management" Presentation. This presentation highlights selected information contained elsewhere in this prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

Visual 1: Disclaimer

Imagery: Surrounding border, company logo and watermark of children and various games and toys in the background.

Visual text: Text on the bottom: Open Minds, Open Worlds. Text on the slide:
The "Meet the Management" Presentation is part of our prospectus. This presentation is made in conjunction with such prospectus and is qualified in its entirety by the written prospectus and should be viewed in conjunction with the written prospectus. Prospective investors should carefully consider the information set forth under the heading of "Risk Factors" beginning on page 7 of the prospectus.

Script (David Blohm): The "Meet the Management" Presentation is part of our prospectus. This presentation is made in conjunction with such prospectus and is qualified in its entirety by the written prospectus and should be viewed in conjunction with the written prospectus. Prospective investors should carefully consider the information set forth under the heading of "Risk Factors" beginning on page 7 of the prospectus.

Visual 2: Introduction

Imagery: Surrounding border, company logo and watermark of children and various games and toys in the background.

Visual Text: Company logo, text on the bottom: Open Minds, Open Worlds.

Script (David Blohm) (see "Business--Overview"): Welcome to SmarterKids.com. I'm David Blohm, President and Chief Executive Officer. I would also like to introduce Albert Noyes, our Senior Vice President of Marketing and Sales, and Robert Cahill, our Vice President of Finance. We would like to talk with you about SmarterKids.com, a leading online retailer focused on children's educational books, toys and games, and software. We offer a broad assortment of carefully selected, fun and educational products, a trusted brand, competitive prices and an easy-to-use online shopping environment. We provide educational content to help parents and gift givers find quality products and make informed purchase decisions tailored to a child's individual developmental needs and learning goals.

Visual 3: Market Landscape

Imagery: Surrounding border, company logo, and photo of children.

Visual Text: Company logo, slide title, text on the bottom: Open Minds, Open Worlds, and bulleted text as follows:

  .  many parents are taking a more active role in their children's education

  . parents are increasingly purchasing educational books, toys and games, and software

Script (David Blohm) (see "Business--Industry Background"): As a result of a number of societal trends, including constraints on school budgets and the increasing use of standardized tests, many parents are taking a more active role in their children's education. In their efforts to help their children learn, improve their children's standardized test scores and make learning fun, parents are increasingly purchasing educational books, toys and games, and software.


Parents are faced with the challenge of finding quality educational products and selecting the right products for their children. With thousands of educational products to choose from and few reliable sources of information, finding the appropriate products for a specific child's needs and goals can be overwhelming and confusing. Parents seek a resource for comprehensive and trusted educational content and product information to help them make informed purchase decisions.

Visual 4: Market Landscape (con't)

Imagery: Surrounding border, and company logo.

Visual Text: Text on the bottom: Open Minds, Open Worlds. Text on the slide:
The traditional retail channel, including mass-market retailers, has numerous participants and is highly fragmented. In general, store-based retailers face a number of challenges in providing a shopping experience that meets the needs of parents. These include:

  .  narrow selection of products due to physical space limitations

  .  high costs from the need to build and operate multiple retail locations

  .  lack of flexibility in product display and merchandising capabilities

  . lack of convenience due to limited hours of operation and geographic location

  .  lack of focus on educational products and limited educational expertise

Script (David Blohm) (see "Business--Industry Background"): The traditional retail channel, including mass-market retailers, has numerous participants and is highly fragmented. In general, store-based retailers face a number of challenges in providing a shopping experience that meets the needs of parents. These include:

  .  narrow selection of products due to physical space limitations

  .  high costs from the need to build and operate multiple retail locations

  .  lack of flexibility in product display and merchandising capabilities

  . lack of convenience due to limited hours of operation and geographic location

  .  lack of focus on educational products and limited educational expertise

Visual 5: Market Landscape (con't)

Imagery: Surrounding border, and company logo.

Visual Text: Text on the bottom: Open Minds, Open Worlds. Text on the slide:
Although online retailers have a number of advantages, those that offer educational products as a component of their product mix have been limited in a number of ways because they:

  .  do not offer in-depth evaluations of products

  .  lack extensive educational and editorial content

  . lack the ability to assess an individual child's needs to personalize the online experience

Script (David Blohm) (see "Business Industry Background"): Although online retailers have a number of advantages, those that offer educational products as a component of their product mix have been limited in a number of ways because they:

  .  do not offer in-depth evaluations of products

  .  lack extensive educational and editorial content

  . lack the ability to assess an individual child's needs to personalize the online experience

The limitations of traditional and online retailers create a significant opportunity for an educational resource that combines educational expertise and assessment tools, a wide range of quality educational products and the power of the Internet to help parents make informed purchase decisions.

Visual 6: Shopping at SmarterKids.com

Imagery: Screen shot of the SmarterKids.com website with featured promotions and pictures of various products and content.

Visual Text: Company logo, tool bar, promotions and recommendations and text describing site functionality and age categories.

Script (David Blohm) (see "Business--The SmarterKids.com Solution"):
SmarterKids.com is a leading online retailer focused on children's educational books, toys and games, and software. We combine our expertise in children's education with our sophisticated and proprietary product analysis to help parents make better purchase decisions. Key features of our solution include:

We have a broad assortment of carefully selected and reviewed educational products. Our collection of competitively priced educational products includes over 2,400 books, toys and games, and software titles from over 300 suppliers. We continue to carefully select and add products to our assortment that meet our high quality standards. Our staff selects only products that have educational, developmental or learning value. In our KidsLab, children test and review many of our current and prospective products. Because we are focused on education, many of our products, particularly toys and games, are not found on many of the other popular websites that offer children's products.

We have compelling educational content and contextual merchandising. We believe that SmarterKids.com is an authority on educational products. Our staff of educators develops our content, including educational articles, parenting advice and product reviews, and we also license educational content from third parties. The benefit we provide parents comes, first, in our selection of the best educational products in the marketplace to offer from our website and, second, by providing online advice and information about specific products to help parents and gift givers make appropriate selections. Our website also integrates content with access to relevant products. For example, the Smarter Parents Resource Center suggests weekly and monthly educational activities parents can do with their children and then suggests products to expand on these activities. Our Teacher Talk Glossary helps parents understand commonly used educational terms. Our SmarterTips helps parents prepare their children for standardized tests. Ask the Teacher enables parents to submit questions to our staff of teachers regarding their child's development and review archived answers to previous questions. Smarter Websites connects parents to other relevant educational websites.

We have a convenient and easy-to-use website. We integrate carefully selected products, helpful content and interactive tools, with an intuitive and easy-to-use interface. We organize our website around age and grade levels, which is the way parents typically think about the educational development of their children. We offer full search and browsing capabilities that enable parents to find products easily. Furthermore, we notify registered parents when we offer relevant new products or specials. We provide customers the convenience and flexibility of shopping 24 hours a day, 7 days a week, with dedicated customer service and reliable and timely product delivery.

Visual 7: Shopping at SmarterKids.com (con't)

Imagery: Screen shot of the SmarterKids.com website with various text boxes demonstrating the SmarterKids.com proprietary matching technology and including a link to a child's hypothetical educational profile.

Visual text: Tool bar, text relating to hypothetical educational profile, including name of child, age, grade level, learning goal and learning style. At the bottom of the screen are SmartPicks for the child, followed by hyperlinks that take the user to recommend products based on the results.

Script (David Blohm) (see "Business--The SmarterKids.com Solution"): We have technology that matches products with a child's unique educational profile. Parents can use our proprietary technology to find products that meet their child's unique educational needs. The MySmarterKids personalization area allows parents to build an evolving and confidential educational profile of their child that can include information about the child's age and grade as well as learning goals.

Our proprietary SmartPicks technology then uses this developmental profile to make targeted product recommendations. SmartPicks "reshuffles" our entire store so that we emphasize those products that our educational team believes are appropriate for the individual child's unique needs and individual goals. On subsequent visits, our website will recognize registered members and display products and services tailored to a child's developmental profile and goals. We believe we are the first and presently the only educational products and services website to offer this level of personalization.

Now, for a discussion of our strategic and marketing relationships as well as our competition, I'll turn it over to Albert Noyes, Al...

Visual 8: Strategic and Marketing Relationships

Imagery: Depiction of various logos of customers/strategic relationships placed.

Visual Text: Text on the bottom: Open Minds, Open Worlds. Text on the slide:
Names of companies which have formed strategic and marketing relationships with
SmarterKids.com:

  .  National Computer Systems

  .  The Lightspan Partnership, Inc.

  .  J.L. Hammett Co.

  .  ABC News.com's Homework Help

  .  LinkShare

  .  Yahoo! GeoCities

  .  Microsoft's Encarta

Script (Albert Noyes) (see "Business--Strategic Relationships, and--Strategy"):
Thanks, David. Our strategic relationships primarily increase our visibility, reinforce our positioning and expand our customer base. Our key strategic relationships include:

National Computer Systems is the largest processor of standardized tests for kindergarten through grade 12 in the United States. NCS provides processing and scoring for over 30 million student assessment tests, such as the Iowa Test of Basic Skills, in all 50 states and for the U.S. Department of Education. In May 1999, NCS launched its WeHelpKids.com website, offering a variety of electronic HelpTests and value-added services aimed at providing assessment and identification of a student's academic strengths and weaknesses. WeHelpKids.com contains several direct links to our website, which draws parents eager to support and encourage their children's learning.

The Lightspan Partnership, Inc. creates and sells curriculum-based educational CD-ROM software and web programs. It recently launched a monthly subscription online service that offers customized classroom resource pages for teachers, students and parents. Our relationship with Lightspan includes a co-branded store which was launched in October 1999, content sharing and joint marketing activities.

J.L. Hammett Co. is a national distributor of educational products to schools and also operates over 70 retail stores. It has supplied educational products for 136 years. We leverage J.L. Hammett Co.'s experience in distribution and strong knowledge of educational products to better meet the needs of our customers. In addition, J.L. Hammett Co. promotes SmarterKids.com by including our literature in the shipments that it delivers to schools and with retail transactions.

   We use an aggressive and multi-faceted advertising and promotional strategy to build awareness and attract customers to our website. We use a personalized database marketing approach to build our customer base and encourage repeat transactions. We emphasize responsive and reliable customer service to earn our customers' loyalty.

   Our Online Marketing efforts primarily consist of relationships with companies who maintain websites which are important to our customer base. We place banners, buttons and text links on their websites in return for a specified number of impressions, and we jointly develop content, promotions and e-mail marketing programs. For example, we sponsor ABCNews.com's Homework Help section, and have a persistent search box on the home page of Microsoft's Encarta encyclopedia website.

   Affiliates are websites that feature links to SmarterKids.com in return for a commission based on net sales that result from such referrals. Our over 10,000 affiliates range from vertically-oriented websites to online malls to individuals' websites. These programs are managed by LinkShare and Yahoo!'s GeoCities who recruit affiliates, collect commissions from us and pay the affiliate. We are currently the exclusive educational products reseller in GeoCities' Pages That Pay affiliate program.

   Offline Marketing is an increasingly important component of SmarterKids.com's customer acquisition and branding efforts.

   E-Mail is the primary vehicle by which we communicate with our customers and registered users.

Visual 9: Competition

Imagery: Listing of various industry sectors and companies that provide competition within the SmarterKids.com retail business line, i.e., educational products for children.

Visual Text: Slide title, text on the bottom: Open Minds, Open Worlds. Text on the slide: Our competitors can be divided into several groups including:

  .  mass market retail chains, such as Kmart, Target, and Wal-Mart

  . mass market book sellers, toy stores and computer hardware and software stores such as Barnes & Noble, Toys"R"Us and CompUSA

  . traditional regional or local bookstores, toy stores and computer and software stores

  . traditional and online specialty educational retailers, such as Learning Express, Learningsmith, Noodle Kidoodle, Zany Brainy

  . online book sellers, toy sellers and computer software sellers such as Amazon.com, eToys, Kay Bee Toys, toysmart.com and Beyond.com

  .  educational catalog distributors, such as Scholastic

Script (Albert Noyes) (see "Business--Competition" and "Risk Factors"): The market for children's educational products online is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new websites at a relatively low cost. In addition, the markets for children's books, toys and games, and software in general, including those for children's educational products, are very competitive and highly fragmented, with no clear dominant leader and increasing public and commercial attention.

Our competitors can be divided into several groups including:

  .  mass market retail chains, such as Kmart, Target, and Wal-Mart

  . mass market book sellers, toy stores and computer hardware and software stores, such as Barnes & Noble, Toys"R"Us and CompUSA

  . traditional regional or local bookstores, toy stores and computer and software stores

  . traditional and online specialty educational retailers, such as Learning Express, Learningsmith, Noodle Kidoodle, Zany Brainy

  . online book sellers, toy sellers and computer software sellers, such as Amazon.com, eToys, Kay Bee Toys, toysmart.com and Beyond.com, and

  .  educational catalog distributors, such as Scholastic


We believe that the principal competitive factors in our market are:

  .  brand recognition and trust

  .  ability to attract and retain consumers

  .  breadth of product selection

  .  product pricing

  .  availability of educational and authoritative information

  .  quality and responsiveness of customer service

And with that, I will turn it over to Bob for a discussion of our quarterly financial results. Bob...

Visual 10: Historical Financials

Imagery: Selected Quarterly Results of Operations (March 31, 1998-June 30,
1999).

Visual Text: Slide title, text on the bottom: Open Minds, Open Worlds. "Selected Quarterly Results of Operations" table.

Script (Robert Cahill) (see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Selected Quarterly Results of Operations"): Thanks, Al. The following table sets forth selected unaudited statement of operations data for the six quarters in the period ended June 30, 1999 both in dollar amounts and as a percentage of total net revenues. This data was derived from our unaudited financial statements that, in our opinion, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this quarterly information. This data should be read in conjunction with the audited financial statements and related notes included elsewhere in the prospectus.

Since inception, we have incurred significant losses. We incurred net losses of $3.3 million for the fiscal year ended December 31, 1998 and $7.3 million for the six months ended June 30, 1999.

Due to the fact that we transitioned to our online business model in November 1998, we believe that period-to-period comparisons prior to 1999 are less meaningful than an analysis of quarterly results in 1999.

Revenues increased in the quarter ended June 30, 1999 over the quarter ended March 31, 1999 due primarily to increased consumer awareness of our brand and increased number of customers.

Cost of revenues increased in the quarter ended June 30, 1999 over the quarter ended March 31, 1999 primarily due to increased revenues. Gross margins increased in the quarter ended June 30, 1999 over the previous quarter due to a more favorable mix of product sales.

Marketing and sales expenses increased in the quarter ended June 30, 1999 over the quarter ended March 31, 1999 primarily due to increases in promotional and advertising activities.

Development expenses increased in the quarter ended June 30, 1999 over the quarter ended March 31, 1999 primarily due to increased headcount and related expenses.

General and administrative expenses increased in the quarter ended June 30, 1999 over the quarter ended March 31, 1999 primarily due to increased headcount and related expenses and professional fees.

David...

Visual 11: End of Presentation

Imagery: Surrounding border, company logo and watermark of children and various games and toys in the background.

Visual Text: Company logo, text on the bottom: Open Minds, Open Worlds.

Script (David Blohm): We hope that this presentation was helpful in understanding the business model of SmarterKids.com and the strategy that our management team intends to execute. We encourage you to refer back to the prospectus for additional support and disclosure as well as to take a look at the "Risk Factors" in detail. Again, thank you for your interest in SmarterKids.com.

EDUCATIONAL PRODUCTS MEET E-COMMERCE

At SmarterKids.com, we sell a wide range of educational books, software, games and toys online that encourage learning, creativity, social skills and a sense of accomplishment.

[PICTURE OF TEACHER WITH CHILD]

To Shop, click on the appropriate Age/Grade Area

[PICTURE OF AGE/GRADE GROUPS USED BY COMPANY TO ORGANIZE PRODUCTS]

TEACHER REVIEWED EDUCATIONAL PRODUCTS

We only sell products that meet our high standards for quality, content and fun. All products are evaluated by our team of experienced teachers and childhood development specialists.

[PICTURE OF SELECTED PRODUCTS]

[COMPANY LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             4,500,000 Shares

                                     (LOGO)

                                  Common Stock

                                 ------------

                                   PROSPECTUS

                                 ------------

                               Hambrecht & Quist

                           U.S. Bancorp Piper Jaffray

                                   E*OFFERING

                                 ------------

                                       , 1999

                                 ------------

   You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

   No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

   Until     , 1999, all dealers that buy, sell or trade in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   Estimated expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered under this registration statement are as follows:

      SEC registration fee............................................ $ 21,580
      NASD filing fee.................................................    8,263
      Nasdaq National Market listing fee..............................   95,000
      Printing and engraving expenses.................................  150,000
      Legal fees and expenses.........................................  350,000
      Accounting fees and expenses....................................  350,000
      Transfer agent and registrar fees and expenses..................    5,000
      Miscellaneous...................................................   18,157
                                                                       --------
        Total......................................................... $998,000
                                                                       ========

     --------
     *  To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

   The Delaware General Corporation Law and our charter and by-laws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to our charter and bylaws filed as Exhibits 3.2 and 3.3 to this registration statement, respectively.

   The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 to this registration statement.

   In addition, we intend to apply for directors and officers liability insurance policy.

Item 15. Recent Sales of Unregistered Securities.

   In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

   (a) Issuances of Capital Stock.

   Between May 15, 1997 and November 6, 1998, we issued and sold an aggregate of 3,518 shares of Series B Preferred Stock in a private financing for an aggregate price of $7,036,000.

   On July 12, 1999, we issued and sold an aggregate of 4,284,091 shares of series C preferred stock to 10 institutional investors and to 5 individual investors in a private financing for an aggregate price of $26,856,966.53.

   On September 7, 1999 we issued an aggregate of 25,500 shares of our common stock to two related companies in exchange for the transfer of a registered trademark similar to SmarterKids.

   With the exception of the sales of securities in July 1999, no underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by
Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

   (b) Issuances of Warrants.

   On December 31, 1997 and November 6, 1998, we issued warrants to Edu Ventures, Inc. to purchase 66,000 and 55,050 shares of common stock, respectively, each at an exercise price of $0.13. On December 31, 1998 and September 1, 1999, we issued warrants to Edu Ventures, Inc. to purchase 22,500 and 15,000 shares of common stock, respectively, each at an exercise price of $1.33. These warrants expire immediately prior to the offering.

   On March 8, 1999, we issued a warrant to National Computer Systems, Inc. to purchase 112,500 shares of common stock at an exercise price of $1.33. The issuance of shares pursuant to this warrant depends on the achievement of specific milestones.

   On March 25, 1998, we issued a warrant to Silicon Valley Bank for five shares of series B preferred stock at an exercise price of $2,000 per share that will expire on March 24, 2003.

   On September 29, 1998, we issued a warrant to J.L. Hammett Co. to purchase 57,000 shares of common stock at an exercise price of $1.33 that will expire on September 29, 2003. On September 7, 1999, we issued an additional 108,000 shares of common stock at an exercise price of $1.33 that will expire on September 7, 2004

   In connection with its services rendered to us in our private placement in July 1999, on July, 12, 1999, we issued a warrant to Thomas Weisel Partners LLC for 113,027 shares of series C preferred stock at an exercise price of $6.269. This warrant is convertible into 169,541 shares of Company's common stock and expires immediately prior to this offering.

   (c) Grants and Exercises of Stock Options.

   Since June 30, 1996, we have granted stock options to purchase 2,462,400 shares of common stock with exercise prices ranging from $0.13 to $4.18 per share, to employees, directors and consultants pursuant to our 1995 Stock Plan. Of these options, 198,999 have been exercised for a weighted average exercise price of $0.59 as of September 7, 1999. The issuance of common stock upon exercise of the options was exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to
Section 4(2), as a transaction by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

 Exhibit No.                             Description
 -----------                             -----------
    1.1*     Form of Underwriting Agreement
    3.1.     Amended and Restated Certificate of Incorporation, as amended, of
             SmarterKids.com currently in effect
    3.2++    Form of Second Amended and Restated Certificate of Incorporation
             of SmarterKids.com to be filed with the Secretary of State of
             Delaware and effective upon the effectiveness of the registration statement
    3.3++    Form of Amendment to the Second Amended and Restated Certificate
             of Incorporation of SmarterKids.com to be filed with the Secretary of State of Delaware and effective upon the closing of the offering
    3.4++    Amended and Restated By-laws of SmarterKids.com currently in effect
    3.5++    Form of Second Amended and Restated By-laws of SmarterKids.com to be effective upon the effectiveness of the offering
    4.4.     Specimen certificate for shares of SmarterKids.com's common stock
    5.1.     Legal opinion of Testa, Hurwitz & Thibeault, LLP

 Exhibit No.                             Description
 -----------                             -----------
   10.1++    1995 Stock Plan, as amended
   10.2.     1999 Stock Option and Incentive Plan
   10.3.     1999 Non-Employee Director Stock Option Plan
   10.4.     1999 Employee Stock Purchase Plan
   10.5++    Amended and Restated Investor Rights Agreement dated as of July
             12, 1999 by and among SmarterKids.com, Inc., certain stockholders of SmarterKids.com, Inc. and certain senior management of
             SmarterKids.com, Inc.
   10.6++    Amended and Restated Stockholders Voting Agreement dated as of
             July 12, 1999 among SmarterKids.com, Inc., certain stockholders of
             SmarterKids.com, Inc. and certain senior management of
             SmarterKids.com, Inc.
   10.7.     Lease Agreements dated as of September 1, 1998 and April 16, 1999 between SmarterKids.com, Inc. and McFarland FLP
   10.8.+    Agreement for Product Distribution Services dated as of October 8,
             1999 between SmarterKids.com, Inc. and J.L. Hammett Co.
   10.9++    Letter Agreement dated November 6, 1998 between SmarterKids.com,
             Inc. and Jeff Pucci
   10.10++   Letter Agreement dated November 6, 1998 between SmarterKids.com,
             Inc. and Richard Viard
   10.11.    Office Lease dated September 8, 1999 by and between BHX, LLC, as
             Trustee of Crawford Realty Trust and SmarterKids.com, Inc.
   10.12*+   Business Agreement dated as of March 9, 1999 between National
             Computer Systems and SmarterKids.com, Inc.
   11.1      Statement re: Computation of Per Share Earnings (This exhibit has been omitted because the information is shown in the financial statements or notes thereto.)
   23.1.     Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit
             5.1)
   23.2.     Consent of PricewaterhouseCoopers LLP
   24.1++    Power of Attorney
   27.1      Financial Data Schedule (This exhibit has been omitted because the information is shown in the financial statements or notes
             thereto.)

--------

*  To be filed by amendment

+  Confidential materials to be omitted and filed separately with the SEC

++ Previously filed

 .  Filed herewith

   (b) Financial Statement Schedules.

   No financial statement schedules for which provision is made in the applicable accounting regulations of the SEC are included here since the required information is disclosed in the notes to the financial statements or the schedules are inapplicable and therefore have been omitted.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, SmarterKids.com, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on October 19, 1999.

                                          SmarterKids.com, Inc.

                                          By:
                                                  /s/ Robert Cahill
                                             ----------------------------------

                                                    Robert Cahill

                                               Vice President, Finance


                                SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                         Title(s)                 Date
              ---------                         --------                 ----
                  *                    President, Chief Executive  October 19, 1999
______________________________________  Officer and Director
             David Blohm                (principal executive
                                        officer)
          /s/ Robert Cahill            Vice President, Finance     October 19, 1999
______________________________________  (principal financial and
            Robert Cahill               accounting officer)
                  *                    Co-Founder, Chairman and    October 19, 1999
______________________________________  Director
              Jeff Pucci
                  *                    Director                    October 19, 1999
______________________________________
           Richard D'Amore
                  *                    Director                    October 19, 1999
______________________________________
          Michael Fitzgerald
                  *                    Director                    October 19, 1999
______________________________________
           Michael Kolowich
                  *                    Director                    October 19, 1999
______________________________________
             Brian Hickey

     /s/ Robert Cahill

*By:
  ------------------------------

       Robert Cahill

      Attorney-in-Fact

                                    EXHIBITS

 Exhibit No.                             Description
 -----------                             -----------
   1.1*      Form of Underwriting Agreement
   3.1.      Amended and Restated Certificate of Incorporation, as amended, of
             SmarterKids.com currently in effect
   3.2++     Form of Second Amended and Restated Certificate of Incorporation
             of SmarterKids.com to be filed with the Secretary of State of
             Delaware and effective upon the effectiveness of the registration statement
   3.3++     Form of Amendment to the Second Amended and Restated Certificate
             of Incorporation of SmarterKids.com to be filed with the Secretary of State of Delaware and effective upon the closing of the offering
   3.4++     Amended and Restated By-laws of SmarterKids.com currently in effect
   3.5++     Form of Second Amended and Restated By-laws of SmarterKids.com to be effective upon the effectiveness of the offering
   4.4.      Specimen certificate for shares of SmarterKids.com's common stock
   5.1.      Legal opinion of Testa, Hurwitz & Thibeault, LLP
   10.1++    1995 Stock Plan, as amended
   10.2.     1999 Stock Option and Incentive Plan
   10.3.     1999 Non-Employee Director Stock Option Plan
   10.4.     1999 Employee Stock Purchase Plan
   10.5++    Amended and Restated Investor Rights Agreement dated as of July
             12, 1999 by and among SmarterKids.com, Inc., certain stockholders of SmarterKids.com, Inc. and certain senior management of
             SmarterKids.com, Inc.
   10.6++    Amended and Restated Stockholders Voting Agreement dated as of
             July 12, 1999 among SmarterKids.com, Inc., certain stockholders of
             SmarterKids.com, Inc. and certain senior management of
             SmarterKids.com, Inc.
   10.7.     Lease Agreements dated as of September 1, 1998 and April 16, 1999 between SmarterKids.com, Inc. and McFarland FLP
   10.8.+    Agreement for Product Distribution Services dated as of October 8,
             1999 between SmarterKids.com, Inc. and J.L. Hammett Co.
   10.9++    Letter Agreement dated November 6, 1998 between SmarterKids.com,
             Inc. and Jeff Pucci
   10.10++   Letter Agreement dated November 6, 1998 between SmarterKids.com,
             Inc. and Richard Viard
   10.11.    Office Lease dated September 8, 1999 by and between BHX, LLC, as
             Trustee of Crawford Realty Trust and SmarterKids.com, Inc.
   10.12*+   Business Agreement dated as of March 9, 1999 between National
             Computer Systems and SmarterKids.com, Inc.
   11.1      Statement re: Computation of Per Share Earnings (This exhibit has been omitted because the information is shown in the financial statements or notes thereto.)
   23.1.     Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit
             5.1)
   23.2.     Consent of PricewaterhouseCoopers LLP
   24.1++    Power of Attorney
   27.1      Financial Data Schedule (This exhibit has been omitted because the information is shown in the financial statements or notes
             thereto.)

--------

*  To be filed by amendment

+  Confidential materials to be omitted and filed separately with the SEC

++ Previously filed

 .  Filed herewith